                         OFFER TO PURCHASE FOR CASH BY
                             KINETIC CONCEPTS, INC.

                                ALL OUTSTANDING
                                 SHARES OF ITS
                                  COMMON STOCK

                                       AT

                              $19.25 NET PER SHARE
                               ------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, NOVEMBER 5, 1997, UNLESS THE OFFER IS EXTENDED.
                               ------------------
  KINETIC CONCEPTS, INC., A TEXAS CORPORATION (THE "COMPANY"), IS OFFERING TO PURCHASE ALL OUTSTANDING SHARES OF ITS COMMON STOCK, $.001 PAR VALUE PER SHARE
  ("SHARES"), FOR $19.25 PER SHARE, NET TO SELLER IN CASH (SUCH AMOUNT, OR ANY GREATER AMOUNT PER SHARE PAID PURSUANT TO THE OFFER, BEING REFERRED TO HEREIN AS THE "PER SHARE AMOUNT"), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH
   IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH
                       TOGETHER CONSTITUTE THE "OFFER").
                               ------------------
THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED
   AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 27,500,000 SHARES (THE "MINIMUM CONDITION") AND THE COMPANY'S OBTAINING THE DEBT FINANCING (AS DEFINED HEREIN). SEE "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS TO
                                  THE OFFER".
                               ------------------
THE BOARD OF DIRECTORS (THE "BOARD") AND THE DISINTERESTED DIRECTORS (AS DEFINED
 HEREIN) OF THE COMPANY HAVE EACH UNANIMOUSLY DETERMINED, AFTER GIVING CAREFUL CONSIDERATION TO A NUMBER OF FACTORS, THAT THE OFFER AND THE MERGER ARE FAIR TO,
  AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND HAVE EACH UNANIMOUSLY APPROVED THE TRANSACTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
  THEREBY INCLUDING THE OFFER AT THE PER SHARE AMOUNT, THE STOCK PURCHASE (AS
     DEFINED HEREIN) AND THE MERGER (AS DEFINED HEREIN). THE BOARD AND THE DISINTERESTED DIRECTORS RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT
     THE OFFER AND TENDER THEIR SHARES PURSUANT TO THIS OFFER TO PURCHASE.
                               ------------------
  BT Alex. Brown Incorporated has delivered to the Board its written opinion, dated October 1, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Per Share Amount and the Merger Consideration (as defined herein) to be received in the Offer and the Merger by the holders of Shares (other than Continuing Shareholders (as defined herein)) was fair from a financial point of view to such holders.

                                   IMPORTANT

    ANY SHAREHOLDER DESIRING TO TENDER ALL OR ANY PORTION OF SUCH SHAREHOLDER'S SHARES SHOULD EITHER (1) COMPLETE AND SIGN THE LETTER OF TRANSMITTAL IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND MAIL OR DELIVER IT TOGETHER WITH THE CERTIFICATE(S) EVIDENCING TENDERED SHARES, AND ANY OTHER REQUIRED DOCUMENTS, TO BOSTON EQUISERVE, L.P. (THE "DEPOSITARY") (AT THE DEPOSITARY'S ADDRESS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE) OR TENDER SUCH SHARES PURSUANT TO THE PROCEDURE FOR BOOK-ENTRY TRANSFER SET FORTH IN "THE TENDER OFFER -- SECTION 3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES" OR (2) REQUEST SUCH SHAREHOLDER'S BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH SHAREHOLDER.

    The Shares are listed and traded on the Nasdaq National Market ("Nasdaq"). On October 2, 1997, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on Nasdaq was $18.625 per Share. On October 7, 1997, the last full trading day prior to the commencement of the Offer, the closing sale price of the Shares on Nasdaq was $19.000 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

    Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares".

    Questions or requests for assistance may be directed to Georgeson & Company Inc. (the "Information Agent") or BT Alex. Brown Incorporated (in such capacity, the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL .
                               ------------------
                      The Dealer Manager for the Offer is:

                             [LOGO BT ALEX. BROWN]

OCTOBER 8, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
INTRODUCTION.........................................................................       2

SPECIAL FACTORS......................................................................       5
  Background of the Transactions.....................................................       5
  Recommendation of the Disinterested Directors and the Board; Fairness of the
     Transactions....................................................................       9
  Opinion of BT Alex. Brown Incorporated.............................................      11
  Purposes and Reasons of the Company for the Transactions...........................      14
  Purposes and Reasons of Purchasers and Dr. James Leininger for the Transactions....      15
  Position of Purchasers and Dr. James Leininger Regarding Fairness of the
     Transactions....................................................................      15
  Interests of Certain Persons in the Transactions...................................      15
  Cautionary Statement Concerning Forward-Looking Statements.........................      17
  Company Financial Projections......................................................      17
  Plans for the Company After the Transactions; Certain Effects of the
     Transactions....................................................................      19
  Rights of the Shareholders in the Transactions.....................................      19
  The Transaction Agreement, the Support Agreement and the Agreement Among Bidders...      20
  Related Party Transactions.........................................................      29
  Beneficial Ownership of Common Stock...............................................      30
  Transactions and Arrangements Concerning the Shares................................      32

THE TENDER OFFER.....................................................................      33
   1. Terms of the Offer; Expiration Date............................................      33
   2. Acceptance for Payment and Payment for Shares..................................      35
   3. Procedures for Accepting the Offer and Tendering Shares........................      36
   4. Withdrawal Rights..............................................................      38
   5. Certain U.S. Federal Income Tax Consequences...................................      38
   6. Price Range of Shares; Dividends...............................................      39
   7. Certain Information Concerning the Company.....................................      39
   8. Financing of the Transactions..................................................      41
   9. Dividends and Distributions....................................................      43
  10. Effect of the Transactions on the Market for the Shares; Exchange Act
     Registration....................................................................      43
  11. Certain Conditions to the Offer................................................      44
  12. Certain Legal Matters and Regulatory Approvals.................................      45
  13. Fees and Expenses..............................................................      47
  14. Certain Information Concerning Purchasers......................................      48
  15. Recapitalization Accounting....................................................      49
  16. Miscellaneous..................................................................      49
SCHEDULE I. Directors and Executive Officers of the Company..........................     I-1
SCHEDULE II. Opinion of BT Alex. Brown Incorporated..................................    II-1
SCHEDULE III. Articles 5.11 through 5.13 of the Texas Business Corporation Act.......   III-1
SCHEDULE IV. Audited Financial Statements (and Related Notes) for the Company for the
  Years Ended December 31, 1995 and December 31, 1996................................    IV-1
SCHEDULE V. Unaudited Financial Statements (and Related Notes) for the Company for
  the Three-Month and Six-Month Periods Ended June 30, 1997 and 1996.................     V-1

To the Holders of Common Stock of
Kinetic Concepts, Inc.:

                                  INTRODUCTION

     Kinetic Concepts, Inc., a Texas corporation (the "Company"), hereby offers to purchase all outstanding shares of its common stock, $.001 par value per share ("Shares"), at a price of $19.25 per Share, net to seller in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being referred to herein as the "Per Share Amount"), upon the terms and subject to the conditions set forth in the Offer. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Company pursuant to the Offer. The Company will pay all charges and expenses of BT Alex. Brown Incorporated ("BT Alex. Brown"), which is acting as the dealer manager for the Offer (in such capacity, the "Dealer Manager"), Boston EquiServe, L.P. (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") incurred in connection with the Offer. See "THE TENDER OFFER -- Section 13. Fees and Expenses".

     The Shares are currently listed and traded on the Nasdaq National Market ("Nasdaq") under the symbol "KNCI". On May 28, 1997, the last full day of trading prior to the announcement by the Company that it was exploring strategic options and alternatives for increasing shareholder value, the closing sale price of the Shares on Nasdaq was $17.438 per Share. On October 2, 1997, the last full day of trading prior to the announcement of the Offer, the closing sale price of the Shares on Nasdaq was $18.625 per Share. On October 7, 1997, the last full trading day prior to the commencement of the Offer, the closing sale price of the Shares on Nasdaq was $19.000 per Share. Shareholders are urged to obtain a current market quotation for the Shares. The consummation of the Transactions (as defined herein) would result in: (i) the delisting of the Shares from Nasdaq, (ii) the Shares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (as defined herein), (iii) a change in the composition of the present board of directors and executive officers of the Company and (iv) a change in the capitalization of the Company.

     The purpose of the Transactions is (i) to enable Purchasers to obtain, in the aggregate, majority ownership in the Company and (ii) to provide the Company's shareholders with liquidity for their Shares by enabling them to sell their Shares at a fair price and at a premium over recent market prices more quickly than through alternative transaction structures that had been considered. See "THE TENDER OFFER -- Section 6. Price Range of Shares; Dividends" and "SPECIAL FACTORS -- Recommendation of the Disinterested Directors and the Board; Fairness of the Transactions".

     The Company, Fremont Purchaser II, Inc. ("F Purchaser"), a Delaware corporation and a subsidiary of Fremont Acquisition Company II, L.L.C., RCBA Purchaser I, L.P. ("B Purchaser" and, together with F Purchaser, "Purchasers"), a Delaware limited partnership and an affiliate of Richard C. Blum & Associates, L.P., entered into a Transaction Agreement dated as of October 2, 1997 (the "Transaction Agreement"). Pursuant to the Transaction Agreement, Purchasers agreed to purchase 8,083,712 newly-issued Shares (the "Stock Purchase") at a per Share price equal to the Per Share Amount immediately prior to the consummation of the Offer. The Stock Purchase will provide the Company with a portion of the funds needed to consummate the Offer and the Merger (as defined herein) and it is anticipated that the remainder of the funds needed to consummate the Offer and the Merger and to pay all related fees and expenses will be obtained by the Company through a combination of (i) borrowings under a $530,000,000 senior secured credit facility and (ii) the proceeds from the sale of subordinated notes in the aggregate amount of $200,000,000 to be issued by the Company (collectively, the "Debt Financing"). See "SPECIAL FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders" and "THE TENDER OFFER -- Section 8. Financing of the Offer and the Merger".

     The Offer is being made pursuant to the Transaction Agreement which provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Transaction Agreement, in accordance with the requirements of the General Corporation Law of the State of Delaware and the Revised Uniform Limited Partnership Act of the State of

Delaware (together, "Delaware Law") and the Texas Business Corporation Act ("Texas Law"), Purchasers will be merged with and into the Company (the "Merger" and, together with the Offer and the Stock Purchase, the "Transactions"), with the Company as the surviving corporation of the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Richard C. Blum & Associates, L.P. and certain affiliated parties (collectively, "RCBA"), Purchasers, James R. Leininger, M.D. ("Dr. James Leininger") and Peter A. Leininger, M.D. ("Dr. Peter Leininger") (collectively, "Continuing Shareholders") (see "SPECIAL FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders"), shall be cancelled and shall be converted automatically into the right to receive $19.25 in cash, or any higher price that may be paid per Share pursuant to the Offer, without interest (the "Merger Consideration"), subject to dissenters' rights. Shares held in the treasury of the Company, each Share owned by any wholly-owned subsidiary of the Company and Shares owned by Purchasers will be cancelled. The Transaction Agreement is more fully described in "SPECIAL FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders". NO DISSENTERS' RIGHTS ARE AVAILABLE IN CONNECTION WITH THE OFFER. See "SPECIAL FACTORS -- Rights of the Shareholders in the Transactions". Shareholders who fully comply with the statutory dissenters' procedures set forth in Texas Law, the relevant portions of which are attached to this Offer to Purchase as
SCHEDULE III, will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by Texas Law.

     THE BOARD OF DIRECTORS (THE "BOARD") AND THE DISINTERESTED DIRECTORS (AS DEFINED HEREIN) OF THE COMPANY HAVE EACH UNANIMOUSLY DETERMINED, AFTER GIVING CAREFUL CONSIDERATION TO A NUMBER OF FACTORS, THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND HAVE EACH UNANIMOUSLY APPROVED THE TRANSACTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY INCLUDING THE OFFER AT THE PER SHARE AMOUNT, THE STOCK PURCHASE AND THE MERGER. THE BOARD AND THE DISINTERESTED DIRECTORS RECOMMEND THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THIS OFFER TO PURCHASE.

     BT Alex. Brown has delivered to the Board its written opinion, dated October 1, 1997, to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Per Share Amount and the Merger Consideration to be received in the Offer and the Merger by the holders of Shares (other than Continuing Shareholders) was fair from a financial point of view to such holders. See "SPECIAL FACTORS -- Opinion of BT Alex. Brown Incorporated" for further information concerning the opinion of BT Alex. Brown and SCHEDULE II attached hereto.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 27,500,000 SHARES (THE "MINIMUM CONDITION") AND THE COMPANY'S OBTAINING THE DEBT FINANCING. SEE "THE TENDER OFFER -- SECTION 11. CERTAIN CONDITIONS TO THE OFFER".

     F Purchaser and B Purchaser have entered into a Shareholder Support Agreement with Dr. James Leininger, dated as of the date of the Transaction Agreement (the "Support Agreement"), providing, subject to certain conditions, for (i) the grant by Dr. James Leininger to F Purchaser of an irrevocable option to purchase up to 2,529,197 Shares at $19.25 per Share, subject to the conditions set forth therein, (ii) the grant by Dr. James Leininger to B Purchaser of an irrevocable option to purchase up to 1,670,803 Shares at $19.25 per Share, subject to the conditions set forth therein, (iii) the tender of 13,792,211 Shares owned or controlled by Dr. James Leininger pursuant to the Offer and (iv) the voting by Dr. James Leininger of all Shares owned or controlled by him at the time of the Shareholders' Meeting (as defined herein) in favor of the Merger. See "SPECIAL FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders".

     The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local or foreign tax laws. See "THE TENDER OFFER -- Section 5. Certain U.S. Federal Income Tax Considerations".

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions including the approval and adoption of the Transaction Agreement by the requisite vote of the shareholders of the Company. See "SPECIAL FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders". Under the Company's articles of incorporation (the "Articles of Incorporation") and Texas Law, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve the Transaction Agreement and the Merger. If the Offer is consummated, the Purchasers and Dr. James Leininger will be able to effect the Merger without the affirmative vote of any other shareholder.

     Following the consummation of the Transactions, Fremont Partners L.P. and certain affiliated parties (collectively, "Fremont"), RCBA, Dr. James Leininger and Dr. Peter Leininger would own 7,179,066, 4,742,536, 6,064,155 and 100,000
Shares, respectively representing 39.7%, 26.2%, 33.5% and 0.6% of the Shares outstanding following such consummation. There would be no other shareholders at such time but certain members of management would retain, and be guaranteed, additional options to purchase Shares as described below.

     As of October 2, 1997, there were 42,636,016 Shares issued and outstanding and 186,824 Shares held in the treasury of the Company. Employee and director stock options ("Employee Options") exercisable for 3,627,733 Shares were outstanding pursuant to the Company's stock option plans and direct grants as of October 2, 1997, of which 1,561,977 were vested as of such date. As of October 2, 1997, there were approximately 364 holders of record of the issued and outstanding Shares (see "SPECIAL FACTORS -- Background of the Transactions"). As of October 2, 1997, the Company's directors and executive officers (other than Dr. James Leininger) as a group beneficially owned 4,277,291 Shares, or 9.8% of the Shares, which includes 1,128,615 Shares issuable upon exercise of Employee Options and 340,000 Shares which Raymond R. Hannigan, the Company's President and Chief Executive Officer, has the right to acquire upon the exercise of a stock option granted to him by Dr. James Leininger (the "Hannigan Option"), but excludes Shares owned by the Company's employee stock ownership plan. Certain members of the Company's management have entered or may enter into stock retention agreements (collectively, "Stock Retention Agreements"), which Stock Retention Agreements entered into to date provide that such individuals will retain, in the aggregate, 100,000 Shares and options to purchase 821,550 Shares upon consummation of the Transactions. The Company has been informed by its directors and executive officers (other than Dr. James Leininger and as otherwise provided in any Stock Retention Agreement) that they intend either to tender all Shares beneficially owned by them to the Company pursuant to the Offer or to vote such Shares in favor of the approval by the shareholders of the Company of the Transaction Agreement and the Merger. Dr. James Leininger owns or controls 21,413,396 Shares, or 50.2% of the Shares, and he will tender 13,792,211 Shares pursuant to the Offer and will vote his remaining Shares in favor of approval and adoption by the shareholders of the Company of the Transaction Agreement and the Merger.

     This Offer to Purchase and the accompanying documents contain information required to be disclosed by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including financial information regarding the Company, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares for purchase.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTIONS

     On January 24, 1996, the Company completed a secondary public offering of Shares pursuant to which Dr. James Leininger, certain other individuals and certain entities affiliated with Dr. James Leininger sold approximately 8,800,000 Shares to the public at a price of $10.25 per Share. RCBA acquired 1,500,000 Shares in the secondary offering. During 1996, RCBA continued to accumulate Shares. From time to time during 1996 and early 1997, RCBA and the Company had various discussions concerning the Company's financial and operating results which discussions were similar in nature and scope to numerous other discussions the Company's senior management routinely had with other institutional investors, industry analysts and potential investors.

     On February 20, 1996, representatives of Fremont met with the Company for the purpose of introducing Fremont to the Company and seeking a greater understanding of the Company and its operations. In March 1996, the Company entered into a confidentiality agreement with Fremont, and there were various discussions between Fremont and the Company over the next year concerning the Company's business and its financial and operating results. In early February 1997, Fremont requested another meeting with the Company. As a result, on February 11, 1997, Robert Jaunich and James T. Farrell, each a Managing Director of Fremont, met with Raymond R. Hannigan, the Company's President and Chief Executive Officer ("Mr. Hannigan"), and Bianca A. Rhodes ("Ms. Rhodes"), who at that time was the Company's Chief Financial Officer. At that meeting, Messrs. Jaunich and Farrell informed Mr. Hannigan and Ms. Rhodes of Fremont's heightened interest in the Company and desire to meet with other members of the Company's senior management and indicated that Fremont, at some point in the future, might have an interest in acquiring a significant position in the Company.

     Discussions continued in March 1997 and, as a result, the Company entered into a new confidentiality agreement with Fremont on March 10, 1997 which included a standstill provision that restricted Fremont from trading in or acquiring any of the Company's Shares for a period of two years without the Company's consent. The Company also entered into a confidentiality agreement with RCBA on March 11, 1997 which did not contain a standstill provision. It also became apparent that discussions would need to be expanded to include not just management but the Chairman and principal shareholder of the Company. On March 24, 1997, representatives of RCBA and Fremont met with Dr. James Leininger, Mr. Hannigan and Ms. Rhodes. During the course of the meeting, the Fremont and RCBA representatives inquired as to whether the Company would be receptive to an offer to acquire the Company's outstanding Shares. The RCBA and Fremont representatives indicated that RCBA and Fremont were acting separately, and each said that it was not in a position to make a formal offer until such time as it had independently conducted a due diligence review. In this regard, the Company agreed, for a 30-day period, to provide each of RCBA and Fremont with the opportunity to conduct such a review. Prior to beginning the due diligence review, representatives of RCBA indicated that it believed, on a preliminary basis and based on various existing market factors, that an offer to acquire the Company's Shares by a third party financial buyer in the $17.50 to $18.50 range was possible. The two entities thereafter commenced independent due diligence reviews of the Company.

     The Company's management had for some time believed that the Shares were undervalued in the public market and that a transaction such as that preliminarily discussed with RCBA and Fremont could provide an opportunity to maximize shareholder value. During the 30-day due diligence periods, the Company further considered the fairness to the Company's shareholders of a transaction in the $17.50 to $18.50 per Share range. After informal discussions with several investment banking firms and its legal counsel, the Company concluded that it would be appropriate, in considering a sale of the Company, for the Company to conduct a process pursuant to which it could adequately evaluate the price range reflected in the discussions with RCBA, as well as to determine if there were other alternatives to be considered for maximizing shareholder value. In late April 1997, Dr. James Leininger informed Mr. Jaunich of Fremont that the Company intended to solicit other third party indications of interest after expiration of the 30-day due diligence period. Dr. James Leininger and Dr. Peter Leininger also met with Richard Blum, Chairman of RCBA, and N. Colin

Lind, Managing Director of RCBA in late April 1997 and informed them of the Company's position that a transaction in the $17.50 to $18.50 per Share range would be inadequate.

     After the Company's senior management interviewed several investment banking firms, the Board of Directors of the Company met on May 13, 1997, to consider the engagement of an investment banking firm to facilitate a process pursuant to which the Company would examine its strategic alternatives, and subsequently, the Board approved the engagement of BT Alex. Brown. Representatives of BT Alex. Brown were present at the Board meeting and discussed the scope and mechanics of a solicitation process with the Board. On May 29, 1997, the Company publicly announced that it had retained BT Alex. Brown to assist the Company in exploring strategic options and alternatives for increasing shareholder value.

     Between June 1, 1997 and July 10, 1997, approximately 38 parties (16 of which were strategic buyers) were contacted to solicit indications of interest in the Company. Of these parties, 30 parties requested, and received, materials containing publicly available information relating to the Company. Confidential financial projections prepared by the Company's management were subsequently provided to 17 parties, including RCBA and Fremont, who expressed a continuing interest in pursuing discussions with the Company and who entered into a confidentiality agreement with the Company. Interested parties were requested to submit indications of interest concerning the Company by July 10, 1997.

     On July 8, 1997, representatives of Fremont and RCBA met, in light of the approaching July 10, 1997 deadline, to discuss their respective views and interests in the Company. At this meeting, it was determined that RCBA and Fremont had similar views as to the prospects of the Company as well as what they believed to be the appropriate valuation of the Company. The outcome of this meeting was that, in light of their similar views, both RCBA and Fremont would consider forming a group for purposes of making an offer to acquire the Company. RCBA and Fremont agreed on July 10, 1997 to submit a joint preliminary indication of interest to acquire the Company.

     Indications of interest from nine parties, all of which were financial buyers, including a joint proposal from RCBA and Fremont were received on July 10, 1997. Such proposals reflected prices ranging from $17 to $22 per Share, with RCBA and Fremont submitting an offer indicating a price range of $18.50 to $22 per Share. Based on the levels of interest indicated, seven parties, specifically, AEA Investors, Investcorp International, Inc., Forstmann Little & Co., Kohlberg Kravis Roberts & Co., Apollo Management, American Industrial Partners, and RCBA and Fremont, were subsequently selected to attend due diligence meetings with senior management of the Company and to perform additional due diligence reviews of the Company in order to prepare final offers. On July 22, 1997, the Board held a meeting at which the Board was updated with respect to the status of the solicitation process. At such meeting, BT Alex. Brown reviewed with the Board proposals that had been received and provided background information on each prospective acquiror and informed the Board that the Company had determined to invite the above seven parties for full day meetings with senior management. Interested parties were notified that final offers concerning a potential transaction with the Company would be due on September 8, 1997. During the last week of July 1997 and the month of August 1997, each of the seven parties met with the Company's senior management and received access to extensive due diligence materials concerning the Company.

     By September 8, 1997, the Company had received two offers, the other interested parties having declined to submit offers. One potential acquiror was Health Care Capital Partners, a consultant previously retained by AEA Investors to assist it in connection with its due diligence review of the Company. Health Care Capital Partners made an offer for its own account, indicating an interest in pursuing a transaction that would be structured as a partial recapitalization of the Company involving an equity investment by the potential acquiror for 25% to 35% of the Company's capital stock and the borrowing by the Company of approximately $400 million. This offer contemplated that existing shareholders of the Company would receive at least $10 in cash per Share and retain an equity interest and that the Company would remain a public company. Such offer did not contain any financing commitments and was ultimately rejected by the Company. A joint offer also was received from RCBA and Fremont pursuant to which RCBA and Fremont would acquire control of the Company in a leveraged transaction structured to be treated as a recapitalization for accounting purposes in which RCBA and Fremont would purchase 90% of the Company's outstanding Shares for $19.25 per Share in cash. The effect of the consummation of such transaction was that the Company would continue as a public company with the Company's existing shareholders owning 10% of the surviving corporation of the merger. The proposal also contemplated that management would have an ongoing equity investment in the Company. RCBA and Fremont's proposal indicated that they had received acceptable financing proposals which, when combined with existing equity sources, would allow successful consummation of the proposed transaction in a timely manner. RCBA and Fremont stated in their offer that they reserved the right to withdraw their offer if it was not accepted by the close of business on September 12, 1997.

     On September 9, 1997, the Board held a telephonic meeting at which the Board was updated with respect to the proposals that had been received. The Board instructed management and BT Alex. Brown to pursue RCBA and Fremont's offer and to attempt to improve the terms of the offer. During the remainder of that week, numerous discussions were held between representatives of RCBA and Fremont and the Company concerning, among other things, the structure and price of the proposed transaction. The Company's representatives attempted to obtain a higher price per Share and indicated to RCBA and Fremont the interest of the Company in structuring the transaction as a tender offer so that the Company's shareholders could receive liquidity for their Shares as soon as possible. The Company was further concerned that the structure originally proposed by RCBA and Fremont would have left the Company with a small number of publicly held Shares for which the Company believed there would be little or no market and would also cause the Company to continue to bear the additional expenses associated with continuing to have public shareholders. On September 12, 1997 RCBA and Fremont's representatives restated their position to the Company that there would be no concessions as to price but did indicate that RCBA and Fremont would be willing to consider alternative transaction structures, including a tender offer. After consultation with BT Alex. Brown, the Company determined to seek to structure, in the form of a tender offer, an alternative transaction. Late in the afternoon of September 12, 1997, Purchasers' representatives had several conversations with the Company's advisors regarding alternative structures. The Company, after discussions with Dr. James Leininger about his willingness to retain an equity position in the recapitalized Company and receipt of his affirmative indication that he would be willing to retain an equity position of 30% to 35%, proposed to RCBA and Fremont that they restructure their offer to provide for a tender of any and all outstanding Shares of the Company. RCBA and Fremont indicated that they would be interested in pursuing such a transaction, but that they would continue to require a commitment from senior management of the Company to either retain Shares or options for Shares following consummation of the proposed transaction.

     On September 13, 1997, the parties preliminarily agreed, subject to negotiation of satisfactory agreements and approval by the Company's Board, to a leveraged transaction structured to be treated as a recapitalization for accounting purposes pursuant to which Dr. James Leininger would retain a 30% to 35% interest in the Company, RCBA would retain its Shares in the Company, and the remaining outstanding Shares of the Company would be acquired through a cash tender offer commenced by the Company at a purchase price of $19.25 per Share. Concurrently with the consummation of the tender offer, affiliates of RCBA and Fremont also would purchase an aggregate of 8,083,712 Shares at a purchase price of $19.25 per Share in cash from the Company. RCBA and Fremont informed the Company that further negotiations with respect to a transaction would be conditioned on RCBA and Fremont and the Company proceeding on an exclusive basis through September 26, 1997.

     On September 13, 1997, the outside members of the Board were individually contacted by members of the Company's senior management and were updated as to the status of negotiations with RCBA and Fremont, including the fact that RCBA and Fremont had required that the Company enter into exclusive negotiations. Each outside director approved the Company's proceeding on such basis and, on September 14, 1997, the Company executed an agreement with RCBA and Fremont in which the Company committed to negotiate exclusively with RCBA and Fremont until September 26, 1997, and to a liquidated damages provision in the amount of $24 million if the Company violated the terms of such agreement. This agreement was subsequently extended until October 3, 1997.

     RCBA and Fremont and the Company subsequently directed their respective advisors to commence the negotiation and preparation of a definitive agreement for the proposed transaction. Commencing on

September 15, 1997, and continuing through October 2, 1997, representatives of the Company and RCBA and Fremont and their respective legal advisors negotiated the terms of a definitive agreement including, among other things, (i) the terms and conditions of the tender offer (including a modification to allow for the tender of any and all Shares rather than a maximum number of Shares) and the Merger, (ii) a limited guaranty by Fremont of the obligations of F Purchaser under the agreement, (iii) that the number of Shares owned by Dr. James Leininger which would be subject to options to be granted by Dr. James Leininger to RCBA and Fremont would be 4,200,000 Shares and the circumstances under which Dr. James Leininger was required to vote his Shares in favor of the Merger, (iv) the scope of the representations and warranties of the Company,
(v) the circumstances under which the Board could terminate the agreement, (vi) the amount of the proposed breakup fee, which was agreed to be $30 million, together with an expense reimbursement limitation of $2 million to be paid by the Company and the circumstances in which the breakup fee would be paid and
(vii) the amount of expenses payable by the Company in the event of termination of the transaction. It was also ultimately agreed that Dr. James Leininger would retain Shares comprising approximately 33.5% of the outstanding Shares following the consummation of the transaction, that Dr. Peter Leininger would retain 100,000 Shares, and that certain members of senior management would retain Shares and/or options to acquire Shares in the Company following consummation of the transaction. See "INTRODUCTION."

     On September 19, 1997, a telephonic meeting of the Board was held and the status of the pending negotiations was reviewed by the Board. At that time, the outside members of the Board were given a separate opportunity to review the proposed transaction with the Company's outside counsel and BT Alex. Brown. Two outside members of the Board who were unable to attend the telephonic Board meeting on September 19, 1997 were updated on September 20, 1997 as to the prior day's meeting.

     On September 24, 1997, the Board held a meeting at which the Company's outside counsel and representatives of BT Alex. Brown reviewed for the Board the structure and terms of the proposed transaction. During the course of this meeting, the Company's outside counsel reviewed with the Board the reasons and need for an opinion relating to solvency and related valuation matters and it was determined that Houlihan Lokey Howard & Zukin ("Houlihan Lokey") be retained to render such an opinion. In addition, the Company's outside counsel reviewed with the Board its legal and fiduciary duties with respect to the transaction and BT Alex. Brown reviewed with the Board the valuation methodologies to be utilized by BT Alex. Brown in connection with its financial analysis of the proposed transaction.

     The Board held a telephonic meeting on October 1, 1997 for the purpose of reviewing and considering the proposed transaction. After reviewing the terms of the proposed transaction, the related documentation and certain legal considerations with the Company's outside counsel, the Company's management made a presentation to the Board with respect to the valuation of the Company's assets and certain issues which had been raised by the Board during the previous Board meeting. At the October 1, 1997, meeting, Houlihan Lokey reported to the Board its preliminary views with respect to the solvency of the Company and certain related valuation matters after the consummation of the proposed transaction and delivered its negative assurance letter confirming these preliminary views. The senior management of the Company also reported that it had undertaken a review and analysis of the Company's assets and that, in their opinion, a fair valuation of the assets would permit the Company to consummate the proposed transactions. BT Alex. Brown then reviewed with the Board the financial analyses performed by BT Alex. Brown in connection with its evaluation of the proposed transaction and rendered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated October 1, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Per Share Amount was fair from a financial point of view to the holders of Shares (other than Continuing Shareholders).

     Following the presentations described above at the October 1, 1997 meeting Dr. James Leininger, Mr. Hannigan and Dr. Peter Leininger who were considered to be interested directors were excused from the meeting. Thereafter, following full discussion, the directors of the Company other than Dr. James Leininger, Mr. Hannigan and Dr. Peter Leininger (the "Disinterested Directors"), unanimously determined, after giving careful consideration to a number of factors, that each of the Transactions were fair to, and in the best interests of, the Company and its shareholders, and unanimously approved the Transactions. Dr. James

Leininger, Mr. Hannigan and Dr. Peter Leininger then rejoined the meeting, and the full Board unanimously ratified and approved the vote previously taken.

     On October 2, 1997, the Company entered into the Transaction Agreement with Purchasers and publicly announced the proposed Transactions prior to the opening of the market on October 3, 1997, and Purchasers and Dr. James Leininger entered into the Support Agreement.

RECOMMENDATION OF THE DISINTERESTED DIRECTORS AND THE BOARD; FAIRNESS OF THE TRANSACTIONS

Recommendation of the Disinterested Directors and the Board

     On October 1, 1997, the Disinterested Directors unanimously voted to approve the Transactions and determined that each of the Transactions was fair to, and in the best interests of the Company and its shareholders, and the Board, by a unanimous vote, ratified the vote previously taken by the Disinterested Directors. See "SPECIAL FACTORS -- Interests of Certain Persons in the Transactions."

     The Disinterested Directors and the Board considered a number of factors including, without limitation, the following:

          (i) the premium represented by the Per Share Amount in relation to the historical per share market value of the Shares prior to the announcement on May 29, 1997 that the Board was exploring strategic alternatives to maximize shareholder value. In that regard, the Board noted that the closing market prices on April 29, 1997, the date approximately one month prior to the announcement that the Company was exploring strategic options and alternatives for increasing shareholder value, and October 1, 1997, the day of the Board's meeting approving the Transactions and the date two days before the announcement of the Transactions, were $14.875 and $18.625, respectively. The Board also noted that the average market value of the Shares for the 12-month period ended October 2, 1997 was $15.28 per Share and for the year ended December 31, 1996 was $13.865 per share and that the Per Share Amount represented a 26.0% premium over the average market value for the 12-month period ended October 2, 1997 and a 38.8% premium over the 1996 average market value. See "THE TENDER OFFER -- Section 6. Price Range of Shares; Dividends";

          (ii) that the Company had issued a press release on May 29, 1997 announcing that it had retained BT Alex. Brown to assist the Company in exploring strategic alternatives to maximize shareholder value, that the Company then engaged in a thorough process for soliciting offers and that none of the prospective purchasers that had been contacted or expressed an interest in acquiring the Company had proposed a transaction with a price equal to or in excess of the Per Share Amount. See "SPECIAL
     FACTORS -- Background of the Transactions";

          (iii) the opinion of BT Alex. Brown rendered to the Board on October 1, 1997 to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Per Share Amount and the Merger Consideration to be received in the Offer and the Merger by the holders of Shares (other than Continuing Shareholders) was fair from a financial point of view to such holders and the financial analyses presented to the Board and the Disinterested Directors in connection therewith. See "SPECIAL FACTORS -- Opinion of BT Alex. Brown Incorporated";

          (iv) the financial condition and historical and projected earnings for the Company;

          (v) the nature of the Company's business and the industry in which the Company operates, including information received by the Board regarding trends in the Company's industry and various uncertainties associated with current and potential future industry consolidation, reimbursement, regulatory and market conditions;

          (vi) that the Offer would permit a substantial number of shareholders to realize a premium for their Shares in the near future as compared to (a) an alternative offer the terms of which were unclear, difficult to quantify and subject to a variety of conditions such as financing and continued due diligence and (b) the belief of the Board that absent the existence of a possible transaction involving the Company, the Shares could well trade at prices significantly below the Per Share Amount;

          (vii) the effect of the termination fee provisions in the Transaction Agreement and the extent to which such provisions might increase the cost of any alternative offers should they materialize. See "SPECIAL
     FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders";

          (viii) the requirement that shareholders tender sufficient Shares to meet the Minimum Condition (which was considered in light of the Support Agreement). See "SPECIAL FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders";

          (ix) the nature and sources of the equity being funded by the Purchasers and the financing contemplated in connection with the Transactions, the institutions providing such financing commitments and the conditions to the obligations of such institutions to fund such commitments;

          (x) the oral report to the Board, to be confirmed in writing prior to the consummation of the Offer, of Houlihan Lokey as to the solvency of the Company following the consummation of the Transactions and certain related matters; and

          (xi) the effect of protracted negotiations and due diligence investigations with prospective purchasers on the management and employees of the Company.

     In view of the wide variety of factors considered in connection with their evaluation of the Transaction Agreement and the Merger, the Disinterested Directors and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determination. The Disinterested Directors and the Board, however, gave significant weight to the factors specified in clauses (i) through (vi), inclusive, above.

     The Disinterested Directors carefully reviewed the interests of Dr. James Leininger, Dr. Peter Leininger, Mr. Hannigan and certain members of the Company's senior management in the Transactions, and do not believe that their determination to recommend the Offer to the shareholders of the Company was influenced by such interests.

     The Disinterested Directors and the Board recognized that, upon consummation of the Offer, the approval of the shareholders of the Company other than Dr. Leininger and Purchasers will not be required to approve the Merger and that Dr. James Leininger would enter into the Support Agreement, which provides that he must vote the Shares he owns following the closing of the Offering in favor of the Merger and pursuant to which he granted an option on certain of his Shares (the "Option"). The Disinterested Directors and the Board also recognized that it was still possible, under the terms of the Transaction Agreement and the Support Agreement, for a third party to make an offer and obtain more than a majority of the Shares (assuming the acquisition by a third party of approximately 62% of the Shares not owned by RCBA and not subject to the Option) if a third party purchaser were willing to make an offer which was more attractive to the Company's shareholders than the Offer after taking into account the payment of the Fee (as defined herein). The Disinterested Directors and the Board acknowledged that the Transactions would eliminate the opportunity for the shareholders, other than Dr. James Leininger, Dr. Peter Leininger, RCBA and certain members of management, to participate in the future growth of the Company, but they also further recognized that it would limit such shareholders' exposure to the risk of any future decreases in the value of the Company. Because the terms of the Transaction Agreement and the price to be paid to the shareholders were determined through arms length negotiations among the Company, Purchasers, and their respective advisors, and for the reasons set forth above, it was the opinion of the Disinterested Directors that the Offer and the Merger were fair to, and in the best interests of, the shareholders.

     The Board and the Disinterested Directors determined that it was not necessary to appoint a committee of independent directors or an unaffiliated representative to act solely on behalf of the unaffiliated shareholders of the Company for the purpose of negotiating the terms of the Transaction Agreement. In making such determination, the Board and the Disinterested Directors carefully considered the fact that proposals to acquire the Company were solicited on behalf of the Company without regard to whether management would retain an equity interest in the Surviving Corporation, and noted that the Disinterested Directors are not employed by the Company and will have no financial interest in the Company following consummation of the Merger. All of the Directors, including the Disinterested Directors, voted to approve the Transactions.

     In connection with its deliberations, the Board did not consider, and did not request that BT Alex. Brown evaluate, the Company's liquidation value. The Board did not view the Company's liquidation value to be a relevant measure of valuation, given that the Per Share Amount significantly exceeded the book value per Share of the Company on June 30, 1997, and it was the Board's view that the Company is far more valuable as a going concern than its net book value per share of $5.26 as of June 30, 1997. However, there can be no assurance that the liquidation value would not produce a higher valuation of the Company than its value as a going concern.

     To the Company's knowledge after reasonable inquiry, each of the Company's executive officers and directors (other than Dr. James Leininger and as otherwise provided in any Stock Retention Agreement) presently intends either to tender all Shares beneficially owned by him to the Company pursuant to the Offer or to vote in favor of the Merger at a duly called shareholders' meeting, and, to the Company's knowledge after reasonable inquiry, no executive officer, director or affiliate of the Company has made a recommendation in support of or opposed to the Merger. Pursuant to the Stock Retention Agreements, certain members of management will retain Employee Options to purchase 821,550 Shares.

OPINION OF BT ALEX. BROWN INCORPORATED

     The Company engaged Alex. Brown & Sons Incorporated (following the merger of Alex. Brown & Sons Incorporated with BT Securities Corporation, "BT Alex. Brown") to act as its exclusive financial advisor in connection with the Offer and the Merger. On October 1, 1997, at a meeting of the Board held to evaluate the proposed Offer and Merger, BT Alex. Brown rendered to the Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated October 1, 1997) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Per Share Amount and the Merger Consideration to be received in the Offer and the Merger by the holders of Shares (other than Continuing Shareholders) was fair from a financial point of view to such holders. No limitations were imposed by the Board upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion.

     The full text of the written opinion of BT Alex. Brown dated October 1, 1997, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as SCHEDULE II hereto and is incorporated herein by reference. BT ALEX. BROWN'S OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE PER SHARE AMOUNT TO BE RECEIVED IN THE OFFER AND THE MERGER BY THE HOLDERS OF SHARES (OTHER THAN CONTINUING SHAREHOLDERS) FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER OR NOT SUCH SHAREHOLDER SHOULD TENDER SHARES IN THE OFFER. The summary of the opinion of BT Alex. Brown set forth herein is qualified in its entirety by reference to the full text of such opinion.

     In connection with its opinion, BT Alex. Brown reviewed and analyzed certain publicly available financial information and other information concerning the Company and certain internal analyses and other information furnished to BT Alex. Brown by the Company. BT Alex. Brown also held discussions with members of senior management of the Company and representatives of Purchasers regarding the business and prospects of the Company. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for the Shares, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which BT Alex. Brown deemed comparable in whole or in part, (iv) reviewed the terms of the Transaction Agreement as furnished to BT Alex. Brown in draft form and (v) performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed appropriate.

     As described in its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with BT Alex. Brown for purposes of its opinion. With respect to the information relating to the prospects of the Company, BT Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the management of the Company as to the likely future financial performance of the

Company. BT Alex. Brown also assumed that the Merger would be treated as a recapitalization for financial reporting purposes and that the final terms of the Transaction Agreement as reviewed by BT Alex. Brown in draft form would not vary materially from the draft reviewed by BT Alex. Brown. BT Alex. Brown did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities of the Company. In connection with its engagement to provide financial advisory services to the Board concerning strategic alternatives, BT Alex. Brown was requested to solicit, and did solicit, interest from third parties with respect to the acquisition of the Company. In arriving at its opinion, BT Alex. Brown considered the nature, scope and results of such solicitation. BT Alex. Brown's opinion was based on market, economic and other conditions as they existed and could be evaluated as of the date of its opinion. Although BT Alex. Brown evaluated the Per Share Amount from a financial point of view, the type and amount of consideration payable in the Offer and the Merger was determined through negotiation between the Company and Purchasers.

     The following is a summary of the material analyses and factors considered by BT Alex. Brown in connection with its opinion to the Board dated October 1, 1997:

     Analysis of Selected Public Company Trading and Financial Information. BT Alex. Brown compared certain financial and stock market information for the Company with similar information for seven selected publicly held companies in the healthcare industry: Becton, Dickinson & Company, C.R. Bard, Inc., Hillenbrand Industries, Inc., Invacare Corporation, STERIS Corporation, Stryker Corporation and Sunrise Medical, Inc. (collectively, the "Selected Companies"). BT Alex. Brown calculated market values relative to each company's earnings per share ("EPS") for the latest 12 months and calendar years 1997 and 1998, and adjusted market values (equity market value, plus debt, less cash and equivalents) relative to each company's revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the latest 12 months. All multiples were based on closing stock prices on September 30, 1997. EPS estimates for the Selected Companies were based on analysts' estimates as reported by I/B/E/S, a market research database, and EPS estimates for the Company were based both on analysts' estimates as reported by I/B/E/S and internal estimates of the management of the Company. This analysis indicated multiples for the Selected Companies of latest 12 months and estimated calendar 1997 and 1998 EPS of 16.6x to 41.0x (with a mean of 24.0x), 16.8x to 33.9x (with a mean of 22.3x) and 14.4x to 28.2x (with a mean of 18.6x), respectively, and latest 12 months revenues, EBITDA and EBIT of 0.8x to 4.4x (with a mean of 2.1x), 8.1x to 21.9x (with a mean of 12.0x) and 10.3x to 27.4x (with a mean of 16.0x), respectively. These multiples compare with implied multiples for the Company based on the Per Share Amount of latest 12 months and estimated calendar 1997 and 1998 EPS of 22.0x (based on latest 12 months EPS), 20.5x (based on calendar 1997 EPS estimates as reported by I/B/E/S), 18.2x (based on calendar 1998 EPS estimates as reported by I/B/E/S), 15.2x (based on calendar 1998 EPS estimates of the management of the Company) and 17.6x (based on calendar 1998 EPS estimates of the management of the Company, as adjusted based on discussions with potential acquirors), respectively, and latest 12 months revenues, EBITDA and EBIT of 2.8x, 9.9x and 13.3x, respectively.

     Analysis of Selected Merger and Acquisition Transactions. BT Alex. Brown reviewed the purchase price and implied transaction multiples paid in 12 selected merger and acquisition transactions in the healthcare industry, consisting of (acquiror/target): (i) eight transactions involving strategic buyers: Nellcor Puritan Bennett, Inc./Acquetron Medical, Inc., Advanced Medical, Inc./Ivac Medical Systems, Inc., STERIS Corporation/Amsco International, Inc., Getinge Industrier/Arjo AB, Thermo Electron Corporation/Bird Medical Technologies, Inc., Nellcor, Inc./Puritan-Bennett Corporation, Tyco International Ltd./Kendall International, Inc. and Marquette Electronics, Inc./Corometrics Medical Systems, Inc. (the "Strategic Buyer Transactions") and
(ii) four transactions involving financial buyers: Thomas H. Lee Company/Fisher Scientific International, Inc., Apollo Management, L.P./Living Centers of America, Inc., Forstmann Little & Co./Community Health Systems, Inc. and Warburg, Pincus Ventures L.P./Transition Systems, Inc. (the "Financial Buyer Transactions" and, together with the Strategic Buyer Transactions, the "Selected Merger and Acquisition Transactions"). All multiples were based on publicly available information at the time of announcement of such transaction. This analysis indicated multiples of latest 12 months and one-year forward EPS and latest 12 months revenues, EBITDA and EBIT in the Strategic Buyer Transactions of 19.0x to 47.6x (with a mean of 28.4x), 19.5x to 25.8x (with a mean of 21.6x), 0.9x to 2.0x (with a mean of 1.5x), 8.8x to

13.4x (with a mean of 11.2x) and 11.3x to 21.4x (with a mean of 15.5x), respectively, and latest 12 months net income, revenues, EBITDA, free cash flow and EBIT in the Financial Buyer Transactions of 19.4x to 28.8x (with a mean of 24.1x), 0.7x to 4.3x (with a mean of 2.0x), 8.6x to 10.9x (with a mean of 10.0x), 15.9x to 16.4x (with a mean of 16.2x) and 12.2x to 16.2x (with a mean of 13.7x), respectively. These multiples compare with implied multiples for the Company based on the Per Share Amount of latest 12 months EPS, revenues, EBITDA, free cash flow and EBIT of 22.0x, 2.8x, 9.9x, 15.2x and 13.3x, respectively. BT Alex. Brown also compared the premiums paid in the Selected Merger and Acquisition Transactions with the premium payable in the Offer and Merger. The premiums paid in the Selected Merger and Acquisition Transactions, based on the target company's closing stock price 30 days prior, and one day prior, to public announcement of such transaction were 15.5% to 89.5% (with a mean of 53.8% and a median of 50.6%) and 13.8% to 44.1% (with a mean of 31.8% and a median of 38.9%), respectively, in the Strategic Buyer Transactions, and 10.9% to 18.9% (with a mean of 14.3% and a median of 12.1%) and 0.2% to 19.9% (with a mean of 10.0% and a median of 5.0%), respectively, in the case of the Financial Buyer Transactions. The premium payable in the Offer and the Merger based on the closing stock price of the Shares 30 days prior, and one day prior, to the Board meeting held on October 1, 1997 to evaluate the proposed Offer and Merger was 4.8% and 3.4%, respectively. The premium payable in the Offer and the Merger based on the unaffected closing stock price of the Shares on April 29, 1997 (one month prior to the Company's public announcement that it had retained BT Alex. Brown to assist the Company in exploring strategic alternatives) was 30%.

     Discounted Cash Flow Analysis. BT Alex. Brown performed a discounted cash flow analysis of the Company to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that the Company could generate over the years 1997 through 2001, based both on internal estimates of the management of the Company ("Case I") and adjustments to such internal estimates based on discussions with potential acquirors which assumed lower compound annual revenue growth rates and EBITDA margins for the Company ("Case II"). The stand-alone discounted cash flow analysis of the Company was determined by (i) adding (x) the present value at September 30, 1997 of projected free cash flows over the five-year period 1997 through 2001, and (y) the present value at September 30, 1997 of the estimated terminal value of the Company in year 2001 and (ii) subtracting the current net debt of the Company at September 30, 1997. The range of estimated terminal values for the Company at the end of the five-year period was calculated by applying terminal value multiples ranging from 8.0x to 10.0x to the projected 2001 EBITDA of the Company, representing the estimated value of the Company beyond the year 2001. The cash flows and terminal values of the Company were discounted to present value using discount rates ranging from 18% to 22% for Case I and 14% to 18% for Case II. This analysis yielded an equity reference range for the Company of approximately $22.21 to $29.86 per Share (based on Case I) and $17.33 to $23.21 per Share (based on Case II), as compared to the Per Share Amount.

     Certain Other Factors. In connection with its opinion, BT Alex. Brown also reviewed and considered, among other things, (i) the indications of interest of third parties other than the Purchasers, (ii) the historical and pro forma financial profile of the Company, (iii) the historical trading volumes and market prices for the Shares, and movements in the Shares relative to the S&P 500 Index, the Nasdaq Composite and the common stock of the Selected Companies,
(iv) analysts' reports, including growth rate estimates, with respect to the Company, and (v) the ownership profile of the Company.

     The summary set forth above does not purport to be a complete description of the opinion of BT Alex. Brown to the Board or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. A copy of BT Alex. Brown's written presentation to the Board with respect to its opinion has been filed as an exhibit to the Schedule 13E-3 and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company or representative of such shareholder who has been designated in writing and may be inspected, copied and obtained by mail, from the Commission. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in such analyses as a comparison is identical to the Company or the proposed Offer or Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the Board in its evaluation of the proposed Offer and Merger and should not be viewed as determinative of the views of the Board or management with respect to the Offer or the Merger or the consideration payable in the Offer and the Merger.

     BT Alex. Brown is a nationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. The Company selected BT Alex. Brown to serve as its financial advisor based on BT Alex. Brown's reputation, expertise and familiarity with the Company. BT Alex. Brown also is acting as Dealer Manager for the Offer. BT Alex. Brown previously acted as a co-managing underwriter in connection with public offerings of the Shares and, with the consent of the Board, will be acting as a joint co-lead managing underwriter, initial purchaser or placement agent of the proposed offering of the Notes (as defined herein), for which services BT Alex. Brown has received and will receive customary compensation. Affiliates of BT Alex. Brown also will be participating, with the consent of the Board, as documentation agent, syndication agent and lender in the senior secured credit facility and as a lender under the bridge facility, if any, for the financing of the Transactions, for which services such affiliates will receive customary compensation. See "THE TENDER OFFER -- Financing of the Transactions". BT Alex. Brown maintains a market in the Shares and regularly publishes research reports regarding the health care industry and the businesses and securities of the Company and other publicly owned companies in the health care industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of the Company for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in securities of the Company.

     Pursuant to the terms of BT Alex. Brown's engagement, the Company has agreed to pay BT Alex. Brown upon consummation of the Offer an aggregate financial advisory fee equal to 0.60% of the total consideration (including liabilities assumed) payable in the Offer and the Merger for its services as financial advisor and Dealer Manager. In addition, the Company has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

PURPOSES AND REASONS OF THE COMPANY FOR THE TRANSACTIONS

     The purpose of the Offer is to provide the Company's shareholders with liquidity for their Shares by enabling them to sell their Shares at a fair price and at a premium over recent market prices. Management believes that, even as a public stock, primarily because of the large percentage of Shares held in a few large blocks, there is a limited market for the Shares, especially for the sale of large blocks of Shares. The limited supply of Shares traded in the public market provides little opportunity for a shareholder to realize the true value of such shareholder's investment in the Company. The Offer is intended to afford shareholders the opportunity to sell their Shares in light of the current relative illiquidity and lack of public float of the Shares.

Following consummation of the Transactions, the Shares would no longer be traded on Nasdaq and registration of the Shares would be terminated under the Exchange Act.

     The acquisition of the Shares has been structured as a cash tender offer followed by a cash merger in order to (i) effect a prompt and orderly transfer of ownership of the Company from the public shareholders to Purchasers and (ii) provide shareholders with cash for all of their Shares more quickly than through alternative transaction structures that had been considered by the Board.

PURPOSES AND REASONS OF PURCHASERS AND DR. JAMES LEININGER FOR THE TRANSACTIONS

     Purchasers. Purchasers' purpose for engaging in the Transactions is to enable Purchasers to obtain, in the aggregate, a majority ownership interest in the Company, thereby becoming entitled to all benefits that result from such ownership. Such benefits include management and investment discretion with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and any increase in the Company's value. Similarly, Purchasers will also bear the risk of any decrease in the value of the Company.

     Dr. James Leininger. Dr. James Leininger's purpose for engaging in the Transactions is to be able to obtain the Per Share Amount with respect to a material portion of his holdings of the Shares while also maintaining an ownership position in the Company.

     Upon the consummation of the Transactions, Fremont, RCBA and Dr. James Leininger will own approximately 39.7, 26.2 and 33.5% of the Shares, respectively.

POSITION OF PURCHASERS AND DR. JAMES LEININGER REGARDING FAIRNESS OF THE TRANSACTIONS

     Purchasers. Purchasers have considered the analysis of and the factors examined by the Board (described in detail in "SPECIAL FACTORS -- Recommendation of the Board and the Disinterested Directors; Fairness of the Transactions") and believe that these analyses and factors, in particular factors (i) through (vi) of that section, provide a reasonable basis for them to believe, as they do, that the Transactions are fair to the shareholders of the Company. This belief should not, however, be construed as a recommendation by them to the Company's shareholders to tender their Shares or vote to approve the Transaction Agreement and the Merger.

     Dr. James Leininger. Dr. James Leininger has considered the analyses of and the factors examined by the Board (described in detail in "SPECIAL
FACTORS -- Recommendation of the Board and the Disinterested Directors; Fairness of the Transactions") and believes that these analyses and factors, in particular factors (i) through (vi) of that section, provide a reasonable basis for him to believe, as he does, that the Transactions are fair to the shareholders of the Company. This belief should not, however, be construed as a recommendation by him to the Company's shareholders to tender their Shares or vote to approve the Transaction Agreement and the Merger.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     RCBA. RCBA owns 4,040,250 Shares, or 9.0% of the Shares. RCBA will receive $3,895,430 for the 202,360 Shares it is tendering pursuant to the Offer and will retain the remaining 3,837,890 Shares owned by it.

     Dr. James Leininger. Shareholders should be aware that Dr. James Leininger has certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Dr. James Leininger's currently owning or controlling approximately 50.2% of the issued and outstanding Shares and his position as Chairman of the Board of Directors of the Company, Dr. James Leininger can exert significant influence over the Company. Dr. James Leininger and certain other parties will receive approximately $265,500,000 for the sale of the 13,792,211 Shares that he has agreed to tender in the Offer pursuant to the Support Agreement. Additionally, Dr. James Leininger will retain a 33.5% interest in the Company following consummation of the Transactions.

     Directors and Officers. Shareholders should be aware in considering their decision to participate in the Offer that each of the members of the Board has, to some degree, interests which may present such directors with an actual or potential conflict of interest in connection with the Offer. The directors and executive officers of the Company (other than Dr. James Leininger) will receive an aggregate of approximately $37,650,000 for their Shares and Employee Options in the Transactions. As of October 2, 1997, the directors and executive officers as a group beneficially owned 24,043,062 Shares, or 54.9% of the Shares, which includes Shares issuable upon exercise of Employee Options and the Hannigan Option but excludes Shares owned by the Company's employee stock ownership plan. The Company has been informed by its directors and executive officers (other than Dr. James Leininger and as otherwise provided in any Stock Retention Agreement) that they intend either to tender all of the Shares beneficially owned by them to the Company pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the shareholders of the Company of the Transaction Agreement and the Merger. There would be no other shareholders upon consummation of the Transactions, but certain members of management would retain, and be guaranteed, additional options to purchase Shares. See "INTRODUCTION" and "SPECIAL FACTORS -- Plans for the Company after the Transactions; Certain Effects of the Transactions".

     The Company has adopted a "stay" bonus and a "sale" bonus for certain executive officers of the Company. The "stay" bonus includes a payment equal to a percentage (up to 100%) of the officer's base pay and an early payment of the officer's annual bonus, on a pro rata basis, in an amount equal to the greater of such 100% of such officer's target bonus or the bonus due based on the Company's performance year-to-date. The "sale" bonus was based on the Per Share Amount and the officer's anticipated participation in the sale process. Pursuant to the terms of these bonus plans, the executive officers of the Company named below would receive the bonus amounts set forth opposite their names upon consummation of the Offer.

                                                                                  BONUS
             NAME                                POSITION                       AMOUNT(1)
------------------------------  ------------------------------------------    -------------
Raymond R. Hannigan...........  President and Chief Executive Officer           $ 122,865(2)
Peter A. Leininger, M.D.......  Executive Vice President                          129,252
Dennis E. Noll................  Senior Vice President, General Counsel and
                                Secretary                                         302,962
Frank DiLazzaro...............  President, KCI International, Inc.                307,303
Christopher M. Fashek.........  President, KCI Therapeutic Services, Inc.         338,235
Larry P. Baker................  Vice President, Corporate                         240,955
Michael J. Burke..............  Vice President, Manufacturing                     290,044
Richard C. Vogel..............  Vice President and General Manager, KCI
                                New Technologies, Inc.                            261,008
Michael C. Wells..............  Vice President and General Manager, KCI
                                Home Care                                         243,455
Martin J. Landon..............  Vice President, Accounting and Corporate
                                Controller                                        217,754
George P. Peace...............  Vice President, Information Systems               146,251
Scott S. Brooks...............  Vice President, National Accounts                 185,353
John H. Vrzalik...............  Vice President, Engineering                       187,439

---------------
(1) The Bonus Amount assumes that the Offer will close on November 5, 1997 and that executive officers will receive 100% of their target bonus.
(2) The Bonus Amount for Mr. Hannigan does not include the amount of his "sale bonus" which may be up to $340,000 and will be determined by the Board after the closing of the Offer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the projections set forth below (collectively, the "Projections"). Such information has been included in this Offer to Purchase for the limited purpose of giving the Company's shareholders access to financial projections made by the Company's management in connection with the Transactions and the Debt Financing. Such information was prepared by the Company's management for internal use and not with a view to publication. The Projections were based on assumptions concerning the Company's products and business prospects in 1997 through 2002, including the assumption that the Company would continue to operate under the same ownership structure as then existed. The Projections were also based on other revenue and operating assumptions. Information of this type is based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. In addition, the Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission (the "Commission"), or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts and are included in this Offer to Purchase only because such information was made available to Purchasers by the Company. Neither Purchasers' nor the Company's independent accountants have examined, compiled or applied any agreed upon procedures to this information and, accordingly, assume no responsibility for this information. Neither the Company nor any other party assumes any responsibility for the accuracy or validity of the Projections.

COMPANY FINANCIAL PROJECTIONS

     The Company does not, as a matter of course, make public forecasts or projections as to future revenues, earnings or other financial statement data. However, in the course of discussions with potential acquirors, including Purchasers, and in connection with the solicitation of a transaction or transactions such as the Transactions and the Debt Financing, the Company prepared various projections of its anticipated future operating performance for the five calendar years ending December 31, 2001. Such projections were prepared assuming that the Transactions had not occurred, that the Company's existing ownership structure was maintained throughout such period and that there were 44,000,000 average shares outstanding in each of such years. Absent such assumptions, the Company's projected operating performance would be materially different. See "SPECIAL FACTORS -- Cautionary Statement Concerning Forward-Looking Statements".

     June Projections. In June 1997, the Company's management delivered certain projections of the Company's anticipated future operating performance for the five calendar years ending December 31, 2001, to each of Fremont and RCBA. The 1997 base year used in such projections was based on the Company's 1997 budget, as approved by the Board, adjusted for known or pending acquisitions. The revenue growth assumptions used in such projections were developed for each of the Company's market segments, which growth assumptions were based on projected
(i) expansion of the Company's product lines, (ii) expansion of domestic and international distribution networks and (iii) development of and focus on higher-margin products. The profit projections reflect operating efficiencies anticipated to result from improved systems and processes. The June projections are summarized below:

                          PROJECTED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      FISCAL YEAR ENDING DEC. 31,
                                          ----------------------------------------------------
                                           1997E      1998E      1999E      2000E      2001E
                                          --------   --------   --------   --------   --------
    Total Revenue.......................  $311,902   $361,398   $425,568   $492,982   $548,517
    Gross Profit........................   130,667    157,203    187,611    224,949    254,967
    Earnings Before Income Taxes........    69,678     88,815    119,223    156,561    186,579
    Pre-Tax Income......................    73,000     93,461    125,959    166,285    198,156
                                          --------   --------   --------   --------   --------
    Net Income..........................  $ 43,645   $ 55,922   $ 75,421   $ 99,616   $118,739
                                          ========   ========   ========   ========   ========
    Fully Diluted EPS...................  $   0.99   $   1.27   $   1.71   $   2.26   $   2.70
                                          ========   ========   ========   ========   ========
    Average Shares Outstanding..........    44,000     44,000     44,000     44,000     44,000
                                          ========   ========   ========   ========   ========

     October Projections. In October 1997, the Company's management prepared certain projections of the Company's anticipated future operating performance for the five calendar years ending December 31, 2001, for use in connection with the Debt Financing. The 1997 base year used in such projections was established using management's updated forecast of operating results for the fiscal year ending December 31, 1997, as adjusted for the Company's recent acquisition of RIK Medical, L.L.C. and also incorporates the projected effects of certain operating synergies and cost reductions relating thereto. In addition, the data reflect the effects of revised forecasts for new product introductions based on management's most recent design and manufacturing estimates. The October projections are summarized below:

                          PROJECTED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FISCAL YEAR ENDING DECEMBER 31,
                                          ----------------------------------------------------
                                           1997E      1998E      1999E      2000E      2001E
                                          --------   --------   --------   --------   --------
    Total Revenue.......................   318,768    355,842    405,055    459,324    508,554
    Gross Profit........................   131,797    149,896    172,799    199,867    222,475
    Earnings Before Income Taxes........    70,675     80,969     95,296    117,599    134,477
    Pre-Tax Income......................    73,174     84,209    100,886    126,016    144,565
    Net Income..........................  $ 43,750   $ 50,370   $ 60,377   $ 75,455   $ 86,584
                                          ========   ========   ========   ========   ========
    Fully Diluted EPS...................  $   0.99   $   1.14   $   1.37   $   1.71   $   1.97
                                          ========   ========   ========   ========   ========
    Average Shares Outstanding..........    44,000     44,000     44,000     44,000     44,000
                                          ========   ========   ========   ========   ========

PLANS FOR THE COMPANY AFTER THE TRANSACTIONS; CERTAIN EFFECTS OF THE
TRANSACTIONS

     Pursuant to the Transaction Agreement, upon completion of the Offer, the Company and each of Purchasers intend to effect the Merger in accordance with the Transaction Agreement. See "SPECIAL FACTORS -- The Transaction Agreement, the Support Agreement and the Agreement Among Bidders".

     Except as otherwise described in this Offer to Purchase, the Company has no current plans or proposals which relate to or would result in: (a) other than the Transactions, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (b) a sale or transfer of a material amount of assets of the Company; (c) any change in the management of the Company or any change in any material term of the employment contract of any executive officer; or (d) any other material change in the Company's corporate structure or business.

     Nevertheless, Fremont, RCBA and Dr. James Leininger may initiate a review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order best to organize the activities of the Company. Fremont, RCBA and Dr. James Leininger expressly reserve the right to make any changes that they deem necessary or appropriate in light of their review or in light of future developments.

     Successful consummation of the Transactions will enable Fremont, RCBA and Dr. James Leininger to obtain or maintain, as appropriate, ownership of approximately 39.7%, 26.2% and 33.5% of the Shares, respectively, thereby becoming entitled to all benefits that result from such ownership. Such benefits include management and investment direction with regard to the future conduct of the business of the Company, the benefits of the profits generated by operations and any increase in the Company's value. Similarly, Fremont, RCBA and Dr. James Leininger will also bear the risk of any losses generated by operations and any decrease in the value of the Company.

     Upon consummation of the Transactions, the Company will become a privately held corporation. Accordingly, shareholders will not have the opportunity to participate in the earnings and growth of the Company after the consummation of the Transactions and will not have any right to vote on corporate matters. Similarly, shareholders will not face the risk of losses generated by the Company's operations or any decrease in the value of the Company after the consummation of the Transactions.

     FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS, THE SHARES WILL NO LONGER BE QUOTED ON NASDAQ. In addition, the registration of the Shares under the Exchange Act will be terminated. Accordingly, following the consummation of the Transactions there will be no publicly-traded Shares outstanding. See "THE TENDER OFFER -- Section 10. Effect of the Transactions on the Market for the Shares; Exchange Act Registration". It is expected that, if Shares are not accepted for payment by the Company pursuant to the Offer and the Transactions are not consummated, the Company's current management, under the general direction of the Board, will continue to manage the Company as an ongoing business.

RIGHTS OF THE SHAREHOLDERS IN THE TRANSACTIONS

     NO DISSENTERS' RIGHTS ARE AVAILABLE IN CONNECTION WITH THE OFFER. HOWEVER, PERSONS WHO CONTINUE TO HOLD SHARES FOLLOWING COMPLETION OF THE OFFER WILL HAVE THE RIGHT TO DISSENT TO THE MERGER IN ACCORDANCE WITH ARTICLES 5.11 THROUGH 5.13 OF TEXAS LAW IN LIEU OF RECEIVING THE CONSIDERATION PROPOSED UNDER THE TRANSACTION AGREEMENT. IF THE STATUTORY PROCEDURES ARE COMPLIED WITH AND THE MERGER IS CONSUMMATED, DISSENTING HOLDERS WOULD BE ENTITLED TO RECEIVE CASH EQUAL TO A JUDICIAL DETERMINATION OF THE "FAIR VALUE" OF THE SHARES AS DETERMINED BY APPRAISAL. SEE "SCHEDULE III. ARTICLES 5.11 THROUGH 5.13 OF THE TEXAS BUSINESS CORPORATION ACT". SUCH "FAIR VALUE" IS DETERMINED AS OF THE DAY IMMEDIATELY PRECEDING THE SHAREHOLDERS' MEETING AT WHICH THE MERGER IS APPROVED (EXCLUDING ANY APPRECIATION OR DEPRECIATION IN ANTICIPATION OF THE MERGER). IN ADDITION, DISSENTING SHAREHOLDERS MAY BE ENTITLED TO RECEIVE PAYMENT OF INTEREST BEGINNING 91 DAYS FROM THE DATE OF CONSUMMATION OF THE MERGER TO THE DATE OF SUCH JUDICIAL DETERMINATION ON THE AMOUNT DETERMINED TO BE THE FAIR VALUE OF THEIR SHARES. ANY SUCH JUDICIAL DETERMINATION OF THE FAIR VALUE OF THE SHARES COULD BE BASED UPON CONSIDERATIONS OTHER THAN OR IN ADDITION TO THE PER SHARE AMOUNT, THE MERGER CONSIDERATION AND THE MARKET VALUE OF THE SHARES, INCLUDING ASSET VALUES, THE

INVESTMENT VALUE OF THE SHARES AND ANY OTHER VALUATION CONSIDERATIONS GENERALLY ACCEPTED IN THE INVESTMENT COMMUNITY. THE VALUE SO DETERMINED FOR DISSENTING SHARES COULD BE MORE OR LESS THAN THE PER SHARE AMOUNT OR THE MERGER CONSIDERATION, AND PAYMENT OF SUCH CONSIDERATION WOULD TAKE PLACE SUBSEQUENT TO PAYMENT PURSUANT TO THE OFFER OR THE MERGER.

     Texas Law provides that, in the absence of fraud in the transaction, the statutory dissenters' rights remedy provided under Texas Law to a shareholder objecting to the Merger is the exclusive remedy for the recovery of the value of such shareholder's Shares or for money damages to such shareholder with respect to the Merger. If the Company complies with the requirements of Article 5.12 of Texas Law, any shareholder who fails to comply with the requirements of that Article shall not be entitled to bring suit for the recovery of the value of his Shares or for money damages to the shareholder with respect to the Merger.

     The statutory procedures regarding the exercise of dissenters' rights will be included in the proxy statement sent to holders of Shares for the shareholders' meeting to be held to approve the Merger. Holders of Shares who seek to assert their dissenters' rights must follow the statutory procedures precisely. Failure to follow any of the statutory procedures may result in a termination or waiver of such rights.

THE TRANSACTION AGREEMENT, THE SUPPORT AGREEMENT AND THE AGREEMENT AMONG BIDDERS

  The Transaction Agreement.

     The following is a summary of the Transaction Agreement, a copy of which is filed as an exhibit to the Schedule 13E-4 filed by the Company with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Transaction Agreement.

     The Offer. The Transaction Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the date thereof. The obligation of the Company to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the Minimum Condition and is also subject to the satisfaction of certain other conditions described in "THE TENDER
OFFER -- Section 11. Certain Conditions to the Offer" hereof. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), the Company shall pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. The Company shall, if Purchasers so direct, extend the Offer one or more times for a period not to exceed 10 business days in the aggregate.

     The Stock Purchase. Pursuant to the Transaction Agreement, F Purchaser will purchase from the Company 7,179,066 Shares (the "F Shares") at a per Share price equal to the Per Share Amount and B Purchaser will purchase from the Company 904,646 Shares (the "B Shares") at a per Share price equal to the Per Share Amount.

     Pursuant to the Transaction Agreement and subject to the conditions set forth therein the Stock Purchase shall take place at a closing (the "Closing") on the day the Offer is scheduled to expire, or at such other place or at such other time or on such other date as the Company and Purchasers may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").

     The Transaction Agreement provides that the respective obligations of each party to effect the Stock Purchase are subject to the satisfaction at or prior to the Closing Date of the following conditions: (i) no United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchasers or any affiliate of any of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions and (ii) the conditions to the Offer shall have been satisfied and the Company shall simultaneously with the Closing purchase all Shares validly tendered and not withdrawn pursuant to the Offer.

     The Transaction Agreement provides that the obligation of the Company to effect the Stock Purchase is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by the Company: all representations and warranties made by Purchasers in the Transaction Agreement shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect (as defined therein) which shall be correct in all respects) on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by the Transaction Agreement and except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) only as of such specific date or time; each Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in the Transaction Agreement to be performed or complied with by it prior to or on the Closing Date; and the Company shall have received such certificates of each Purchaser, dated as of the Closing Date, signed by an executive officer of such Purchaser to evidence satisfaction of the conditions set forth in the Transaction Agreement (insofar as it relates to Purchasers) as may be reasonably requested by the Company.

     The Transaction Agreement provides that the obligation of Purchasers to effect the Stock Purchase is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by
Purchasers: all representations and warranties made by the Company in the Transaction Agreement shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) on the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted or contemplated by the Transaction Agreement and except for representations and warranties that are made as of a specified date or time, which shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) only as of such specific date or time; the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in the Transaction Agreement to be performed or complied with by it prior to or on the Closing Date; each Purchaser shall have received such certificates of the Company, dated as of the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in the Transaction Agreement (insofar as it relates to the Company) as may be reasonably requested by the Company; and all directors of the Company shall have tendered their resignations effective as of the Closing and shall have been replaced by nominees acceptable to Purchasers.

     The Merger. The Transaction Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with Texas Law and Delaware Law, at the Effective Time each Purchaser shall be merged with and into the Company. As a result of the Merger, the separate existence of each Purchaser shall cease and the Company shall continue as the Surviving Corporation of the Merger. At the Effective Time, by virtue of the Merger:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section
     (b) below, any Shares to remain outstanding pursuant to Section (c) below and any Dissenting Shares (as defined therein)) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration;

          (b) (i) Each Share held in the treasury of the Company and each Share owned by any direct or indirect wholly owned subsidiary of the Company and each Share owned by Purchasers immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto;

          (ii) Each (A) share of common stock of F Purchaser outstanding immediately prior to the Effective Time shall be converted and exchanged for a number of validly issued, fully paid and nonassessable shares of common stock, par value $.001 per share, of the Surviving Corporation equal to the quotient obtained by dividing the number of F Shares by the number of outstanding shares of common stock of the F Purchaser and (B) limited or general partnership interest of B Purchaser shall be converted and exchanged for a number of validly issued, fully paid and non assessable shares of common stock, par value $.001 per share, of the Surviving Corporation equal to the quotient obtained by dividing the number of B Shares by the number of outstanding partnership interests; and

          (c) The 6,064,155 Shares held by and registered in the name of Dr. James Leininger at the Effective Time, 3,837,890 Shares held by and registered in the names of Stinson Capital Partners, L.P., BK Capital Partners IV, L.P., the Carpenters Pension Trust for Southern California, United Brotherhood of Carpenters and Joiners of America Local Unions and Councils Pension Fund, Insurance Company Supported Organizations Pension Plan, Richard C. Blum & Associates, L.P., Richard C. Blum & Associates, Inc., Richard C. Blum, Prism Partners I, L.P., Weintraub Capital Management, Fremont Partners L.P., FP Advisors, L.L.C., Fremont Group, L.L.C., and Fremont Investors Inc. and the 100,000 Shares held by Dr. Peter Leininger shareholders who have entered into Stock Retention Agreements shall not be cancelled and shall remain outstanding (all such Shares described in paragraphs (a) and (b) and this paragraph (c) not converted into the right to receive the Merger Consideration are collectively referred to as "Excluded Shares").

     Directors and Officers. The Transaction Agreement provides that the directors of the Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     Articles of Incorporation and By-laws. The Transaction Agreement provides that the Articles of Incorporation and By-laws attached as exhibits to the Transaction Agreement shall be, at the Effective Time, the Articles of Incorporation and By-laws of the Surviving Corporation.

     Employee Stock Options. The Transaction Agreement provides that, except as may otherwise be agreed by Purchasers and any holder of any outstanding Employee Options to purchase Shares, including any tandem stock appreciation right (collectively, "Old Options"), granted under the Company's 1997 Stock Incentive Plan (the "1997 Plan"), 1995 Senior Executive Stock Option Plan (the "1995 Plan"), 1988 Directors Stock Option Plan (the "Directors Plan" and, together with the 1997 Plan, the 1995 Plan and the Directors Plan, the "Option Plans"),
(i) each of such holder's Old Options under the Option Plans shall become fully exercisable, according to its terms, (ii) each of such holder's Old Options under the Option Plans shall be exercisable until the last day provided in such notice (the "Notice Date"), (iii) each of such holder's Old Options may be surrendered prior to the Notice Date for the right to receive cash in the amount of such Old Option's exercise price, as provided in the applicable Option Plan; provided, however, that Old Options granted under the 1997 Plan may be so surrendered on or prior to the last day in the applicable 90 day period (the "EP Date"), and (iv) all Old Options remaining unexercised that have not been surrendered as of the Effective Time (or, in the case of Old Options granted under the 1997 Plan, the EP Date) shall be canceled for the right to receive, as soon as practicable following the Effective Time (or in the case of Old Options granted under the 1997 Plan the later of the Effective Time or the EP Date), an amount in cash equal to the product of (x) the excess of the Merger Consideration over the exercise price per Share of such Option times (y) the number of Shares subject to such Option. All applicable withholding taxes attributable to payments made under the Transaction Agreement or to distributions contemplated thereby shall be deducted from the amounts payable thereunder and all such taxes attributable to the exercise of Options shall be withheld from the proceeds received in respect of the Shares issuable upon such exercise.

     Agreements of the Company and Purchasers. Pursuant to the Transaction Agreement, if required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on the Transaction Agreement and the Merger (the "Shareholders' Meeting") and (ii) subject to its fiduciary duties under applicable law as advised in writing by outside counsel, (A) include in the Company Statement (as defined below) the unanimous recommendation of the Board that the shareholders of the Company approve and adopt the

Transaction Agreement and the Merger and (B) use its best efforts to obtain such approval and adoption. At the Shareholders' Meeting, Purchasers shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Transaction Agreement and the Merger.

     The Transaction Agreement provides that the Company shall file the Offer Documents (as defined below) and, if required by law, the proxy statement to be sent to shareholders in connection with the shareholders' meeting of (the "Company Statement") with the SEC. Each Purchaser shall cooperate with the Company in connection with the preparation of the Schedule 13E-4, the Schedule 13E-3, the Offer to Purchase and other documents related to the Offer (the "Offer Documents") and the Company Statement including, but not limited to, furnishing to the Company any and all information regarding such Purchaser and any of its affiliates as may be required to be disclosed therein. The Company shall use its commercially reasonable efforts to cause the Offer Documents and the Company Statement to be mailed to the Company's shareholders as promptly as practicable after the date of the Transaction Agreement in the case of the Offer Documents or after the consummation of the Offer in the case of the Company Statement.

     The Transaction Agreement provides that from the date thereof until the Effective Time, the Company shall conduct the business of the Company and each of its subsidiaries in all material respects only in the ordinary course consistent with past practice, shall use all reasonable efforts to preserve intact the business organization of the Company and keep available the services of its present key officers and employees, provided, however, that to satisfy the foregoing obligation, the Company shall not be required to make any payments or enter into or amend any contractual arrangements or understandings (except in the ordinary course of business consistent with past practice) and shall use all reasonable efforts to preserve the current relationships of the Company and each of its subsidiaries with customers and suppliers with which the Company or such subsidiary has significant business relations.

     Debt Financing. The Transaction Agreement provides that Purchasers shall use their reasonable best efforts to obtain Debt Financing or other alternative financing on substantially comparable or more favorable terms. The Company shall use its reasonable best efforts to cooperate with Purchasers in obtaining the Debt Financing, including, without limitation, by participating in roadshows and meeting with, and providing information to, potential sources of financing identified by Purchasers.

     Acquisition Proposals. Under the Transaction Agreement, neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its subsidiaries (any communication with respect to the foregoing being an "Acquisition Proposal") or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that, at any time prior to the purchase of Shares by the Company pursuant to the Offer, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written Acquisition Proposal which was not solicited or encouraged after the date of the Transaction Agreement if the Board determines in good faith by a majority vote (i) after consultation with and receipt of advice from its outside legal counsel, that failing to take such action is reasonably determined to constitute a breach of the fiduciary duties of the Board under applicable law, (ii) after consultation with and receipt of advice from a nationally recognized investment banking firm, that such proposal is more favorable to the Company's shareholders from a financial point of view than the Transactions (including any adjustment to the terms and conditions proposed by Purchasers in response to such Acquisition Proposal), (iii) that sufficient commitments have been obtained with respect to such Acquisition Proposal that the Board reasonably expects a transaction pursuant to such Acquisition Proposal could be consummated and (iv) that such Acquisition Proposal is not subject to any regulatory approvals that could reasonably be expected to prevent consummation.

     D&O Indemnification and Insurance. The Transaction Agreement provides that from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Purchasers shall cause the

Surviving Corporation to indemnify and hold harmless each present and former officer, director, employee or agent of the Company, including, without limitation, each Person controlling any of the foregoing Persons (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the Transaction Agreement and the transactions and actions contemplated thereby and giving effect to the consummation of such transactions and actions), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Articles of Incorporation or By-laws of the Company or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation. Without limiting the foregoing, in the event that any claim, action, suit, proceeding or investigation is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel satisfactory to such Indemnified Party and Purchasers shall, or shall cause the Surviving Corporation to, advance the fees and expenses of such counsel for the Indemnified Party in accordance with the Articles of Incorporation or By-laws of the Company in effect on the date of the Transaction Agreement. For a period of six years from the Effective Time, Purchasers shall, or shall cause the Surviving Corporation to, keep in effect provisions in its Articles of Incorporation and By-laws of the Company providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under Texas Law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right to indemnification.

     Purchasers shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, directors' and officers' liability insurance ("D&O Insurance") for the Indemnified Parties with respect to matters occurring at or prior to the Effective Time, issued by a carrier or carriers assigned a claims-paying ability rating by A.M. Best & Co. of "A (Excellent)" or higher, providing at least the same coverage as the D&O Insurance currently maintained by the Company and containing terms and conditions which are not materially less favorable to the beneficiaries, for a period of at least six years from the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to the Transaction Agreement more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance.

     In the event that the Surviving Corporation or Purchasers or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes set forth above, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Purchasers shall succeed to the obligations set forth above.

     Further Actions. Pursuant to the terms of the Transaction Agreement and subject to the conditions thereof and subject to applicable law, each of the parties thereto shall act in good faith and use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions as soon as practicable, including such actions or things as any other party may reasonably request in order to cause any of the conditions to such other party's obligation to consummate the Transactions to be fully satisfied. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of the Transaction Agreement, the proper officers and directors of each party to the Transaction Agreement shall use their commercially reasonable efforts to take all such action.

     Representations and Warranties. The Transaction Agreement contains various customary representations and warranties of the parties thereto, including representations by the Company, F Purchaser and B Purchaser as to the enforceability of the Transaction Agreement and by the Company as to compliance with law, corporate status and capitalization and the accuracy of financial statements and filings with the Commission.

     Conditions to the Merger. Under the Transaction Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions: the Transaction Agreement and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the shareholders of the Company to the extent required by Texas Law and the Articles of Incorporation of the Company; no United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchasers or any affiliate of any of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and Purchasers shall have purchased, respectively, the F Shares and the B Shares pursuant to the Stock Purchase.

     Under the Transaction Agreement, the obligation of the Company to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by the Company: all representations and warranties made by Purchasers therein shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) at the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time; each Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in the Transaction Agreement to be performed or complied with by it prior to or as of the Effective Time; and the Company shall have received such certificates of Purchasers, dated as of the Effective Time, signed by an executive officer of each Purchaser to evidence satisfaction of the conditions to the Merger set forth in the Transaction Agreement.

     Under the Transaction Agreement, the obligation of Purchasers to effect the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions, unless waived by Purchasers: all representations and warranties made by the Company herein shall be true and correct in all material respects (except for representations qualified by materiality or Material Adverse Effect which shall be correct in all respects) as of the Effective Time, with the same force and effect as though such representations and warranties had been made on and as of the Effective Time; the Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with covenants, contained in the Transaction Agreement to be performed or complied with by it prior to or as of the Effective Time; and each Purchaser shall have received such certificates of the Company, dated as of the Effective Time, signed by an executive officer of the Company to evidence satisfaction of the conditions to the Merger set forth in the Transaction Agreement.

     Termination. The Transaction Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, as the case may be, notwithstanding any requisite approval and adoption of the Transaction Agreement and the transactions contemplated hereby by the shareholders of the Company:

          (a) By mutual written consent duly authorized by the Board of Directors or Managers of each Purchaser and the Company; or

          (b) By either Purchaser or the Company if (i) the Closing shall not have occurred by January 31, 1998 or (ii) the Effective Time shall not have occurred on or before May 31, 1998; provided, however, that the right to terminate the Transaction Agreement shall not be available pursuant to this provision to any party whose failure to fulfill any obligation under the Transaction Agreement has been the cause of, or resulted in, the failure of the Closing or the Effective Time, as the case may be, to occur on or before such dates or (ii) any court of competent jurisdiction in the United States or other United States governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

          (c) By either Purchaser if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "THE TENDER OFFER -- Section 11. Certain Conditions to the

     Offer", the Company shall have (A) failed to commence the Offer within 10 business days following the date of the Transaction Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 60 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of Purchasers to perform in any material respect any material covenant or agreement of either of them contained in the Transaction Agreement or the material breach by Purchasers of any material representation or warranty of either of them contained in the Transaction Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchasers its approval or recommendation of the Offer, the Transaction Agreement, the Transactions or shall have recommended another transaction pursuant to any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (d) By the Company, upon approval of the Board, if (i) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in "THE TENDER OFFER -- Section 11. Certain Conditions to the Offer", the Company shall have (A) failed to commence the Offer within 10 business days following the date of the Transaction Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 60 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any material covenant or agreement of it contained in the Transaction Agreement or the material breach by the Company of any material representation or warranty of it contained in the Transaction Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn or modified in a manner adverse to Purchasers its approval or recommendation of the Offer, the Transaction Agreement or the Transactions in order to approve the execution by the Company of a definitive agreement concerning a transaction pursuant to an Acquisition Proposal.

     Fee.  In the event that

          (a) any Person shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for 20% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any Person beneficially owning 20% or more) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for per Share consideration having a value greater than the Per Share Amount and (w) the Offer shall have remained open for at least 20 business days, (x) the Minimum Condition shall not have been satisfied, (y) the Transaction Agreement shall have been terminated pursuant to the provisions of the Transaction Agreement and (z) within 12 months of any such termination a transaction such as the transaction contemplated by this paragraph (a) shall have been consummated or definitive documentation shall have been entered into with respect thereto; or

          (b) the Transaction Agreement is terminated pursuant to Section
     (c)(ii) or (d)(ii) of the Termination section above;

then, in any such event, the Company shall pay Purchasers (i) prior to such consummation or entering into of definitive documentation in the case of paragraph (a) or (ii) prior to such withdrawal or modification in the case of termination pursuant to paragraph (b), a fee of $30 million (the "Fee").

     Expenses. In the event the Merger is consummated, all costs and expenses incurred by each party to the Transaction Agreement in connection with the Transaction Agreement and the Transactions (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) and transaction fees of $5,119,000 to F Purchaser and $3,381,000 to B Purchaser shall be paid by the Company or the Company shall promptly reimburse such party, as the case may be. In the event the Fee is paid by the Company to Purchasers to the Transaction Agreement, the Company shall promptly reimburse Purchasers for all costs and expenses incurred by Purchasers in connection with the Transaction Agreement and the Transactions (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) in an amount not to exceed $2,000,000. In all other events, all costs and expenses incurred in connection with the Transaction Agreement and the transactions contemplated thereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense, provided that all costs and expenses related to the preparation, printing, filing and mailing (as applicable) of the Offer Documents, the Company Statement and all SEC and other regulatory filing fees incurred in connection with the Company Statement shall be borne equally by the Company, on the one hand, and Purchasers, on the other hand.

     Amendment and Waiver. The Transaction Agreement may be amended by the parties thereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of the Transaction Agreement and the transactions contemplated thereby by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. At any time prior to the Effective Time, any party to the Transaction Agreement may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained therein.

     Joint and Several Obligations. The Transaction Agreement provides that the obligations of Purchasers thereunder are joint and several.

  Guarantee.

     Fremont has provided the Company with a guarantee of the obligations of F Purchaser under the Transaction Agreement, subject to certain limitations. A copy of the Guarantee is filed as an exhibit to the Schedule 13E-4 filed by the Company with the Commission in connection with the Offer.

  Agreement Among Shareholders.

     The following is a summary of the Agreement Among Shareholders, the form of which is attached as an exhibit to the the Transaction Agreement, which is filed as an exhibit to the Schedule 13E-4 filed by the Company with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Agreement Among Shareholders Agreement.

     Fremont, RCBA and Dr. James Leininger have agreed to enter into an agreement upon the consummation of the Offer (the "Agreement Among Shareholders") governing the respective obligations and relationship of each party as shareholders of the Company. The Agreement Among Shareholders provides that until six months after a public offering of Shares, Fremont, RCBA and Dr. James Leininger will not sell, transfer, pledge or hypothecate any shares of the Company then held by them, subject to certain exceptions. In particular, Dr. James Leininger is permitted to make any transfers of up to 10.5% of the Company's then outstanding Common Stock.

     The Agreement Among Shareholders provides that (i) if any of Fremont, RCBA or Dr. James Leininger wishes to sell shares, then such party shall offer to include in the proposed sale certain Shares designated by any of the other parties and (ii) if Fremont and RCBA propose to sell all (but not less than all) of the Shares they own, then Fremont and RCBA may require Dr. James Leininger to include in such sale all of the Shares held by him, unless he holds less than 10% of the then outstanding Shares. Pursuant to the agreement, the Company grants to each of Fremont, RCBA and Dr. James Leininger the preemptive right to purchase shares of the Company in an amount up to the percentage of all outstanding fully diluted stock of the Company owned by such party.

     At any time after the fifth anniversary of the agreement, if there has not been a public offering of the Company's Shares, Fremont, RCBA or Dr. Leininger may request that the Company register at least 33% of the Shares held by such party. In addition, each party will have the right to request additional registration of at least 33% of the Shares then held by such party at any time after one year, but before three years, following the completion of a public offering of the Shares. If the Company shall proceed with a filing of a registration statement in connection with the Company's proposed offer and sale of Shares, the Company will notify

Fremont, RCBA and Dr. James Leininger and shall include in such registration the number of Shares requested by such parties.

     The Agreement Among Shareholders further provides that until there is a public offering of Shares, Fremont, RCBA and Dr. James Leininger will take all steps to insure that the Board of Directors of the Company shall have eight members and (iii) that the Nominating Committee of the Board of Directors will consist of Dr. James Leininger, one director designated by Fremont and one director designated by RCBA. The eight-member board will consist of Dr. James Leininger, the Company's then current Chief Executive Officer, two persons designated by Fremont, two persons designated by RCBA and two or more independent directors designated by the Nominating Committee.

  The Support Agreement.

     The following is a summary of the Support Agreement, a copy of which is filed as an exhibit to the Schedule 13E-4 filed by the Company with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Support Agreement.

     Pursuant to the Support Agreement, Dr. James Leininger has agreed, subject to the terms and conditions thereof, (i) to grant to Purchasers an option to purchase from him at the Per Share Amount, 4,200,000 Shares owned or controlled by him, (ii) to tender 13,792,211 Shares owned (either beneficially or of record) by Dr. James Leininger pursuant to the Offer and (iii) vote all Shares owned (either beneficially or of record) at the time of the Shareholders' Meeting in favor of the Merger. Dr. James Leininger thereby granted to F Purchaser an irrevocable option (the "F Option") to purchase 2,529,197 Shares at a price per Share equal to $19.25 (the "Purchase Price") and Dr. James Leininger thereby granted to B Purchaser an irrevocable option (the "B Option"; and together with the F Option, the "Support Agreement Options"; and each individually, a "Support Agreement Option") to purchase 1,670,803 Shares at a price per Share equal to the Purchase Price. The Support Agreement Options shall expire if not exercised prior to the earlier of (i) the close of business on the 180th day following termination of the Transaction Agreement, if the Transaction Agreement is terminated because the Company (a) withdraws or modifies its approval or recommendation of the offer or (b) recommends another proposal or
(ii) the consummation of the Merger.

     The Purchasers may exercise their Support Agreement Options, provided that
(a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the HSR Act with respect to the exercise of an option shall have expired or been terminated and (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of the Support Agreement Options or the delivery of Shares shall be in effect. Either Purchaser may exercise its Support Agreement Option at any time following termination of the Transaction Agreement pursuant to a termination, if the Transaction Agreement is terminated because the Company (a) withdraws or modifies its approval or recommendation of the offer or (b) recommends another proposal until the expiration of such Support Agreement Option. In the event that either Purchaser wishes to exercise its Support Agreement Option, such Purchaser shall give written notice (the date of such notice being herein called the "Notice Date"), to Dr. James Leininger specifying a place and date (not later than ten business days and not earlier than three Business Days following the Notice Date) for closing such purchase (the "Closing").

     The Support Agreement provides that Dr. James Leininger thereby undertakes to validly tender or cause to be validly tendered an aggregate of 13,792,211 Shares owned or controlled pursuant to the Offer by the tenth business day following the commencement of the Offer and thereafter not to withdraw from the Offer any such Shares prior to the expiration or termination of the Offer.

     The Support Agreement provides that Dr. James Leininger, with respect to those Shares that he owns of record, appoints Purchasers, or any nominee of Purchasers, with full power of substitution, as his true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as his proxy, at every annual, special or adjourned meeting of the shareholders of the Company (including the right to sign his name (as shareholder) to any consent, certificate or other document relating to the Company that may be permitted or required by applicable law) (i) in favor of the adoption of the Transaction Agreement and approval of the Merger and the other transactions contemplated by the Transaction Agreement, (ii) against any transaction pursuant to an Acquisition Proposal or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Transaction Agreement or which could result in any of the conditions to the Company's obligations under the Transaction Agreement not being fulfilled, and
(iii) in favor of any other matter relating to consummation of the transactions contemplated by the Transaction Agreement. Dr. James Leininger further agrees to cause the Shares owned by him beneficially to be voted in accordance with the foregoing.

     The Support Agreement provides that, until the earlier of (i) the consummation of the Merger or (ii) 180 days after the termination of the Transaction Agreement, Dr. James Leininger shall not, directly or indirectly, through any representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any recapitalization, business combination or similar transaction with the Company or any of its subsidiaries (any communication with respect to the foregoing being an "Proposal") or participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Dr. James Leininger will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any Proposal. From and after the execution of the Support Agreement, Dr. James Leininger shall immediately advise Purchasers in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Proposal that Dr. James Leininger receives in his capacity as a shareholder of the Company (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Purchasers within 48 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto.

  Agreement Among Bidders.

     The following is a summary of the Agreement Among Bidders, a copy of which is filed as an exhibit to the Schedule 13E-4 filed by the Company with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Agreement Among Bidders Agreement.

     On October 2, 1997, Fremont and RCBA entered into an agreement (the "Agreement Among Bidders") governing the respective obligations and relationship of each party in connection with the Transaction Agreement and the transactions contemplated thereby. The Agreement Among Bidders provides that Fremont and RCBA will (i) confer on all decisions relating to the transactions and reach all decisions jointly, (ii) be responsible for all funding for the transactions and
(iii) assume joint and several liability, if any, relating to the transactions.

RELATED PARTY TRANSACTIONS

     In August 1995, the Company loaned $10.0 million to Dr. James Leininger. This loan was secured by a stock pledge agreement covering 1,000,000 Shares owned by Dr. James Leininger. The interest on the loan accrued at 7.94% per annum. In January 1996, the loan was repaid in full.

     On December 18, 1996, a company controlled by Dr. James Leininger acquired a tract of land (the "Property") from the Company for $395,000. The Property is comprised of approximately 2.2 acres and is adjacent to the Company's corporate headquarters. The purchase price was based on the aggregate cost of the Property to the Company (including acquisition expenses). The Company believes that the acreage was transferred to Dr. James Leininger at a price equal to its fair market value. In connection with the purchase of the Property, the Company loaned Dr. James Leininger $3,000,000 in February 1997 to develop the Property. The loan bears interest at a rate equal to the prime rate of Texas Commerce Bank (but such rate shall not be less than 6.25% or greater than 10.25%) and matures on the fifth anniversary of the loan. The loan is non-recourse to Dr. James Leininger but is secured by the Property, the improvements on the Property and 300,000 Shares owned by Dr. James Leininger.

     Pursuant to the provisions of the Executive Committee Stock Ownership Policy, the Company loaned funds to Christopher M. Fashek, the President of KCI Therapeutic Services, Inc. (a wholly-owned subsidiary of the Company), Bianca A. Rhodes, the Company's Chief Financial Officer at the time and Dennis E. Noll, the Company's Senior Vice President and General Counsel. These loans were utilized by such executive officers to acquire Shares in order to meet the standards set forth in the Company's Executive Committee Stock Ownership Policy. The loans bear interest at the applicable federal rate established by the Internal Revenue Service and have a term of five years. At the option of each such executive officer, the loans are repayable on a biweekly basis through payroll deduction or in equal installments of principal and interest on an annual basis. The initial loans made to Mr. Fashek, Ms. Rhodes and Mr. Noll were $107,672, $170,672 and $86,310, respectively, and the outstanding balance of principal and accrued interest on such loans as of December 31, 1996 were $87,076, $166,003 and $81,888, respectively. Mr. Noll repaid his loan in February 1997 and Ms. Rhodes repaid the principal amount of her loan in July 1997. The Board has amended the Executive Committee Stock Ownership Policy to make the ownership thresholds in the policy voluntary and, as a result, the Company will not be making loans to executive officers under the policy in the future.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     Based upon information received upon request from the persons concerned, each person known to be the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than five percent of the Shares, each director, named executive officer and all directors and executive officers of the Company as a group, owned beneficially as of October 2, 1997, the number and percentage of outstanding Shares indicated in the following table:

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                  OWNED AS OF         PERCENT
                      NAMES OF INDIVIDUALS                    OCTOBER 2, 1997(1)      OF CLASS
    --------------------------------------------------------  -------------------     --------
    James R. Leininger, M.D.(2)(3)(4)(5)(6)(13).............       21,413,396           50.22%
      8023 Vantage Drive
      San Antonio, TX 78230
    Richard C. Blum & Associates, L.P.......................        4,040,250            9.48%
      and certain related parties(7)
      909 Montgomery St., Suite 400
      San Francisco, CA 94133
    Wellington Management Company, LLP(8)...................        3,053,400            7.16%
      75 State Street
      Boston, MA 02109
    Peter A. Leininger, M.D.(5)(6)(9)(13)...................        2,603,147            6.10%
    Raymond R. Hannigan(10)(13).............................        1,014,400            2.35%
    Sam A. Brooks(3)(11)....................................          179,000               *
    Frank A. Ehmann(11).....................................           30,000               *
    Wendy L. Gramm, Ph.D.(11)...............................           24,000               *
    Bernhard T. Mittemeyer, M.D.(11)........................           25,200               *
    Christopher M. Fashek(12)(13)...........................           55,573               *
    Frank DiLazzaro(12)(13).................................           48,510               *
    All directors and executive officers as a group (18
      persons)(13)(14)......................................       24,043,062           54.94%

---------------
 *  Less than one (1%) percent

 (1) Except as otherwise indicated in the following notes, the persons named in the table directly own the number of Shares indicated in the table and have the sole voting power and investment power with respect to all of such Shares. Shares beneficially owned include options exercisable prior to December 1, 1997.

 (2) The Shares shown for Dr. James Leininger include beneficial ownership of 27,572 Shares held by Dr. James Leininger as trustee for the children of Dr. Peter Leininger. Dr. James Leininger disclaims beneficial ownership of the aforesaid Shares. The Shares shown also include an aggregate of 555,000 Shares with respect to which Dr. James Leininger has granted stock options to certain persons, all of which are currently exercisable. The Shares shown for Dr. James Leininger do not include any Shares owned by any "Reporting Person," as that term is defined in the Schedule 13D/A filed with the Securities and Exchange Commission by Dr. James Leininger, Purchasers and certain other parties on October 6, 1997. As a result of Dr. James Leininger's entering into the Support Agreement, Dr. James Leininger and the Reporting Persons may be deemed a group, in which case Dr. James Leininger would be deemed to have beneficial ownership of 25,453,646 Shares. Please refer to such Schedule 13D/A for a complete description of such beneficial ownership and the Reporting Persons.

 (3) The board of directors of Children's Covenant Foundation, Inc., which consists of Dr. James Leininger, Cecelia A. Leininger (Dr. James Leininger's wife), Sam A. Brooks and Dan A. Brooks, has voting and dispositive power over the Shares owned by this charitable foundation. The Shares shown for Dr. James Leininger and Sam A. Brooks include the 40,000 Shares owned by Children's Covenant Foundation, Inc. Dr. James Leininger and Sam A. Brooks disclaim beneficial ownership of the aforesaid Shares.

 (4) The board of directors of Covenant Foundation, Inc., which consists of Dr. James Leininger, Cecelia A. Leininger and Charles A. Staffel, has voting and dispositive power over the Shares owned by this charitable foundation. The Shares shown for Dr. James Leininger include the 2,221,833 Shares owned by Covenant Foundation, Inc. Dr. James Leininger disclaims beneficial ownership of the aforesaid Shares.

 (5) The board of directors of JCL Foundation, which consists of Dr. James Leininger, Cecelia A. Leininger, Dr. Peter Leininger and Thomas W. Lyles, Jr., has voting and dispositive power over the Shares owned by this charitable foundation. The Shares shown for Dr. James Leininger and Dr. Peter Leininger include the 1,160,125 Shares owned by JCL Foundation. Dr. James Leininger and Dr. Peter Leininger disclaim beneficial ownership of the aforesaid Shares.

 (6) The board of directors of The PAL Foundation, which consists of Dr. James Leininger, Dr. Peter Leininger, Dr. John H. Leininger and Daniel E. Leininger, has voting and dispositive power over the Shares owned by this charitable foundation. The Shares shown for Dr. James Leininger and Dr. Peter Leininger include the 107,500 Shares owned by The PAL Foundation. Dr. James Leininger and Dr. Peter Leininger each disclaim beneficial ownership of the aforesaid Shares.

 (7) As reported in the Schedules 13D/A filed on September 10, 1997 and October 6, 1997, and as otherwise reported to the Company by RCBA, Richard C. Blum & Associates, L.P. is the general partner of or investment advisor for limited partnerships and managed accounts (collectively, the "Blum Reporting Persons") that own in the aggregate 3,837,890 Shares. In addition, because the Blum Reporting Persons acquired certain of the Shares in block transactions with other persons, the Blum Reporting Persons and such other persons (collectively, the "Reporting Persons") may be deemed a group, in which case they would be deemed to have beneficial ownership of 4,040,250 Shares. The Shares shown for the Reporting Persons do not include the Shares designated as being beneficially owned by Dr. James Leininger. As a result of Purchasers' entering into the Support Agreement with Dr. James Leininger, the Related Persons and Dr. James Leininger may be deemed a group, in which case the Reporting Persons would be deemed to have beneficial ownership of 25,453,646 Shares. Please refer to such Schedule 13D/A for a complete description of the nature of such beneficial ownership.

 (8) As reported in the Schedule 13G/A filed on February 14, 1997, Wellington Management Company LLP ("WMC") reported that, in its capacity as an investment advisor, it may be deemed to beneficially own the Shares indicated, with shared voting power over 999,300 of the Shares indicated and shared dispositive power over 3,053,400 of the Shares indicated.

 (9) The Shares shown for Dr. Peter Leininger include beneficial ownership of 155,091 Shares held by Dr. Peter Leininger as trustee for the children of Dr. James Leininger, 17,000 Shares held by Dr. Peter Leininger as trustee for the children of John H. Leininger and 20,000 Shares held by Dr. Peter

     Leininger as trustee for the children of Daniel E. Leininger. Dr. Peter Leininger disclaims beneficial ownership of the aforesaid Shares. The Shares shown also include 42,332 Shares which he has the right to acquire under stock options granted by the Company.

(10) The Shares shown for Mr. Hannigan include 340,000 Shares which he has the right to acquire upon the exercise of a stock option granted to him by Dr. James Leininger. The Shares shown also include 574,400 Shares that Mr. Hannigan has the right to acquire under stock options granted by the Company.

(11) The Shares shown for Messrs. Brooks, Ehmann and Mittemeyer and Ms. Gramm include 110,000, 20,000, 20,000 and 24,000 Shares, respectively, which they have the right to acquire under stock options granted by the Company. Mr. Ehmann's stock options are held in the name of The Frank Ehmann Trust.

(12) The Shares shown for Mr. Fashek and Mr. DiLazzaro include 38,150 and 28,510 Shares, respectively, which such persons have the right to acquire under stock options granted by the Company.

(13) The Shares shown exclude the approximately 6,432 Shares held by The Frost National Bank, as trustee of the Company's employee stock ownership plan, for the benefit of the executive officers of the Company, of which approximately 1,092, 1,092, 33, 33 and 825 Shares are held for the benefit of Dr. James Leininger, Dr. Peter Leininger, Raymond R. Hannigan, Christopher M. Fashek and Frank DiLazzaro, respectively.

(14) The Shares shown include 1,128,615 Shares which the directors and executive officers have the right to acquire under stock options granted by the Company. With respect to the 340,000 Shares which Mr. Hannigan has the right to acquire under currently exercisable stock options granted by Dr. James Leininger and the 1,307,625 Shares owned by charitable foundations of which Dr. James Leininger and either Dr. Peter Leininger or Sam A. Brooks are directors, such shares are only counted once for the purpose of determining the Shares beneficially owned by all directors and executive officers as a group. See footnotes 2, 3, 5, 6 and 10 above.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     On February 1, 1995, Mr. Hannigan acquired 43,500 Shares from Dr. James Leininger at a price of $5.74 per Share pursuant to the exercise of an option and on May 7, 1996, Mr. Hannigan acquired an additional 56,500 Shares from Dr. James Leininger at a price of $5.74 per Share pursuant to the exercise of an option.

     On January 24, 1996, Dr. James Leininger, Dr. Peter Leininger, and certain charitable foundations affiliated with Dr. James Leininger, sold a total of 5,809,183 shares in an underwritten public offering at a price of $10.25 per share with aggregate net proceeds of $56,755,717.91.

     On May 17, 1996, Dr. Peter Leininger acquired 1,200,000 Shares from Dr. James Leininger at a price of $3.50 per Share pursuant to the exercise of an option.

     Since January 1995, the Company has purchased a total of 3,193,618 Shares in various individual transactions. The price paid by the Company for such purchases of Shares has ranged from $6.75 per Share in June 1995 to $17.75 per Share in June 1996.

     The Option Plans maintained by the Company prior to the consummation of the Offer, granted participants Old Options at defined exercise prices. Upon consummation of the Offer, the Old Options that have not yet vested will be accelerated in their vesting to become fully exercisable. The Old Options, with the exception of Old Options granted under the 1997 Plan, may, until the termination of the notice period (which will occur before the end of the Offer), be exercised for Shares or exchanged for cash. Old Options granted under the 1997 Plan may be exercised for Shares until the end of the notice period, or exchanged for cash until the EP Date. Certain directors and members of management will exchange certain of their Old Options for options ("Exchange Options") governed by the Company's Management Equity Plan (the "MEP"). Old Options that are not exercised to purchase Shares prior to the consummation of the Offer or exchanged for cash or Exchange Options will be canceled at the end of their respective notice periods.

     In conjunction with the Transactions, the Company anticipates adopting the MEP, under which the Company will grant awards of Shares (the "Management Shares") or nonqualified stock options (the "New Options" and together with the Exchange Options, the "Employee Options") to purchase Shares to certain employees of the Company and its subsidiaries, subject to the execution of an award agreement ("Stock Award Agreement") by each employee. The MEP also provides for the exchange of Old Options for Exchange Options and the retention of Shares held prior to the effective date of the MEP, with such Shares becoming subject to the terms of the MEP and considered Management Shares. Certain directors and members of management have agreed to exchange, in the aggregate, Old Options to purchase 821,550 Shares for Exchange Options to purchase an equal number of Shares pursuant to the terms of the MEP. The MEP will be administered by a Committee of the Board of Directors (the "Committee"). The option price of the Exchange Options ranges from $3.50 to $16.75.

     Mr. Hannigan, the Chief Executive Officer of the Company, will recommend for approval by the Board individuals to whom Management Shares and Employee Options (the "Awards") may be granted (the "Participants"). The terms and conditions of each grant or sale of Awards will be embodied in a Stock Award Agreement in a form approved by the Committee, which will contain terms and conditions not inconsistent with the MEP and which will incorporate the MEP by reference. The MEP provides that no Management Share, Employee Option or Share received upon the exercise of an Employee Option (an "Option Share") whose terms are governed by the MEP may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of to any third party other than the Company except as provided in the MEP or a Stock Award Agreement or to a Permitted Transferee (as defined in the MEP).

     The maximum number of Shares that may be issued in connection with Awards granted under the MEP (together with any Shares issued in connection with Management Shares and Employee Options) is 6.5% of the initial Shares outstanding as of the consummation of the Merger, subject to adjustment. Copies of the Kinetic Concepts, Inc. Management Equity Plan, the Form of Stock Retention Agreement, and the Management Equity Agreement for Raymond R. Hannigan, dated October 2, 1997 are attached as exhibits to the Schedule 13E-4 filed by the Company with the Commission in connection with the Offer.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the Company's knowledge, any of its affiliates, directors or executive officers or any person controlling the Company, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Except as described in this Offer to Purchase, since the commencement of the Company's second full fiscal year preceding the date of this Offer to Purchase, no contracts or negotiations concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, has been entered into or has occurred between any affiliates of the Company or between the Company or any of its affiliates and any unaffiliated person.

     The Company has been informed by its directors and executive officers (other than Dr. James Leininger and as otherwise provided in any Stock Retention Agreement) that they intend either to tender all shares beneficially owned by them to the Company pursuant to the Offer or to vote such Shares in favor of the approval and adoption by the shareholders of the Company of the Transaction Agreement and the Merger.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Company will accept for payment, and will pay for all outstanding Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as specified in "THE TENDER OFFER -- Section 4. Withdrawal Rights". The term "Expiration

Date" means 12:00 midnight, New York City time, on Wednesday, November 5, 1997, unless and until the Company, at the direction of Purchasers (but subject to the terms and conditions of the Transaction Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Company, shall expire.

     The Company shall, at the direction of Purchasers (but subject to the terms and conditions of the Transaction Agreement), at any time and from time to time, extend for any reason the Offer for one or more times during which the Offer is open (such period not to exceed 10 business days in the aggregate), including the occurrence of any of the conditions specified in "THE TENDER
OFFER -- Section 11. Certain Conditions to the Offer", by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. See "THE TENDER OFFER -- Section 4. Withdrawal Rights".

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the Company's obtaining the Debt Financing. See "THE TENDER OFFER -- Section 11. Certain Conditions to the Offer".

     Subject to the applicable regulations of the Commission, the Company also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Transaction Agreement), at any time and from time to time,
(i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in "THE TENDER OFFER -- Section 12. Certain Legal Matters and Regulatory Approval", (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER -- Section 11. Certain Conditions to the Offer" and (iii) to waive any condition, other than the Minimum Condition, or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Company acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires the Company to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and
(ii) the Company may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER--Section 11. Certain Conditions to the Offer" without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 13e-4(e) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably calculated to inform them of such changes) and without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(e) and 13e-3(e) under the Exchange Act.

     Subject to the terms of the Transaction Agreement, if, prior to the Expiration Date, the Company should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company will accept for payment, and will pay for, all outstanding Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the latest to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer specified in "THE TENDER OFFER -- Section 11. Certain Conditions to the Offer". Subject to applicable rules of the Commission, the Company expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in "THE TENDER OFFER -- Section
12. Certain Legal Matters and Regulatory Approvals" or in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures specified in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares", (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (C) any other documents required under the Letter of Transmittal.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Per Share Amount with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Company and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will the Company pay interest on the Per Share Amount, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure specified in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, the Company increases the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Company reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Company of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

           (i) such tender is made by or through an Eligible Institution;

           (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, is received prior to the Expiration Date by the Depositary as provided below; and

          (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Cancellation. Promptly following the purchase of the Shares pursuant to the Offer, the Company intends to cancel any such Shares purchased in the Offer.

     The acceptance for payment by the Company of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after Friday, December 5, 1997. If the Company extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, nevertheless, on behalf of the Company, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4.

     For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on the such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, whose determination will be final and binding. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares".

5.  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     U.S. Federal Income Tax. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes under the Code and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. In the case of an individual shareholder, such capital gain generally will be subject to a maximum federal income tax rate of 20% if the individual has held the Shares for more than 18 months, or 28%, if the individual has held the Shares for more than one year and up to 18 months. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

     In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer or pursuant to the Merger, each shareholder who is not otherwise exempt from such requirements must provide such shareholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, INCLUDING BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

6.  PRICE RANGE OF SHARES; DIVIDENDS

     The Shares are quoted on the Nasdaq National Market under the symbol "KNCI". The following table sets forth the high and low closing sale prices of the Shares for the periods indicated.

                                                                        HIGH         LOW
                                                                       -------     -------
    1995
      First Quarter..................................................  $ 8.250     $ 6.563
      Second Quarter.................................................    8.125       6.625
      Third Quarter..................................................   11.625       7.000
      Fourth Quarter.................................................   13.000      10.000
    1996
      First Quarter..................................................  $13.875     $10.438
      Second Quarter.................................................   17.375      13.125
      Third Quarter..................................................   16.063      13.500
      Fourth Quarter.................................................   15.000      11.875
    1997
      First Quarter..................................................  $15.875     $11.375
      Second Quarter.................................................   18.375      13.500
      Third Quarter..................................................   19.938      16.875
      Fourth Quarter (through October 7, 1997).......................   19.000      18.438

     The Board declared quarterly cash dividends on the Shares in 1996 and 1995. The cash dividends totaled $0.15 per Share in each of 1996 and 1995. The Credit Facility (as hereinafter defined) to be executed and delivered in connection with the Offer will contain certain covenants which limit the Company's ability to declare and pay cash dividends. For the first and second fiscal quarters of 1997, the Company paid dividends of $0.0375 per Share on June 2, 1997 to holders of record as of May 23, 1997 and $0.0375 per Share on August 11, 1997 to holders of record as of August 1, 1997, respectively. In the third fiscal quarter of 1997, the Company intends to pay a dividend of $0.0375 per Share.

     As of October 1, 1997, the approximate number of holders of record of the Shares was 364.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company designs, manufactures, markets and distributes therapeutic products, primarily specialty hospital beds and mattress overlays, that treat and prevent the complications of immobility and medical devices that treat chronic wounds and help prevent deep vein thrombosis. By preventing these complications or accelerating the healing process, the Company's therapies and services can significantly reduce the cost of patient care while improving clinical outcomes.

     From an initial base of specialty hospital beds designed for and used almost exclusively in acute care hospitals, the Company has broadened its existing product line and expanded its distribution network to serve the extended and home care settings. More recently, the Company has developed innovative medical devices to treat chronic wounds and help prevent deep vein thrombosis. The Company has also developed a product line to aid in the care of obese patients.

     Founded by Dr. James Leininger, an emergency room physician, to provide better care for his patients, the Company was incorporated in Texas in 1976. The Company's executive offices are located at 8023 Vantage Drive, San Antonio, Texas 78230, and its telephone number is (210) 524-9000.

     The Company is organized into four operating divisions: KCI Therapeutic Services, Inc. ("KCI Therapeutic Services" or "KCTS"), KCI Home Care, KCI International, Inc. ("KCI International") and KCI New Technologies, Inc. ("NuTech").

     KCI Therapeutic Services. KCI Therapeutic Services provides a complete line of therapeutic specialty support surfaces to patients in acute and sub-acute facilities as well as extended-care settings. This division consists of approximately 1000 personnel. Sales are generated by a sales force of approximately 300 individuals who are responsible for new accounts in addition to the management and expansion of existing accounts. A portion of this sales force is focused exclusively on either the extended care market or the acute care market although the majority of the sales force is responsible for sales in both care settings.

     KCI Therapeutic Services has a national 24-hour customer service communications system which enhances its ability to quickly and efficiently respond to its customers' needs, in some cases on a 24-hours-a-day, seven-days-a-week basis. The Company distributes its specialty patient support products to acute and extended care facilities through a network of 143 domestic service centers. The KCTS service centers are organized as profit centers and the general managers who supervise the service centers are responsible for both sales and service operations. Each center has an inventory of specialty beds and overlays which are delivered to the individual hospitals or nursing homes on an as-needed basis.

     The KCTS sales and support staff is comprised of approximately 300 employees with medical or clinical backgrounds. The principal responsibility of approximately 140 of these clinicians is making product rounds and participating in treatment protocols. These clinicians help to educate hospital staff on issues related to patient treatment, assist in the establishment of protocols and accumulate outcome data related to the treatment of the patient. The clinical staff makes approximately 200,000 patient rounds annually. KCTS accounted for approximately 64%, 61% and 53%, respectively, of the Company's total revenue in the years ended December 31, 1996, 1995 and 1994.

     KCI Home Care. KCI Home Care rents and sells products that address the unique demands of the home healthcare market. In January 1995, KCI Home Care started a transition from a combined direct/dealer distribution system to distributing its products through home medical equipment providers. The Company believes that selling through the home care provider network gives it access to a larger patient population and improves the overall contribution from this business segment despite a reduction in per patient revenue. KCI Home Care accounted for approximately 5% of the Company's total revenue in 1996.

     KCI International. KCI International offers the Company's therapies and services in a number of foreign countries including Germany, Austria, the United Kingdom, Canada, France, the Netherlands, Switzerland, Australia, Italy and Denmark. The Denmark office has recently been expanded to serve all of Scandinavia. In addition, relationships with independent distributors in Latin America, the Middle East, Asia and Eastern Europe allow KCI International to serve the demands of a growing global market. KCI International accounted for approximately 25%, 25% and 17%, respectively, of the Company's total revenue in 1996, 1995 and 1994.

     NuTech. NuTech manufactures and markets the PlexiPulse and PlexiPulse All-in-1 System. The products are sold through the Company's direct sales force and rented through an alliance with Mediq/PRN a company with a national presence. NuTech accounted for approximately 6% of the Company's total revenue in 1996.

RECENT DEVELOPMENTS

     On October 1, 1997, the Company consummated the acquisition of substantially all of the assets of RIK Medical, L.L.C., a Delaware limited liability company ("RIK"). The Company paid approximately $23.3 million for the acquisition of such assets plus an earnout of up to $2.0 million. RIK is a manufacturer of non-powered therapeutic patient support surfaces based in Boulder, Colorado.

SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary financial information for the Company for the years ended December 31, 1996 and 1995, set forth below has been derived from, and should be read in conjunction with, the audited financial statements (including the related notes thereto) included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Form 10-K"). The summary financial information for the six month periods ended June 30, 1997 and 1996, has been derived from, and should be read in conjunction with, the unaudited financial statements for such periods included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1997 (the "Form 10-Q"). Such summary financial information is qualified in its entirety by reference to such reports and all financial statements and related notes contained therein. The Form 10-K and the Form 10-Q are available for examination, and copies may be obtained, in the manner set forth below under "Additional Information".

     The financial information for the six-month periods ended June 30, 1997 and 1996, has not been audited and, in the opinion of management, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the six-month periods are not necessarily indicative of results for the full year.

            SUMMARY HISTORICAL FINANCIAL INFORMATION FOR THE COMPANY
               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)

                                                         SIX MONTHS ENDED         YEAR ENDED
                                                             JUNE 30,            DECEMBER 31,
                                                        -------------------   -------------------
                                                          1997       1996       1996       1995
                                                        --------   --------   --------   --------
INCOME STATEMENT DATA:
  Revenues............................................  $148,212   $131,859   $269,881   $243,443
  Income from continuing operations...................    32,440     26,462     55,354     43,792
  Income before income taxes..........................    33,293     28,336     64,441     48,346
BALANCE SHEET DATA (at end of period):
  Working capital.....................................  $101,997   $116,216   $107,334   $109,413
  Total assets........................................   271,257    251,951    253,393    243,726
  Total long-term indebtedness........................     --         --         --         --
  Shareholders' equity................................   222,514    216,677    211,078    210,324
PER SHARE DATA:
  Net income per common
  and common share equivalents -- continuing..........  $   0.46   $   0.37   $   0.86   $   0.63
  Ratio of earnings to fixed charges..................      26.6x      26.9x      29.3x      21.9x
  Book value per share................................  $   5.26   $   4.90   $   4.98   $   4.74
  Shares used in earnings per share computations......    43,737     46,015     45,489     45,457

8.  FINANCING OF THE TRANSACTIONS

     The total amount of funds required to consummate the Offer and Merger and to pay all related fees and expenses is $699,356,000, which will be provided through a combination of (i) the approximately $155,611,000 in proceeds from the Stock Purchase, (ii) borrowings under a $530,000,000 senior secured credit facility to be provided to the Company (the "Credit Facility") and (iii) either the proceeds from the sale of $200,000,000 of senior subordinated high-yield notes to be issued by the Company (the "Notes") or borrowings under the Bridge Loan (as defined below).

     The Company has received a commitment letter dated October 1, 1997 from Bank of America National Trust and Savings Association, BancAmerica Robertson Stephens, Bankers Trust Company and BT Alex. Brown (collectively, the "Banks") with respect to the Credit Facility pursuant to which up to $300,000,000 will be available in three tranches as term loans (the "Term Loan Facility"), $130,000,000 will be available as a tender facility (the "Tender Facility"), $50,000,000 will be available as a six-year revolving credit facility

(the "Revolving Facility"), and $50,000,000 will be available as an acquisition facility (the "Acquisition Facility"). If the Company is unable to complete the sale of Notes by the time of the closing of the Offer, the Company intends to use the proceeds of the Tender Facility, Acquisition Facility and Revolving Facility to finance the Offer and Merger and pay related fees and expenses. Indebtedness of the Company under the Credit Facility will be guaranteed by certain of the subsidiaries of the Company and will be secured by (i) a first priority security interest in all, subject to certain customary exceptions, of the tangible and intangible assets of the Company and its domestic subsidiaries, including, without limitation, intellectual property and real estate owned by the Company and its subsidiaries, (ii) a first priority perfected pledge of all capital stock of the Company's domestic subsidiaries and (iii) a first priority perfected pledge of up to 65% of the capital stock of foreign subsidiaries owned directly by the Company or its domestic subsidiaries. The Credit Facility will contain customary affirmative and negative covenants including financial covenants regarding the Company's earnings before interest, depreciation and amortization, interest coverage ratio and maximum leverage ratio. The Tender Facility, if borrowed, will be repayable within 21 days thereafter, and the Term Loan Facility and Acquisition Facility will have various amortization schedules with final maturities ranging from six to eight years after funding. Interest will accrue at various rates above the fluctuating eurodollar rate or bank reference rate as is customary in these types of financings. Amounts outstanding under the Credit Facility will bear interest at a base rate plus a margin that ranges initially from 1.25% to 1.75% or a Eurodollar rate plus a margin that ranges initially from 2.25% to 2.75%.

     The Company has retained BT Alex. Brown and BancAmerica Robertson Stephens to act as joint co-lead managing underwriters, initial purchasers or placement agents for the Notes. It is currently anticipated that the Notes would be issued in a Rule 144A transaction and pursuant to a customary purchase agreement, would mature in 2007, would be unsecured and would be guaranteed by certain of the Company's domestic subsidiaries. The interest rate on the Notes will be determined by market factors when the Notes are sold. It is also anticipated that the indenture governing the Notes would contain provisions with respect to redemption and affirmative and negative covenants customary for a transaction of this nature. The Company has also received a commitment letter from Bankers Trust New York Corporation and Bank of America National Trust and Savings Association (collectively, the "Lenders") pursuant to which the Lenders have committed, subject to customary conditions precedent, to make available to the Company a $200,000,000 unsecured senior subordinated bridge loan (the "Bridge Loan") to refinance in part, the Credit Facility, in the event that the Notes are not issued by the Company. The Bridge Loan would, subject to certain limited conditions, be available to the Company, on two business days' prior notice, following the closing of the Credit Facility (but in no event later than 21 days thereafter) and would bear interest at a cash rate between 9% and 14%.

     The following table sets forth the anticipated approximate sources and uses of funds in connection with the Offer and the Merger.

SOURCES
  Revolving and Acquisition Facility............................................  $43,745,000
  Term Loan Facility............................................................  300,000,000
  Senior Subordinated Notes.....................................................  200,000,000
  Fremont Equity Financing......................................................  138,197,000
  RCBA Equity Financing.........................................................   17,414,000
                                                                                  -----------
          Total Sources of Funds................................................  699,356,000
                                                                                   ==========

USES
  Purchase of Primary Shares....................................................  628,204,000
  Net Purchase of Options.......................................................   25,600,000
  Fees and Expenses.............................................................   45,552,000
                                                                                  -----------
          Total Uses of Funds...................................................  699,356,000
                                                                                   ==========

9.  DIVIDENDS AND DISTRIBUTIONS

     For the first and second fiscal quarters of 1997, the Company paid dividends of $0.0375 per Share on June 2, 1997 to holders of record as of May 23, 1997 and $0.0375 per Share on August 11, 1997 to holders of record as of August 1, 1997, respectively. The Company intends to pay a cash dividend in their third fiscal quarter of $0.0375. If, after the payment of such dividend, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Company or its nominee or transferee on the Company's stock transfer records of the Shares pursuant to the Offer, then, without prejudice to the Company's rights specified in "THE TENDER
OFFER -- Section 11. Certain Conditions to the Offer", (i) the purchase price per Share payable by the Company pursuant to the Offer will be reduced (subject to the Transaction Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering shareholder for the account of the Company and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the account of the Company, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Company will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Company in its sole discretion.

10. EFFECT OF THE TRANSACTIONS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION

     The purchase of Shares by the Company pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq.

     According to Nasdaq's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 100,000, the number of holders of Shares falls below 300 or the market value of such publicly held Shares is not at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

     The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

11.  CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, if (v) the Minimum Condition shall not have been satisfied, (w) any applicable waiting period under the HSR Act (as defined herein) shall not have expired or been terminated prior to the expiration of the Offer, (x) the Debt Financing shall not have been obtained, (y) the Closing shall not have occurred or (z) at any time on or after the date of the Transaction Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall be instituted or be pending any action or proceeding before any court or governmental, administrative or regulatory authority or agency, domestic or foreign, in each case that has a reasonable likelihood of success notwithstanding the reasonable efforts of the Company and Purchasers to dismiss or otherwise terminate such action or proceeding; (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain or prohibit or make materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by the Company, Purchasers or any affiliate of either of Purchasers, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Purchasers or any of their affiliates of all or any material portion of the business or assets of the Company, Purchasers or any of their affiliates, or to compel the Company, Purchasers or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, Purchasers or any of their affiliates, as a result of the Transactions; (iii) seeking to impose or confirm limitations on the ability of Purchasers or any of their affiliates to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Stock Purchase or the Shareholder Support Agreement or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Transaction Agreement and the transactions contemplated hereby; or (iv) seeking to require divestiture by Purchasers or any of their affiliates;

          (b) there shall have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Purchasers, the Company or any of their affiliates or
     (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any change, condition, event or development that has a Material Adverse Effect on the Company;

          (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange, the Nasdaq National Market, or the over-the-counter market in the United States, (ii) any decline, measured from the date hereof, in the Standard & Poor's 500 Index by an amount in excess of 15%, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of Purchasers, might affect, the extension of credit by banks or other lending institutions, (v) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

          (e) (i) it shall have been publicly disclosed or Purchasers shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 of the Exchange Act) of 20% or more of the then outstanding Shares has been acquired by any person, other than Purchasers or any of either of their affiliates or (ii) (A) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchasers the approval or recommendation of the Offer or the Transactions, or approved or recommended any takeover proposal or any other acquisition of Shares other than pursuant to the Transactions or (B) the Board or any committee thereof shall have resolved to do any of the foregoing;

          (f) the Transaction Agreement shall have been terminated in accordance with its terms;

          (g) Purchasers and the Company shall have agreed that the Company shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (h) the Company shall not have received Houlihan Lokey's written opinion, which opinion shall not have been withdrawn, addressed to the Board and the Purchasers with respect to solvency and related matters.

     Purchasers and the Company acknowledge that the Conditions to the Offer set forth above are for the benefit of the Purchasers and the Company and that the Company shall not assert failure of, or waive, any such condition without the prior written consent of each Purchaser (which consent shall not be unreasonably withheld).

12.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

     General. Except as set forth in this Offer to Purchase, the Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition of Shares pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act. The Company's obligation under the Offer to accept Shares for payment is subject to certain conditions. See "THE TENDER OFFER -- Section 11. Certain Conditions to the Offer".

     Antitrust. Under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the "HSR Act"), and the rules and regulations that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material have been furnished for review by the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Stock Purchase is subject to such requirements; however, the Offer and the Merger are not subject to such requirements.

     Under the provisions of the HSR Act applicable to the Transactions, the Stock Purchase may not be consummated until the expiration of a 30 calendar-day waiting period following the filing by the Company and each of the Purchasers (or their ultimate parent entities) of certain required information and documentary material with respect to the Stock Purchase with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division. The Company and each of the Purchasers filed a Premerger Notification and Report Form with the Antitrust Division and the FTC in connection with the Merger under the HSR Act on October 6, 1997; and, accordingly, the required waiting period with respect to the Stock Purchase will expire on or about November 5, 1997, unless earlier terminated by the Antitrust Division or the FTC or the Company or Purchasers receives a request for additional information or documentary material prior thereto. If, within such 30 calendar-day waiting period, either the FTC or the Antitrust Division were to request additional information or documentary material from the Company or Purchasers, the waiting period with respect to the Stock Purchase would be extended for an additional period of 20 calendar days following the date of substantial compliance with such request by the Company and Purchasers. One extension of the waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period could be extended only by court order or with the consent of the Company and Purchasers. The additional 20 calendar-day waiting period may be terminated sooner by the FTC or the Antitrust Division.

     At any time before or after the Stock Purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Stock Purchase, the divestiture of Shares purchased pursuant to the Stock Purchase or the divestiture of substantial assets of Purchasers, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances.

     Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, management and Purchasers believe that the acquisition of Shares by Purchasers pursuant to the Stock Purchase should not violate the applicable antitrust laws. Nevertheless, there can be no assurance that a challenge to the Stock Purchase on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Company does not know whether any of these laws will, by their terms, apply to the Transactions and has not complied with any such laws. Should any person seek to apply any state takeover law, the Company will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the Transactions, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Transactions, the Company might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Company might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Company may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER -- Section 11. Certain Conditions to the Offer".

     Texas Business Combination Law. The State of Texas recently enacted Part Thirteen (Article 13.01 et seq.) of Texas Law (the "Business Combination Law") which has application to "issuing public corporations" formed under Texas Law, such as the Company. The Business Combination Law imposes a three year moratorium on certain business combination transactions between an issuing public corporation and an "affiliated shareholder" (generally, a beneficial owner of 20% or more of the then outstanding voting shares of the issuing public corporation) or any affiliate or associate of the affiliated shareholder unless (i) the proposed business combination, or the purchase or acquisition of voting shares on the date such person became an affiliated shareholder (the "share acquisition date"), was approved by the board of directors of the issuing public corporation prior to the affiliated shareholder's share acquisition date or (ii) the proposed business combination is approved by the affirmative vote of at least two-thirds of the outstanding voting shares (excluding the shares owned by the affiliated shareholder and its affiliates and associates) at a meeting of shareholders (and not by written consent) duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date of such affiliated shareholder. Application of the Business Combination Law is subject to a number of exceptions.

     Because the Transactions have been approved by the Disinterested Directors and the Board, the restrictions under the Business Combination Law will not affect the Merger and other transactions contemplated under the Transaction Agreement. The Business Combination Law will apply to the Company for so long as it has (i) 100 or more shareholders of record, (ii) any class of voting securities registered under Exchange Act or (iii) any class of voting securities qualified for trading in a national market system, but not thereafter.

     The Business Combination Law also permits a corporation's board of directors, when considering the best interests of the corporation, to consider the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation.

13.  FEES AND EXPENSES

     The Company has retained BT Alex. Brown as its financial advisor in connection with the Offer and the Merger and as Dealer Manager for the Offer. Pursuant to the terms of BT Alex. Brown's engagement, the Company has agreed to pay BT Alex. Brown upon consummation of the Offer an aggregate financial advisory fee equal to 0.60% of the total consideration (including liabilities assumed) payable in the Offer and the Merger for its services as financial advisor and Dealer Manager. In addition, the Company has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     The Company has retained Georgeson & Company Inc. as Information Agent and Boston EquiServe, L.P. as Depositary in connection with the Offer. The Information Agent and the Depositary will each receive reasonable and customary compensation for customary services in connection with the Offer and will be reimbursed for customary and reasonable out-of-pocket expenses. The Company has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to, or is authorized to, make solicitations or recommendations in connection with the Offer.

     The Company will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No broker, dealer, commercial bank or trust company has been authorized to act as an agent for the Company for the purpose of the Offer. The Company will not pay (or cause to be paid) any stock transfer taxes on its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Estimated costs and fees in connection with the Transactions, all of which are the obligation of the Company if the Transactions is consummated, are as follows:

        Financing and commitment costs.................................   $19,150,000
        Legal, accounting and other professional fees..................     5,225,000
        Financial advisory fees........................................     5,582,000
        Filing fees....................................................       221,000
        Printing and distribution costs................................       500,000
        Severance, incentive payments and related expenses.............     5,944,000
        Transaction fee................................................     8,500,000
        Miscellaneous..................................................       435,000
                                                                             --------
        TOTAL..........................................................   $45,552,000
                                                                             ========

     See "SPECIAL FACTORS--The Transaction Agreement, the Support Agreement and the Agreement Among Bidders" for a description of certain provisions for the reimbursement by the Company of certain fees and expenses, incurred by Purchasers. See "SPECIAL FACTORS--Opinion of BT Alex. Brown Incorporated" for a description of the fees payable to BT Alex. Brown.

14.  CERTAIN INFORMATION CONCERNING PURCHASERS

     RCBA.

     RCBA Purchaser I, L.P. is a Delaware limited partnership formed for the purpose of effecting the Offer and Merger and has conducted no business otherwise. Its principal executive office is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133.

     Richard C. Blum & Associates, Inc., a California corporation ("RCBA Inc."), is the general partner of Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA L.P."), which is the sole partner of the partnership at this time. RCBA Inc. is in turn controlled, for purposes of the federal securities laws, by Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc.

     RCBA L.P. is the general partner or investment adviser to Stinson Capital Partners, L.P., a California limited partnership ("Stinson"); BK Capital Partners IV, L.P., a California limited partnership ("BK IV"); the Carpenters Pension Trust for Southern California (the "Carpenters Trust"); United Brotherhood of Carpenters and Joiners of America Local Unions and Councils Pension Fund ("UBC"); and Insurance Company Supported Organizations Pension Plan ("ICSOPP"). Stinson and BK IV are each a California limited partnership whose principal business is investing in securities, and whose principal office is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133.

     RCBA L.P. is a California limited partnership whose principal business is acting as general partner for investment partnerships and providing investment advisory and financial consulting services. RCBA L.P. is a registered investment adviser with the Securities and Exchange Commission. The sole general partner of RCBA L.P. is RCBA Inc. The principal business office address of RCBA L.P. and RCBA Inc. is 909 Montgomery Street, Suite 400, San Francisco, California 94133.

     Richard C. Blum, Nils Colin Lind, Jeffrey W. Ubben, William C. Johnston, John C. Walker, Murray A. Indick, George F. Hamel, Jr., Marc T. Scholvinch and Thomas L. Kempner are the directors and executive officers of RCBA Inc. Messrs. Blum, Ubben, Johnston, Walker, Indick, Hamel, Schlolvinch and Kempner is each a citizen of the United States of America and Mr. Lind is a citizen of Norway.

     Messrs. Blum, Lind, Ubben, Johnston, Walker, Indich, Hamel and Schlolvinch each has as his principal business address 909 Montgomery Street, Suite 400, San Francisco, California 94133. Mr. Kempner has as his business address 40 Wall Street, New York, New York 10005.

     RCBA is a strategic equity investor, based in San Francisco, with more than $1.2 billion in domestic assets under management and a twenty year investment performance record. RCBA's investment strategy is to source negotiated private equity transactions with minority strategic block investments through the public market. RCBA sources its investments by identifying companies (or industries) undergoing change, which represent good businesses available at compelling values and where the opportunity exists to build relationships with management and subsequently implement strategies or extraordinary transactions to provide a superior return on investments.

     Fremont.

     Fremont Purchaser II, Inc. is a Delaware Corporation formed for the purpose of effecting the Transactions and has conducted no business otherwise. Its principal office is located at 50 Fremont Street, Suite 3700, San Francisco, California 94105.

     Fremont Acquisition Company II, L.L.C. is the parent of Fremont Purchaser II, Inc. Its principal office is located at 50 Fremont Street, Suite 3700, San Francisco, California 94105.

     Fremont Partners, L.P., a Delaware limited partnership and the managing member of Fremont Acquisition II, L.L.C., is a private investment fund headquartered in San Francisco with committed capital of approximately $605 million. Its principal office is located at 50 Fremont Street, Suite 3700, San Francisco, California 94105.

     FP Advisors, L.L.C., a Delaware limited liability company is the sole general partner of Fremont Partners, L.P. Its principal office is located at 50 Fremont Street, Suite 3700, San Francisco, California 94105.

     Fremont Group, L.L.C., a Delaware limited liability company, is the sole managing member of FP Advisors, L.L.C. Its principal office is located at 50 Fremont Street, Suite 3700, San Francisco, California 94105.

     Fremont Investors, Inc., a Nevada corporation, is the sole managing member of Fremont Group, L.L.C. Its principal office is located at 50 Fremont Street, Suite 3700, San Francisco, California 94105.

     Fremont is a private investment company managing over $7.4 billion of assets.

     Alan M. Dachs, Stephen D. Bechtel, Jr., Richard E. Cavanagh, Harold J. Haynes, Cordell W. Hull, Robert Jaunich II, Gilbert H. Lamphere, David L. Redo, George P. Shultz, John W. Weiser, Joseph D. Mahaffey, Jon S. Higgins, Richard S. Kopf and David W. Aronson are the directors and/or executive officers of Fremont Investors, Inc. Each is citizen of the United States and each has as his principal place of business 50 Fremont Street, Suite 3700, San Francisco, California 94105.

15.  RECAPITALIZATION ACCOUNTING

     The Transactions will be accounted for as a recapitalization, consisting of Debt Financing, an equity investment by Purchasers of $155.6 million and the cancellation of certain Shares in the Offer for the Per Share Amount and in the Merger in exchange for the Merger Consideration.

16.  MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Company will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Company cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS OFFER TO

PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Section 13(e)(1) of the Exchange Act, the Company has filed with the Commission the Schedule 13E-4 together with exhibits, furnishing additional information with respect to the Offer. The Company has filed a statement on Schedule 13E-3 with respect to the Offer and may file amendments to the Schedule 13E-3. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "THE TENDER OFFER -- Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          Kinetic Concepts, Inc.
October 8, 1997

                                                                      SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Certain information is set forth below concerning the executive officers of the Company, each of whom has been elected to serve until the 1998 annual meeting of directors and until his successor is duly elected and qualified. The executive officers of the Company and their ages and positions as of October 1, 1997 are as follows:

                     NAME                    AGE                  POSITION
    ---------------------------------------  ---   ---------------------------------------
    James R. Leininger, M.D................  53    Chairman of the Board
                                                   of Directors
    Raymond R. Hannigan....................  58    Director, President and
                                                   Chief Executive Officer
    Peter A. Leininger, M.D................  54    Director and Executive Vice
                                                   President
    Sam A. Brooks..........................  58    Director
    Frank A. Ehmann........................  63    Director
    Wendy L. Gramm.........................  52    Director
    Bernhard T. Mittemeyer.................  66    Director
    Dennis E. Noll.........................  42    Senior Vice President,
                                                   General Counsel and Secretary
    Frank DiLazzaro........................  39    President, KCI International
    Christopher M. Fashek..................  48    President, KCI Therapeutic
                                                   Services
    Richard C. Vogel.......................  43    Vice President and General
                                                   Manager, NuTech
    Michael C. Wells.......................  45    Vice President and General
                                                   Manager, KCI Home Care
    John H. Vrzalik, Sr. ..................  54    Vice President, Engineering
    Martin J. Landon.......................  38    Vice President, Accounting
                                                   and Corporate Controller
    Michael J. Burke.......................  50    Vice President,
                                                   Manufacturing
    Scott S. Brooks........................  49    Vice President, National
                                                   Accounts
    Larry P. Baker.........................  43    Vice President, Corporate
                                                   Services
    George P. Peace........................  42    Vice President, Information
                                                   Systems

     James R. Leininger, M.D. is the founder of the Company and has served as Chairman of the Board of Directors since 1976. From January 1990 to November 1994, Dr. James Leininger served as President and Chief Executive Officer of the Company. From 1975 until October 1986, Dr. James Leininger was also the Chairman of the Emergency Department of the Baptist Hospital System in San Antonio, Texas.

     Raymond R. Hannigan joined the Company as its President and Chief Executive Officer in November 1994 and has served as a director of the Company since 1994. From January 1991 to November 1994, Mr. Hannigan was the President of the International Division of Sterling Winthrop Consumer Health Group (a pharmaceutical company with operations in over 40 countries), a wholly-owned subsidiary of Eastman Kodak. From May 1989 to January 1991, Mr. Hannigan was the President of Sterling Drug International.

     Peter A. Leininger, M.D. joined the Company as its Vice President, Medical in 1978, became Chief Administrative Officer and Senior Vice President of the Company in January 1994 and was named Executive Vice President in September 1995. Dr. Peter Leininger became a member of the Company's Board of Directors in 1980. Prior to 1978, Dr. Peter Leininger maintained a private medical practice and functioned as the southeast regional distributor for the Company's products. Peter A. Leininger, M.D. is the brother of James R. Leininger, M.D.

     Sam A. Brooks has served as a Director of the Company since 1987. Mr. Brooks also serves on the Board of Directors of Nationwide Health Properties, Inc. (a real estate investment trust), Renal Care Group, Inc. (a nephrology practice management company), Quorum Health Group, Inc. (a hospital management company) and PhyCor, Inc. (a physician management company), each of which has securities registered under the Exchange Act. Mr. Brooks has served as the Chairman of the Board of MedSolutions, Inc. (a radiology medical management company) since 1992, President and Chief Executive Officer of the Renal Care Group, Inc. (a nephrology practice management company) since July 1995 and President of MedCare Investment Corp. (the general partner of a medical venture capital fund) since April 1991. From 1986 to October 1989, he was President of Nationwide Health Properties, Inc. and prior to 1986, Mr. Brooks served as Executive Vice President and Chief Financial Officer of Hospital Corporation of America (a hospital management company).

     Frank A. Ehmann has served as a Director of the Company since 1987. He is also a member of the Board of Directors of Genderm Inc. (a pharmaceutical company), SPX Corporation (an automotive parts manufacturer), American Health Corp., Inc. (a diabetes treatment provider) and AHA Investment Funds, Inc. (an investment advisory company). SPX Corporation, American Health Corp. and AHA Investment Funds have securities registered under the Exchange Act. Mr. Ehmann was President and Chief Operating Officer of United Stationers, Inc. (an office products company) from March 1986 to October 1989. Prior to December 1985, Mr. Ehmann was an Executive Vice President and Co-Chief Operating Officer of Baxter Travenol Laboratories, Inc. (a medical products company).

     Wendy L. Gramm, Ph.D. has served as a Director of the Company since 1996. Dr. Gramm is an economist, holding a Ph.D from Northwestern University and a B.A. from Wellesley College, both in economics. She chaired the Commodity Futures Trading Commission from 1988-1993. Prior to 1988, Dr. Gramm served as Administrator for Information and Regulatory Affairs at the Office of Management and Budget, Executive Director of the Presidential Task Force on Regulatory Relief, Director of the Bureau of Economics at the Federal Trade Commission and research economist at the Institute for Defense Analyses. She also was a professor of economics at Texas A&M University. Dr. Gramm currently directs the Regulatory Analysis Program at the Center for Study of Public Choice at George Mason University in Virginia. She has also been named to the Boards of Directors of the Chicago Merchantile Exchange (a commodities exchange), Enron Corp. (an energy company), IBP, Inc. (a meat processing company), and State Farm Insurance Companies (an insurance company) and Invesco Funds Group, Inc. (a mutual fund company). Enron Corp. and IBP, Inc. have securities registered under the Exchange Act.

     Bernhard T. Mittemeyer, M.D. has served as a Director of the Company since 1987. Dr. Mittemeyer currently is a Professor of Urological Surgery at the Texas Tech University School of Medicine. Dr. Mittemeyer served as Executive Vice President and Provost of the Texas Tech University Health Science Center from 1986 until 1996. Dr. Mittemeyer also served as Interim Dean of the Texas Tech School of Medicine from November 1988 until August 1990. From March 1985 until October 1986, Dr. Mittemeyer served as the Senior Vice President and Corporate Medical Director of Whittaker Health Services (a health maintenance organization). Prior to March 1985, Dr. Mittemeyer served for 28 years as a career officer in the United States Army which culminated in his service as the Surgeon General of the United States Army from October 1981 to February 1985.

     Dennis E. Noll joined the Company in February 1992 as its Senior Corporate Counsel and was appointed Vice President, General Counsel and Secretary in January 1993. Mr. Noll was promoted to Senior Vice President in September 1995. Prior to joining the Company in February 1992, Mr. Noll was a shareholder of the law firm of Cox & Smith Incorporated.

     Frank DiLazzaro joined the Company in 1988 as General Manager, KCI Medical Canada. Mr. DiLazzaro served as Vice President, KCI International from June 1989 to December 1992. Mr. DiLazzaro has served as President, KCI International since January 1993 and was Vice President, Marketing from April 1993 to September 1995.

     Christopher M. Fashek joined the Company in February 1995 as President of KCI Therapeutic Services. Prior to joining the Company, he served as General Manager, Sterling Winthrop, New Zealand since February 1993, and served as Vice President Sales of Sterling Health USA from 1989 until February 1993.

     Richard C. Vogel joined the Company as its Vice President and General Manager, NuTech on July 1, 1996. From 1989 to 1996, Mr. Vogel served as Executive Vice President of Vestar, Inc., a California-based biotechnology company.

     Michael C. Wells joined the Company as Regional Vice President, KCI Therapeutic Services, in August 1994 and served in that role until June 1996 when he was promoted to the position of Vice President and General Manager, KCI Home Care. Prior to joining the Company, he served in Sales Management and Infusion Management roles from 1988 to August 1994 with Homedco, which currently operates today as the Apria Healthcare Group. From 1978 to 1988, Mr. Wells held Marketing and Sales Management positions with Baxter Healthcare, formerly American Hospital Supply Corporation.

     John H. Vrzalik, Sr. joined the Company in 1977, was promoted to Vice President, Engineering in 1979 and has served in that position since that time.

     Martin J. Landon joined the Company in May 1994 as Senior Director of Corporate Development and was promoted to Vice President, Accounting and Corporate Controller in October 1994. From 1987 to May 1994, Mr. Landon worked for Intelogic Trace, Inc., most recently serving as Vice President, Chief Financial Officer.

     Michael J. Burke joined the Company in September 1995 as Vice President, Manufacturing. Prior to joining the Company, Mr. Burke worked for Sterling Winthrop, Inc., a Division of Eastman Kodak Company, for 25 years, where he served as Vice President, Manufacturing and as General Manager, Sterling Health HK/China since 1992.

     Scott S. Brooks joined the Company in July of 1989 as Director of Sales and Marketing for Simmons Healthcare. In November of 1989, he was promoted to the position of Vice President, Sales and Marketing for Simmons Healthcare. In July of 1990, Mr. Brooks served as Vice President of Sales and Marketing for Medical Services. From April 1991 to March 1993, Mr. Brooks served as Regional Vice President of KCI Therapeutic Services. From April 1993 to February 1994, Mr. Brooks served as Vice President, National Accounts of the Company. From March 1994 to March 1995, Mr. Brooks served as the President of Medical Retro Design, a subsidiary of the Company. Since 1975, Mr. Brooks has held the position of Vice President of National Accounts.

     Larry P. Baker joined the Company in 1987 as the Director of Human Resources. Since 1993, Mr. Baker has held the position of Vice President, Corporate Services.

     George P. Peace joined the Company in November 1994 as Vice President of Information Systems. From October 1992 to October 1994, Mr. Peace served as Vice President of Information Systems of La Quinta Inns, Inc. Prior to October 1992, Mr. Peace served as Director of Information Systems Operations of La Quinta Inns, Inc.

                                                                     SCHEDULE II

                    [BT ALEX. BROWN INCORPORATED LETTERHEAD]

                                October 1, 1997

Board of Directors
Kinetic Concepts, Inc.
8023 Vantage Drive
San Antonio, Texas 78230

Members of the Board:

     Kinetic Concepts, Inc., a Texas corporation ("KCI"), Fremont Purchaser II, Inc., a Delaware corporation ("F Purchaser"), and RCBA Purchaser I, L.P., a Delaware limited partnership ("B Purchaser" and, together with F Purchaser, the "Purchasers"), have proposed to enter into a Transaction Agreement (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on, among other things, completion of debt and equity financing, KCI will commence a tender offer to purchase all outstanding shares of the common stock, par value $0.001 per share, of KCI (the "KCI Common Stock"), other than a portion of such shares held by B Purchaser and its affiliates and certain other shareholders of KCI who will retain an equity interest in KCI (the "Roll-over Shareholders"), at a purchase price of $19.25 per share, net to the seller in cash (the "Tender Offer"). The Agreement also provides that, following such Tender Offer, each Purchaser will be merged with and into KCI (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of KCI Common Stock not previously tendered (other than those shares held by Roll-over Shareholders) will be converted into the right to receive $19.25 in cash. We have assumed, with your consent, that the Transaction will be treated as a recapitalization for financial reporting purposes. You have requested our opinion as to whether the cash consideration to be received in the Transaction by the holders of KCI Common Stock (other than Roll-over Shareholders) is fair, from a financial point of view, to such holders.

     BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of KCI in connection with the Transaction and will be acting as dealer manager for the Tender Offer and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction and a portion of which is payable upon the delivery of this opinion. We previously have acted as a co-managing underwriter in connection with public offerings of KCI Common Stock and, with your consent, will be acting as a lead managing underwriter of the proposed offering of senior subordinated debt securities to be issued to finance the Transaction, for which services we have received and will receive compensation. Affiliates of BT Alex. Brown also will be participating, with your consent, as documentation agent and a syndicated lender in the senior secured credit facility for the financing of the Transaction, for which services such affiliates will receive compensation. BT Alex. Brown maintains a market in KCI Common Stock and regularly publishes research reports regarding the health care industry and the businesses and securities of KCI and other publicly owned companies in the health care industry. In the ordinary course of business, BT Alex. Brown may actively trade the securities of KCI for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of KCI.

     In connection with this opinion, we have reviewed and analyzed certain publicly available financial information and other information concerning KCI and certain internal analyses and other information furnished to us by KCI. We have also held discussions with the members of the senior management of KCI and representatives of the Purchasers regarding the business and prospects of KCI. In addition, we have (i) reviewed the reported prices and trading activity for KCI Common Stock, (ii) compared certain financial and stock market information for KCI with similar information for certain other companies whose securities

Board of Directors
Kinetic Concepts, Inc.
October 1, 1997
Page 2

are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement as furnished to us in draft form, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of KCI, we have assumed that such information reflects the best currently available judgments and estimates of the management of KCI as to the likely future financial performance of KCI. We also have assumed, with your consent, that the final terms of the Agreement reviewed by us in draft form will not vary materially from the draft reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of KCI, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     In connection with our engagement to provide financial advisory services to the Board of Directors concerning strategic alternatives, we were authorized to solicit, and did solicit, interest from third parties with respect to the acquisition of KCI. In arriving at our opinion, we have considered the nature, scope and results of such solicitation.

     Our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of KCI and do not constitute a recommendation to any shareholder as to whether or not any such shareholder should tender shares of KCI Common Stock in the Tender Offer or how such shareholder should vote on the proposed Merger. We hereby consent to the inclusion of this opinion in its entirety as an exhibit to the tender offer or proxy statement of KCI distributed in connection with the Transaction.

     Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the cash consideration to be received in the Transaction by the holders of KCI Common Stock (other than Roll-over Shareholders) is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ BT ALEX. BROWN INCORPORATED
                                          --------------------------------------
                                          BT ALEX. BROWN INCORPORATED

                                                                    SCHEDULE III

                         TEXAS BUSINESS CORPORATION ACT
                               ARTICLES 5.11-5.13
                               DISSENTER'S RIGHTS

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

                                      III-1

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90)

                                      III-2
     days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

                                      III-3

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                      III-4

                                                                     SCHEDULE IV

                    INDEX TO HISTORICAL FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Annual Financial Statements
  Report of Independent Auditors......................................................  IV-2
  Consolidated Balance Sheets as of December 31, 1996 and 1995........................  IV-3
  Consolidated Statements of Earnings for the Years Ended December 31, 1996, 1995 and
     1994.............................................................................  IV-4
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995
     and 1994.........................................................................  IV-5
  Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
     1996, 1995 and 1994..............................................................  IV-6
  Notes to Consolidated Financial Statements..........................................  IV-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Kinetic Concepts, Inc.:

     We have audited the accompanying consolidated balance sheets of Kinetic Concepts, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kinetic Concepts, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the Consolidated Financial Statements, the Company changed its method of applying overhead to inventory in 1994.

                                               /s/ KPMG PEAT MARWICK LLP
                                          --------------------------------------
                                                  KPMG PEAT MARWICK LLP
San Antonio, Texas
February 5, 1997

                          CONSOLIDATED BALANCE SHEETS

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 59,045     $ 52,399
  Accounts receivable, net.............................................    58,241       56,032
  Inventories..........................................................    20,042       18,854
  Note receivable from principal shareholder...........................        --       10,291
  Prepaid expenses and other...........................................     6,860        4,865
                                                                         --------     --------
          Total current assets.........................................   144,188      142,441
                                                                         --------     --------
Net property, plant and equipment......................................    65,224       62,276
Other notes receivable, net............................................        --        3,187
Goodwill, less accumulated amortization of $12,021 in 1996 and
  $10,625 in 1995......................................................    13,541       13,968
Other assets, less accumulated amortization of $5,614 in 1996 and
  $5,638 in 1995.......................................................    30,440       21,854
                                                                         --------     --------
                                                                         $253,393     $243,726
                                                                         ========     ========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................................  $  3,974     $  2,512
  Current installments of capital lease obligations....................       118           --
  Accrued expenses.....................................................    29,792       26,490
  Income tax payable...................................................     2,970        4,026
                                                                         --------     --------
          Total current liabilities....................................    36,854       33,028
                                                                         --------     --------
Capital lease obligations, excluding current installments..............       396           --
Deferred income taxes, net.............................................     5,065          374
                                                                         --------     --------
                                                                           42,315       33,402
                                                                         --------     --------

Commitments and contingencies (Note 11)
Shareholders' equity:
Common stock; issued and outstanding 42,355 in 1996 and 44,331 in
  1995.................................................................        42           44
Additional paid-in capital.............................................        --       12,123
Retained earnings......................................................   210,816      197,290
Cumulative foreign currency translation adjustment.....................       555        1,052
Notes receivable from officers.........................................      (335)        (185)
                                                                         --------     --------
                                                                          211,078      210,324
                                                                         --------     --------
                                                                         $253,393     $243,726
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                       CONSOLIDATED STATEMENT OF EARNINGS

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Revenue:
  Rental and service.......................................  $225,450     $206,653     $228,832
  Sales and other..........................................    44,431       36,790       40,814
                                                             --------     --------     --------
     Total revenue.........................................   269,881      243,443      269,646
                                                             --------     --------     --------
Rental expenses............................................   146,205      137,420      159,235
Cost of goods sold.........................................    16,315       13,729       19,388
                                                             --------     --------     --------
                                                              162,520      151,149      178,623
                                                             --------     --------     --------
     Gross profit..........................................   107,361       92,294       91,023
Selling, general and administrative expenses...............    52,007       48,502       51,813
Unusual items..............................................        --           --      (84,868)
                                                             --------     --------     --------
     Operating earnings....................................    55,354       43,792      124,078
Interest income (expense), net.............................     9,087        4,554       (4,528)
                                                             --------     --------     --------
     Earnings before income taxes, minority interest and
       cumulative effect of change in accounting
       principle...........................................    64,441       48,346      119,550
Income taxes...............................................    25,454       19,905       55,949
                                                             --------     --------     --------
     Earnings before minority interest and cumulative
       effect of change in accounting principle............    38,987       28,441       63,601
Minority interest in subsidiary loss.......................        --           --           40
Cumulative effect of change in accounting for inventory....        --           --          742
                                                             --------     --------     --------
     Net earnings..........................................  $ 38,987     $ 28,441     $ 64,383
                                                             ========     ========     ========
Earnings per common and common equivalent share:
  Earnings before cumulative effect of change in accounting
     principle.............................................  $   0.86     $   0.63     $   1.44
  Cumulative effect of change in accounting for
     inventory.............................................        --           --         0.02
                                                             --------     --------     --------
     Earnings per share....................................  $   0.86     $   0.63     $   1.46
                                                             ========     ========     ========
Shares used in earnings per share computations.............    45,489       45,457       44,143
                                                             ========     ========     ========

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              1996         1995         1994
                                                            --------     --------     ---------
Cash flows from operating activities:
  Net earnings............................................  $ 38,987     $ 28,441     $  64,383
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization........................    21,794       22,760        38,795
     Provision for uncollectible accounts receivable......     2,457        1,883         1,100
     Noncash portion of unusual items.....................        --           --         4,797
     Loss (gain) on KCIFS and Medical Services
       dispositions.......................................        --        2,933       (10,121)
     Gain on early repayment of notes receivable..........    (5,180)          --            --
     Change in assets and liabilities net of effects from
       purchase of subsidiaries and unusual items:
       Decrease (increase) in accounts receivable, net....    (4,626)      (2,695)        7,316
       Decrease (increase) in notes receivable............     3,187        6,014        (9,201)
       Decrease (increase) in inventory...................    (1,034)        (998)        2,735
       Decrease (increase) in prepaid and other assets....    (1,927)        (593)        3,947
       Increase (decrease) in accounts payable............     1,525         (895)       (3,672)
       Increase (decrease) in accrued expenses............     3,349         (520)        2,781
       Increase (decrease) in income taxes payable........    (1,056)      (3,999)        5,378
       Increase (decrease) in deferred income taxes.......     4,691        4,451       (11,787)
                                                            --------     --------     ---------
          Net cash provided by operating activities.......    62,167       56,782        96,451
                                                            --------     --------     ---------
Cash flows from investing activities:
  Additions to property, plant and equipment..............   (27,783)     (36,104)      (13,814)
  Decrease (increase) in inventory to be converted into
     equipment for short-term rental......................       700       (1,000)        4,250
  Dispositions of property, plant and equipment...........     5,400        3,231         2,869
  Proceeds from sale of KCIFS and Medical Services
     divisions............................................        --        7,182        65,300
  Excess principal repayment on discounted notes
     receivable...........................................     5,180           --            --
  Business acquired in purchase transactions, net of cash
     acquired.............................................    (1,146)          --            --
  Decrease (increase) in finance lease receivables, net...        --          339        (1,561)
  Note (received) repaid from principal shareholder.......    10,000      (10,000)           --
  Increase in other assets................................    (9,960)      (6,531)       (9,230)
                                                            --------     --------     ---------
          Net cash provided (used) by investing
            activities....................................   (17,609)     (42,883)       47,814
                                                            --------     --------     ---------
Cash flows from financing activities:
  Repayments of notes payable and long-term obligations...        --         (800)     (102,625)
  Borrowing (repayments)of capital lease obligations......       457          (64)       (2,382)
  Proceeds from the exercise of stock options.............     4,264        4,919           915
  Purchase and retirement of treasury stock...............   (35,241)      (2,849)       (1,157)
  Cash dividends paid to shareholders.....................    (6,607)      (6,631)       (6,588)
  Other...................................................      (150)        (185)         (791)
                                                            --------     --------     ---------
          Net cash used by financing activities...........   (37,277)      (5,610)     (112,628)
                                                            --------     --------     ---------
Effect of exchange rate changes on cash and cash
  equivalents.............................................      (635)         869         1,324
                                                            --------     --------     ---------
Net increase in cash and cash equivalents.................     6,646        9,158        32,961
Cash and cash equivalents, beginning of year..............    52,399       43,241        10,280
                                                            --------     --------     ---------
Cash and cash equivalents, end of year....................  $ 59,045     $ 52,399     $  43,241
                                                            ========     ========     =========

          See accompanying notes to consolidated financial statements.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                    CUMULATIVE
                                                                                     FOREIGN
                                                          ADDITIONAL                 CURRENCY
                                                COMMON     PAID-IN      RETAINED    TRANSLATION   TREASURY    LOAN TO
                                                STOCK      CAPITAL      EARNINGS    ADJUSTMENT     STOCK       ESOP
                                                ------    ----------    --------    ----------    --------    -------
Balances at December 31, 1993.................   $ 46      $ 18,803     $117,685     $ (1,602)    $(8,510)     $(655)
  Net earnings................................     --            --       64,383           --          --         --
  Exercise of stock options...................     --           803           --           --          --         --
  Forgiveness of officer receivable...........     --            --           --           --          --         --
  Tax benefit realized from stock option
    plan......................................     --           112           --           --          --         --
  Treasury stock purchased....................     --            --           --           --      (1,157)        --
  Treasury stock retired......................     (2)       (9,665)          --           --       9,667         --
  Cash dividends on common and preferred
    preferred stock -- $0.15 per share........     --            --       (6,588)          --          --         --
  Payments on loan to ESOP....................     --            --           --           --          --        655
  Foreign currency translation adjustment.....     --            --           --        1,448          --         --
                                                  ---       -------     --------      -------     -------      -----
Balances at December 31, 1994.................     44        10,053      175,480         (154)         --         --
                                                  ---       -------     --------      -------     -------      -----
  Net earnings................................     --            --       28,441           --          --         --
  Exercise of stock options...................     --         4,024           --           --          --         --
  Tax benefit realized from stock
    option plan...............................     --           895           --           --          --         --
  Treasury stock purchased....................     --            --           --           --      (2,849)        --
  Treasury stock retired......................     --        (2,849)          --           --       2,849         --
  Cash dividends on common stock -- $0.15 per
    share.....................................     --            --       (6,631)          --          --         --
  Foreign currency translation adjustment.....     --            --           --        1,206          --         --
                                                  ---       -------     --------      -------     -------      -----
Balances at December 31, 1995.................     44        12,123      197,290        1,052          --         --
                                                  ---       -------     --------      -------     -------      -----
  Net earnings................................     --            --       38,987           --          --         --
  Exercise of stock options...................     --         2,098           --           --          --         --
  Tax benefit realized from stock
    option plan...............................     --         2,166           --           --          --         --
  Treasury stock purchased....................     --            --           --           --     (35,241)        --
  Treasury stock retired......................     (2)      (16,387)     (18,854)          --      35,241         --
  Cash dividends on common stock -- $0.15 per
    share.....................................     --            --       (6,607)          --          --         --
  Foreign currency translation adjustment.....     --            --           --         (497)         --         --
                                                  ---       -------     --------      -------     -------      -----
Balances at December 31, 1996.................   $ 42      $     --     $210,816     $    555     $    --      $  --
                                                  ===       =======     ========      =======     =======      =====


                                                NOTES RECEIVABLE FROM        TOTAL
                                                OFFICERS FOR EXERCISE    SHAREHOLDERS'
                                                  OF STOCK OPTIONS          EQUITY
                                                ---------------------    -------------
                                                <
Balances at December 31, 1993.................          $ (60)             $ 125,707
  Net earnings................................             --                 64,383
  Exercise of stock options...................             --                    803
  Forgiveness of officer receivable...........             60                     60
  Tax benefit realized from stock option
    plan......................................             --                    112
  Treasury stock purchased....................             --                 (1,157)
  Treasury stock retired......................             --                     --
  Cash dividends on common and preferred
    preferred stock -- $0.15 per share........             --                 (6,588)
  Payments on loan to ESOP....................             --                    655
  Foreign currency translation adjustment.....             --                  1,448
                                                        -----               --------
Balances at December 31, 1994.................             --                185,423
                                                        -----               --------
  Net earnings................................             --                 28,441
  Exercise of stock options...................           (185)                 3,839
  Tax benefit realized from stock
    option plan...............................             --                    895
  Treasury stock purchased....................             --                 (2,849)
  Treasury stock retired......................             --                     --
  Cash dividends on common stock -- $0.15 per
    share.....................................             --                 (6,631)
  Foreign currency translation adjustment.....             --                  1,206
                                                        -----               --------
Balances at December 31, 1995.................           (185)               210,324
                                                        -----               --------
  Net earnings................................             --                 38,987
  Exercise of stock options...................           (150)                 1,948
  Tax benefit realized from stock
    option plan...............................             --                  2,166
  Treasury stock purchased....................             --                (35,241)
  Treasury stock retired......................             --                     (2)
  Cash dividends on common stock -- $0.15 per
    share.....................................             --                 (6,607)
  Foreign currency translation adjustment.....             --                   (497)
                                                        -----               --------
Balances at December 31, 1996.................          $(335)             $ 211,078
                                                        =====               ========

          See accompanying notes to consolidated financial statements.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Principles of Consolidation

     The consolidated financial statements include the accounts of Kinetic Concepts, Inc. ("KCI") and all subsidiaries (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications of amounts related to prior years have been made to conform with the 1996 presentation.

  (b) Nature of Operations and Customer Concentration

     The Company designs, manufactures, markets and distributes therapeutic products, primarily specialty hospital beds, mattress overlays and medical devices that treat and prevent the complications of immobility. The principal markets for the Company's products are domestic and international health care providers, predominantly hospitals and extended care facilities throughout the U.S. and Western Europe. Receivables from these customers are unsecured.

     The Company contracts with both proprietary and voluntary purchasing organizations ("GPOs"). Proprietary GPOs own all of the hospitals which they represent and, as a result, can ensure complete compliance with an executed national agreement. Voluntary GPOs negotiate contracts on behalf of member hospital organizations but cannot ensure that their members will comply with the terms of an executed national agreement. Approximately 47% of the Company's revenue during 1996 was generated under national agreements with GPOs.

     The Company operates directly in ten foreign countries including Germany, Austria, the United Kingdom, Canada, France, the Netherlands, Switzerland, Australia, Sweden and Italy (see Note 13).

  (c) Revenue Recognition

     Service and rental revenue are recognized as services are rendered. Sales and other revenue are recognized when products are shipped. Through June 15, 1995, the Company leased certain medical equipment under long-term lease agreements which were accounted for as direct financing leases. Unearned interest was amortized to income over the term of the lease using the interest method (see Note 2).

  (d) Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

  (e) Inventories

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory expected to be converted into equipment for short-term rental has been reclassified to property, plant and equipment.

     On January 1, 1994, the Company changed its method of applying overhead to inventory. Historically, a single labor overhead rate and a single materials overhead rate were used in valuing ending inventory. Labor overhead was applied as labor was incurred while materials overhead was applied at the time of shipping.

  (f) Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Betterments which extend the useful life of the equipment are capitalized.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

  (g) Depreciation and Amortization

     Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives (thirty to forty years for the buildings and between three and ten years for most of the Company's other property and equipment) of the assets.

  (h) Goodwill

     Goodwill represents the excess purchase price over the fair value of net assets acquired and is amortized over five to thirty-five years from the date of acquisition using the straight-line method.

     The carrying value of goodwill is based on management's current assessment of recoverability. Management evaluates recoverability using both objective and subjective factors. Objective factors include management's best estimates of projected future earnings and cash flows and analysis of recent sales and earnings trends. Subjective factors include competitive analysis, technological advantage or disadvantage, and the Company's strategic focus.

  (i) Other Assets

     Other assets consist principally of patents, trademarks, system development costs, long-term investments, cash and investments restricted for use by the Company's captive insurance company, and the estimated residual value of assets subject to leveraged leases. Patents and trademarks are amortized over the estimated useful life of the respective asset using the straight-line method.

  (j) Income Taxes

     The Company recognizes certain transactions in different time periods for financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The provision for deferred income taxes represents the change in deferred income tax accounts during the year.

  (k) Common Stock and Earnings Per Common and Common Equivalent Share

     Earnings per common and common equivalent share are computed by dividing net earnings by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options (using the treasury stock method). Earnings per share computed on a fully diluted basis is not presented as it is not significantly different from earnings per share computed on a primary basis.

  (l) Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (m) Insurance Programs

     The Company established the KCI Employee Benefits Trust (the "Trust") as a self-insurer for certain risks related to the Company's U.S. employee health plan and certain other benefits. The Company funds the

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

Trust based on the value of expected future payments, including claims incurred but not reported. The Company has purchased insurance which limits the Trust's liability under the benefit plans.

     The Company's wholly-owned captive insurance company, KCI Insurance Company, Ltd. (the "Captive"), reinsures the primary layer of commercial general liability, workers' compensation and auto liability insurance for certain operating subsidiaries. Provisions for losses expected under these programs are recorded based upon estimates of the aggregate liability for claims incurred based on actuarial reviews. The Company has obtained insurance coverage for catastrophic exposures as well as those risks required to be insured by law or contract.

  (n) Foreign Currency Translation

     The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period.

  (o) Stock Options

     During October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". The new Statement allows companies to continue accounting for stock-based compensation under the provisions of APB Opinion 25, "Accounting for Stock Issued to Employees"; however, companies are encouraged to adopt a new accounting method based on the estimated fair value of employee stock options. Companies that do not follow the new fair value based method will be required to provide expanded disclosures in footnotes to the financial statements. The Company has elected to continue accounting for stock-based compensation under the provisions of APB Opinion 25 and has provided the required by disclosures (See Note 9).

NOTE 2.  ACQUISITIONS AND DISPOSITIONS

     On June 15, 1995, the Company sold KCI Financial Services ("KCIFS") to Cura Capital Corporation ("Cura") for cash under a Stock Purchase Agreement. Upon consummation of this transaction, Cura acquired all of the outstanding capital stock of KCIFS. Total proceeds from the sale were $7.2 million. This transaction resulted in a pre-tax loss of $2.9 million which is reflected in selling, general and administrative expenses in 1995. In addition, the Company and its affiliates agreed not to provide lease financing for medical equipment manufactured by third parties for a period of three years. KCIFS served as the leasing agent for Medical Services, certain assets of which were sold in September 1994. The operating results of KCIFS for 1995 and 1994 were not material as compared to the overall results of the Company.

     In December of 1994, the Company adopted a plan to liquidate the assets of Medical Retro Design, Inc. ("MRD"). Pursuant to that plan, the Company sold certain operating assets of MRD to HBR Healthcare Co. under an Asset Purchase Agreement effective March 27, 1995. The sales price was approximately $250,000. In conjunction with the sale, KCI and its affiliates agreed not to refurbish certain hospital beds and related furniture for a period of three years. Goodwill of $1.5 million associated with MRD was written off in 1994. The write-off was treated as an unusual item. The operating results of MRD for 1995 and 1994 were immaterial to the overall results of the Company.

     On September 30, 1994, the Company sold certain assets (the "Assets") used exclusively by Medical Services to Mediq/PRN under an Asset Purchase Agreement. Upon consummation of this transaction, Mediq/PRN acquired the Assets and assumed certain liabilities of Medical Services. The sales price was approximately $84.1 million. In conjunction with the sale, the Company and its affiliates agreed not to rent or distribute a portfolio of critical care and life support equipment for five years.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     Gross proceeds included a cash payment of approximately $65.3 million and promissory notes in the aggregate principal amount of $18.8 million. The net proceeds of $72.8 million, pre-tax gain of $10.1 million, and after-tax net loss of $2.5 million were calculated, as follows (in thousands):

        Cash..............................................................  $ 65,300
        Notes receivable (See Note 3).....................................     9,852
        Fees and commissions..............................................    (2,329)
                                                                            --------
             Net proceeds.................................................    72,823
        Equipment and inventory sold......................................   (38,959)
        Goodwill..........................................................   (25,778)
        Accounts receivable provision.....................................      (479)
        Capital leases assumed............................................     2,514
                                                                            --------
             Pre-tax gain on disposition..................................    10,121
                                                                            --------
        Tax expense.......................................................   (12,601)
                                                                            --------
             Net loss on disposition......................................  $ (2,480)
                                                                            ========

     Tax expense exceeded the pre-tax gain amount due to the nondeductibility of $25.8 million in unamortized goodwill.

     During the second quarter of 1996, the Company acquired Astec Medical, a small overlay company in the United Kingdom. This firm produces a well-received product which will enable the Company to further penetrate the community hospital market throughout Europe.

     Subsequent to December 31, 1996, the Company acquired H.F. Systems, Inc. of Los Angeles. H.F. Systems offers a complete line of therapeutic specialty support surfaces primarily to the West Coast extended care marketplace. The purchase price was approximately $8 million in cash and other considerations.

NOTE 3.  NOTES RECEIVABLE

     In August 1995, the Company loaned $10.0 million to James R. Leininger, M.D., the principal shareholder and chairman of the Company's Board of Directors. The note was secured by a Stock Pledge Agreement covering one million shares of common stock in Kinetic Concepts, Inc. Interest was payable in annual installments at the rate of 7.94%. In January 1996, the note receivable was collected in full.

     Other notes receivable included notes received from Mediq/PRN as part of the proceeds on the sale of Medical Services effective September 30, 1994. At the time of the sale, the Company received an opinion from an independent investment banker on the notes receivable which was used to arrive at the carrying values. In October of 1996, the Company negotiated the early repayment of all remaining notes for $8.5 million, plus interest accrued through closing. As a result of this transaction, the Company recognized a one-time gain of $5.2 million before income taxes which has been included as interest income as of

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

December 31, 1996. The values of the various notes receivable at December 31, 1995 for accounting purposes are described below (in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                                    PRINCIPAL BALANCE
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Note from PRN Holding, Inc. with 10% interest due
          quarterly in arrears beginning March 1996 and principal
          due
          September 1999.........................................  $    --     $10,000
        Less discount and valuation allowance....................       --      (6,813)
                                                                   -------     -------
        Notes receivable, noncurrent.............................  $    --     $ 3,187
                                                                   =======     =======

NOTE 4.  SUPPLEMENTAL BALANCE SHEET DATA

     Accounts receivable consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Trade accounts receivable................................  $63,613     $60,149
        Employee and other receivables...........................    2,160       2,060
                                                                   -------     -------
                                                                    65,773      62,209
        Less allowance for doubtful receivables..................    7,532       6,177
                                                                   -------     -------
                                                                   $58,241     $56,032
                                                                   =======     =======

     Inventories consist of the following (in thousands):

                                                                      DECEMBER 31,
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Finished goods...........................................  $ 5,586     $ 2,890
        Work in process..........................................    1,893       1,040
        Raw materials, supplies and parts........................   17,113      20,174
                                                                   -------     -------
                                                                    24,592      24,104
        Less amounts expected to be converted into equipment for
          short-term rental......................................    4,550       5,250
                                                                   -------     -------
                                                                   $20,042     $18,854
                                                                   =======     =======

     Net property, plant and equipment consist of the following (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Land...................................................  $  1,007     $    742
        Buildings..............................................    14,254       13,418
        Equipment for short-term rental........................   133,896      110,858
        Machinery, equipment and furniture.....................    36,821       27,610
        Leasehold improvements.................................     1,388        1,042
        Inventory to be converted into equipment...............     4,550        5,250
                                                                 --------     --------
                                                                  191,916      158,920
        Less accumulated depreciation and amortization.........   126,692       96,644
                                                                 --------     --------
                                                                 $ 65,224     $ 62,276
                                                                 ========     ========

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     Accrued expenses consist of the following (in thousands):

                                                                        DECEMBER
                                                                   -------------------
                                                                    1996        1995
                                                                   -------     -------
        Payroll, commissions and related taxes...................  $13,162     $12,589
        Insurance accruals.......................................    2,887       3,470
        Other accrued expenses...................................   13,743      10,431
                                                                   -------     -------
                                                                   $29,792     $26,490
                                                                   =======     =======

     The carrying amount of financial instruments in current assets and current liabilities approximate fair value because of the short maturity of these instruments.

NOTE 5.  NOTE PAYABLE AND LONG-TERM OBLIGATIONS

     The Company entered into a revolving credit and term loan agreement (the "Credit Agreement") with a bank as agent for itself and certain other financial institutions. The Credit Agreement provides for a $50 million one-year revolving credit facility with a two-year renewal option. Any advances under the Credit Agreement are due at the end of the period covered by the Credit Agreement. At December 31, 1996, the entire $50 million balance was available.

     The interest rate payable on borrowings under the Credit Agreement is at the election of the Company: (i) the Bank's reference rate, or (ii) the London inter-bank offered rate quoted to the Bank for one, two, three, or six month Eurodollar deposits adjusted for appropriate reserves ("LIBOR") plus 40 basis points.

     The Credit Agreement requires that the Company maintain specified ratios and meet certain financial targets. The Credit Agreement also contains certain events of default, includes certain provisions governing a change in control of the Company, and establishes various fees to be paid by the Company. At December 31, 1996, the Company was in compliance with all covenants.

     Interest paid on debt during 1996, 1995 and 1994 amounted to $0.2 million, $0.4 million and $5.4 million, respectively.

NOTE 6.  LEASING OBLIGATIONS

     The Company is obligated for equipment under various capital leases which expire at various dates during the next four years. At December 31, 1996 the gross amount of equipment under capital leases totaled $619,000 and related accumulated depreciation totaled $175,000.

     The Company leases service vehicles, office space, various storage spaces and manufacturing facilities under noncancelable operating leases which expire at various dates over the next six years. Total rental expense for operating leases, net of sublease payments received, was $13.5 million, $12.0 million and $10.9 million for the years ended December 31, 1996, 1995 and 1994, respectively.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

                                                                    CAPITAL     OPERATING
                                                                    LEASES       LEASES
                                                                    -------     ---------
        1997......................................................   $ 208       $10,498
        1998......................................................     160         7,947
        1999......................................................     160         5,221
        2000......................................................      93         3,771
        2001......................................................      --         1,073
        Later years...............................................      --            --
                                                                      ----       -------
        Total minimum lease payments..............................     621       $28,510
                                                                                 =======
        Less amount representing interest.........................     107
                                                                      ----
        Present value of net minimum capital lease payments.......     514
        Less current portion......................................     118
                                                                      ----
        Obligations under capital leases excluding current
          installments............................................   $ 396
                                                                      ====

NOTE 7.  INCOME TAXES

     Earnings before income taxes consists of the following (in thousands):

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                            1996        1995         1994
                                                           -------     -------     --------
    Domestic.............................................  $51,771     $37,542     $110,287
    Foreign..............................................   12,670      10,804        9,263
                                                           -------     -------     --------
                                                           $64,441     $48,346     $119,550
                                                           =======     =======     ========

     Income tax expense attributable to income from continuing operations consists of the following (in thousands):

                                                              YEAR ENDED DECEMBER 31, 1996
                                                           ----------------------------------
                                                           CURRENT      DEFERRED       TOTAL
                                                           -------      --------      -------
    Federal..............................................  $14,363       $4,464       $18,827
    State................................................    2,569          552         3,121
    International........................................    3,831         (325)        3,506
                                                           -------       ------       -------
                                                           $20,763       $4,691       $25,454
                                                           =======       ======       =======

                                                              YEAR ENDED DECEMBER 31, 1995
                                                           ----------------------------------
                                                           CURRENT      DEFERRED       TOTAL
                                                           -------      --------      -------
    Federal..............................................  $ 8,148       $4,174       $12,322
    State................................................    2,140          277         2,417
    International........................................    5,166           --         5,166
                                                           -------       ------       -------
                                                           $15,454       $4,451       $19,905
                                                           =======       ======       =======

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

                                                             YEAR ENDED DECEMBER 31, 1994
                                                           --------------------------------
                                                           CURRENT     DEFERRED      TOTAL
                                                           -------     --------     -------
    Federal..............................................  $56,697     $(11,031)    $45,666
    State................................................    8,212         (756)      7,456
    International........................................    3,282           --       3,282
                                                           -------     --------     -------
                                                           $68,191     $(11,787)    $56,404
                                                           =======     ========     =======

     Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the statutory tax rate of 35 percent to pre-tax income from continuing operations as a result of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                             1996         1995        1994
                                                            -------     --------     -------
    Computed "expected" tax expense.......................  $22,554     $ 16,921     $41,843
    Goodwill..............................................      442          533       9,307
    State income taxes, net of Federal benefit............    2,028        1,571       4,846
    Tax-exempt interest from municipal bonds..............     (445)          --          --
    Foreign income taxed at other than U.S. rates.........    1,145        1,836         350
    Utilization of foreign net operating loss
      carryforwards.......................................     (123)        (231)       (814)
    Nonconsolidated foreign net operating loss............       67          492         566
    Foreign, other........................................     (441)      (1,450)        271
    Effect of change in inventory accounting method.......       --           --         455
    Other, net............................................      227          233        (420)
                                                            -------      -------     -------
                                                            $25,454     $ 19,905     $56,404
                                                            =======      =======     =======

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and December 31, 1995 are presented below:

                                                                       1996         1995
                                                                     --------     --------
    Deferred Tax Assets:
      Accounts receivable, principally due to allowance for
         doubtful accounts.........................................  $  4,458     $  3,591
      Intangible assets, deducted for book purposes but capitalized
         and amortized for tax purposes............................         1          323
      Net operating loss carryforwards.............................        67          492
      Inventories, principally due to additional costs capitalized
         for tax purposes pursuant to the Tax Reform Act of 1986...       664          702
      Notes receivable, basis difference...........................        --          397
      Legal fees, capitalized and amortized for tax purposes.......       670          402
      Accrued liabilities..........................................     1,015          519
      Deferred foreign tax asset...................................       325           --
      Other........................................................     1,089           41
                                                                     --------     --------
         Total gross deferred tax assets...........................     8,289        6,467
         Less valuation allowance..................................       (67)        (492)
                                                                     --------     --------
         Net deferred tax assets...................................     8,222        5,975
    Deferred Tax Liabilities:
      Plant and equipment, principally due to differences in
         depreciation and basis....................................   (11,722)      (5,686)
      Deferred state tax liability.................................      (973)        (421)
      Investments, principally due to differences in tax treatment
         of certain components.....................................      (506)          --
      Other........................................................       (86)        (242)
                                                                     --------     --------
           Total gross deferred tax liabilities....................   (13,287)      (6,349)
                                                                     --------     --------
              Net deferred tax liability...........................  $ (5,065)    $   (374)
                                                                     ========     ========

     At December 31, 1996, the Company had $1.1 million of operating loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards must be utilized within the applicable carryforward periods. A valuation allowance has been provided for the deferred tax assets related to loss carryforwards. Carryforwards of $712,000 can be used indefinitely and the remainder expire from 1997 through 2001.

     The Company anticipates that the reversal of existing taxable temporary differences and future taxable income will provide sufficient taxable income to realize the tax benefit of the remaining deferred tax assets. In accordance with the Company's accounting policy, U.S. deferred taxes have not been provided on undistributed earnings of foreign subsidiaries at the end of 1996, as the Company intends to reinvest these earnings permanently in the foreign operations or to repatriate such earnings only when it is advantageous for the Company to do so. The amount of the unrecognized tax liability for these undistributed earnings was not material at the end of 1996 due to the availability of foreign tax credits.

     Income taxes paid during 1996, 1995 and 1994 were $15.4 million, $15.1 million and $57.3 million, respectively.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

NOTE 8.  SHAREHOLDERS' EQUITY AND EMPLOYEE BENEFIT PLANS

  Common Stock:

     The Company is authorized to issue 100 million shares of Common Stock, $.001 par value (the "Common Stock"). The number of shares of Common Stock issued and outstanding at the end of 1996 and 1995 was 42,355,000 and 44,331,000, respectively.

  Treasury Stock:

     In July, 1995, the Company's Board of Directors approved a program to repurchase up to 3,000,000 shares of its Common Stock. The Company repurchased 2,563,000 shares during 1996 and 77,000 shares during 1995. As of December 31, 1996, there were 360,000 remaining shares to be repurchased in the program. In 1994, the Company's Board of Directors adopted a resolution to return all repurchased shares to the status of authorized but unissued shares. In accordance with this resolution, the Company retired 2,563,000 and 77,000 treasury shares in 1996 and 1995, respectively. Subsequent to 1996, the Company's Board of Directors approved a program which authorizes the Company to purchase up to an additional 3 million shares.

  Preferred Stock:

     The Company is authorized to issue up to 20 million shares of Redeemable Preferred Stock, par value $0.001 per share, in one or more series. As of December 31, 1996 and December 31, 1995, none were issued.

  Employee Stock Ownership Plan:

     The Company has established an Employee Stock Ownership Plan (the "ESOP") covering employees of the Company who meet minimum age and length of service requirements. The ESOP enables eligible employees to acquire a proprietary interest in the Company.

     As of December 31, 1996, all shares of stock owned by the ESOP have been allocated to employees. Based on the number of shares planned to be allocated for the year, ESOP expense recorded during 1996, 1995 and 1994 amounted to $0, $263,000 and $476,000, respectively.

  Investment Plan:

     The Company has an Investment Plan intended to qualify as a deferred compensation plan under Section 401(k) of the Internal Revenue Code of 1986. The Investment Plan is available to all domestic employees and the Company matches employee contributions up to a specified limit. In 1996, 1995 and 1994, $498,000, $265,000 and $314,000, respectively, was charged to expense for matching contributions.

NOTE 9.  STOCK OPTION PLANS

     In October 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 123, "Accounting for Stock-Based Compensation". While the new accounting standard encourages the adoption of a new fair-value method for expense recognition, Statement 123 allows companies to continue accounting for stock options and other stock-based awards as provided in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). The Company has elected to follow the provisions of APB 25 and related interpretations in accounting for its stock options plans because, as discussed below, the alternative fair-value method prescribed by FASB Statement No. 123 requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options generally equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     The 1987 Kinetic Concepts, Inc. Key Contributor Stock Option Plan (the "Key Contributor Stock Option Plan") covers up to an aggregate of 5,750,000 shares of the Company's Common Stock. Options may be granted under the Key Contributor Stock Option Plan to employees (including officers), non-employee directors and consultants of the Company. The exercise price of the options is determined by a committee of the Board of Directors of the Company. The Key Contributor Stock Option Plan permits the Board of Directors to declare the terms for payment when such options are exercised. Options may be granted with a term not exceeding ten years.

     The 1988 Kinetic Concepts, Inc. Directors Stock Option Plan (the "Directors Stock Option Plan") covers an aggregate of 300,000 shares of the Company's Common Stock and may be granted to non-employee directors of the Company. The exercise price of options granted under the Directors Stock Option Plan shall be the fair market value of the shares of the Company's Common Stock on the date that such option is granted.

     The 1995 Kinetic Concepts, Inc. Senior Executive Management Stock Option Plan (the "Senior Executive Stock Option Plan") covers a total of 1,400,000 shares of the Company's Common Stock and may be granted to certain senior executives of the Company at the recommendation of the Chief Executive Officer and discretion of the Company's Board of Directors. The exercise price for each share of common stock covered by an option shall be established by the Board of Directors but may not in any case be less than the fair market value of the shares of common stock of the Company on the date of grant. Vesting of options granted is subject to certain terms and conditions. The Senior Executive Stock Option Plan is subject to final approval by the Company's shareholders.

     Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair-value method of that statement. The fair value for options granted during the two fiscal years ended December 31, 1996 and 1995, respectively, was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates of 6.1% and 6.0%, dividend yields of 0.9% and 2.1%, volatility factors of the expected market price of the Company's common stock of .32 and
 .33, and a weighted-average expected option life of 5 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the underlying assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands except for earnings per share information):

                                                                    1996        1995
                                                                   -------     -------
        Net Earnings as Reported.................................  $38,987     $28,441
        Pro Forma Net Earnings...................................  $37,996     $28,238
        Earnings Per Share as Reported...........................  $  0.86     $  0.63
        Pro Forma Earnings Per Share.............................  $  0.84     $  0.62

     The Company is not required to apply the method of accounting prescribed by Statement 123 to stock options granted prior to January 1, 1995. As such, the pro forma compensation cost reflected above may not be representative of future results.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     The following table summaries information about stock options outstanding at December 31, 1996 (shares in thousands):

                                                       WEIGHTED
                                                        AVERAGE
                                                       REMAINING     WEIGHTED                     WEIGHTED
                                         OPTIONS       CONTRACT      AVERAGE        OPTIONS       AVERAGE
             RANGE OF                  OUTSTANDING       LIFE        EXERCISE     EXERCISABLE     EXERCISE
          EXERCISE PRICES              AT 12/31/96       (YRS)        PRICE       AT 12/31/96      PRICE
-----------------------------------    -----------     ---------     --------     -----------     --------
$ 3.00 to $ 4.63...................       1,166           6.9         $ 4.22           594         $ 4.23
$ 5.00 to $ 9.50...................       1,272           7.5         $ 6.26           435         $ 6.14
$11.13 to $17.00...................         901           9.2         $15.61           292         $14.23
                                          -----           ---         ------         -----         ------
                                          3,339           8.0         $ 8.68         1,321         $ 7.07
                                          =====           ===         ======         =====         ======

     A summary of the Company's stock option activity, and related information, for years ended December 31, 1996, 1995 and 1994 follows (options in thousands):

                                                1996                   1995                   1994
                                         -------------------    -------------------    -------------------
                                                    WEIGHTED               WEIGHTED               WEIGHTED
                                                    AVERAGE                AVERAGE                AVERAGE
                                                    EXERCISE               EXERCISE               EXERCISE
                                         OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                                         -------    --------    -------    --------    -------    --------
Options Outstanding -- Beginning of
  Year................................    2,833      $ 5.21      3,029      $ 4.50       2,668     $ 5.35
  Granted.............................    1,317      $14.47        873      $ 6.89       2,124     $ 4.15
  Exercised...........................     (628)     $ 5.05       (792)     $ 4.56        (199)    $ 4.07
  Forfeited...........................     (183)     $ 9.34       (277)     $ 4.57      (1,564)    $ 5.53
                                          -----      ------      -----       -----      ------      -----
Options Outstanding -- End of Year....    3,339      $ 8.68      2,833      $ 5.21       3,029     $ 4.50
                                          =====      ======      =====       =====      ======      =====
Exercisable at End of Year............    1,321      $ 7.07
                                          =====      ======
Weighted-Average Fair Value of Options
  Granted During the Year.............               $ 5.80                 $ 2.19
                                                     ======                  =====

     Exercise prices for options outstanding as of December 31, 1996 ranged from $3.00 to $17.00. The weighted average remaining contractual life of those options is 8.0 years.

     The following table summarizes the activity in the Company's 1987 Key Contributor Stock Option Plan (in thousands, except per share data):

                                                                    SHARES   OPTION PRICE PER SHARE
                                                                    ------   ----------------------
Outstanding, January 1, 1994......................................   2,606   $3.00 to $8.625
  Granted.........................................................   2,116   $3.375 to $6.00
  Canceled........................................................  (1,556)  $3.50 to $8.625
  Exercised.......................................................    (199)  $3.50 to $5.75
                                                                              ----------------
                                                                    ------
Outstanding, December 31, 1994....................................   2,967   $3.00 to $8.625
                                                                              ----------------
                                                                    ------
  Granted.........................................................     865   $5.50 to $11.75
  Canceled........................................................    (277)  $3.375 to $8.1875
  Exercised.......................................................    (760)  $3.375 to $6.75
                                                                              ----------------
                                                                    ------
Outstanding, December 31, 1995....................................   2,795   $3.00 to $11.75
                                                                              ----------------
                                                                    ------
  Granted.........................................................     806   $11.75 to $17.00
  Canceled........................................................    (183)  $3.625 to $16.50
  Exercised.......................................................    (618)  $3.50 to $16.50
                                                                              ----------------
                                                                    ------
Outstanding, December 31, 1996....................................   2,800   $3.00 to $17.00
                                                                    ======    ================

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     The following table summarizes the activity in the Company's 1988 Eligible Directors Stock Option Plan (in thousands, except per share data):

                                                                    SHARES   OPTION PRICE PER SHARE
                                                                    ------   ----------------------
Outstanding, January 1, 1994......................................      62   $ 4.125 to $ 9.375
  Granted.........................................................       8   $ 3.75 to $ 4.50
  Exercised.......................................................      --   $       --
  Lapsed..........................................................      (8)  $ 5.00 to $ 5.25
                                                                              ------------------
                                                                       ---
Outstanding, December 31, 1994....................................      62   $ 3.75 to $ 9.375
                                                                              ------------------
                                                                       ---
  Granted.........................................................       8   $ 8.125 to $ 9.25
  Exercised.......................................................     (32)  $ 4.125 to $ 5.875
  Lapsed..........................................................      --   $       --
                                                                              ------------------
                                                                       ---
Outstanding, December 31, 1995....................................      38   $ 3.75 to $ 9.375
                                                                              ------------------
                                                                       ---
  Granted.........................................................      31   $14.625 to $16.125
  Exercised.......................................................     (10)  $ 4.375 to $ 9.375
  Lapsed..........................................................      --   $       --
                                                                              ------------------
                                                                       ---
Outstanding, December 31, 1996....................................      59   $ 3.75 to $16.125
                                                                       ===    ==================

     In July, 1991, the Company granted options to three non-employee directors of the Company to acquire a total of 30,000 shares of the Company's Common Stock at $5.00 per share (the fair market value at date of grant). At December 31, 1996, 20,000 options are exercisable and expire ten years from the grant date.

     During 1994, the Chairman of the Board issued options for 440,000 of his shares at fair market value of $5.74 to the newly appointed Chief Executive Officer. At December 31, 1996, 340,000 options are exercisable and expire three years from the grant date.

NOTE 10.  OTHER ASSETS

     A summary of other long-term assets follows (in thousands):

                                                                      1996      1995
                                                                     -------   -------
        Investment in assets subject to leveraged leases...........  $14,766   $ 7,566
        Information systems development projects...................    3,124     5,601
        Investment in long-term securities.........................    4,989     4,872
        Intangible assets..........................................    3,660     3,475
        Deposits and other.........................................    8,529     5,978
                                                                     -------   -------
                                                                     $35,068   $27,492
        (Less) Accumulated amortization............................    4,628     5,638
                                                                     -------   -------
                                                                     $30,440   $21,854
                                                                     =======   =======

     Long-term securities consist primarily of government backed securities held by the Company's wholly owned captive insurance company and are carried at market value, which is not significantly different than cost. The carrying value of the long-term securities approximates fair value.

     On December 30, 1996, the Company acquired beneficial ownership of a Grantor Trust. The Trust assets consist of a McDonnell Douglas DC-10 aircraft and three engines. In connection with the acquisition, KCI paid cash equity of $7.2 million and assumed non-recourse debt of $47.0 million. The DC-10 aircraft is on lease to the Federal Express Corporation through June 2012. Federal Express pays monthly rent to a third

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
party who, in turn, pays this entire amount to the holders of the non-recourse certificated indebtedness, which is secured by the aircraft. Recourse to the certificate holders is limited to the Trust assets only.

NOTE 11.  COMMITMENTS AND CONTINGENCIES

     On February 21, 1992, Novamedix Limited filed a lawsuit against the Company in the United States District Court for the Western District of Texas. Novamedix holds the patent rights to the principal product which directly competes with the PlexiPulse. The suit alleges that the PlexiPulse infringes several patents held by Novamedix, that the Company breached a confidential relationship with Novamedix and a variety of subsidiary claims. Novamedix seeks injunctive relief and monetary damages. Initial discovery in this case has been substantially completed. Although it is not possible to predict the outcome of this litigation or the damages which could be awarded, the Company believes that its defenses to these claims are meritorious and that the litigation will not have a material effect on the Company's business, financial condition or results of operations.

     On August 16, 1995, the Company filed a civil antitrust lawsuit against Hillenbrand Industries, Inc. and one of its subsidiaries, Hill-Rom. The suit was filed in the United States District Court for the Western District of Texas. The suit alleges that Hill-Rom used its monopoly power in the standard hospital bed business to gain an unfair advantage in the specialty hospital bed business. Although discovery is just beginning and it is not possible to predict the outcome of this litigation or the damages which might be awarded, the Company believes that its claims are meritorious.

     On October 31, 1996 the Company received a counterclaim which had been filed by Hillenbrand Industries, Inc. in the antitrust lawsuit which the Company filed in 1995. The counterclaim alleges that the Company's antitrust lawsuit and other actions were designed to enable Kinetic Concepts to monopolize the bed market. Although it is not possible to predict the outcome of this litigation, the Company believes that the counterclaim is without merit.

     On December 26, 1996, Hill-Rom, a subsidiary of Hillenbrand Industries, Inc. filed a lawsuit against the Company alleging that the Company's TriaDyne(TM) bed infringes a patent issued to Hill-Rom in December 1996. This suit was filed in the United States District Court for the District of South Carolina. Substantive discovery in the case has not begun. Based upon its initial investigation, the Company does not believe that the TriaDyne(TM) bed infringes the Hill-Rom patent or that this lawsuit will materially impact the marketing of the TriaDyne(TM) bed.

     The Company is party to several lawsuits generally incidental to its business, including product claims and is contesting certain adjustments proposed by the Internal Revenue Service to prior years' tax returns. Provisions have been made in the accompanying financial statements for estimated exposures related to these lawsuits and adjustments. In the opinion of management, the disposition of these items will not have a material effect on the Company's business, financial condition or results of operations.

     See discussion of self-insurance program at Note 1 and leases at Note 6.

NOTE 12.  UNUSUAL ITEMS

     During the third quarter of 1994, the Company recorded a gain from the settlement of a patent infringement lawsuit brought against SSI. The settlement was $84.75 million. Net of legal expenses, this transaction added $81.6 million of pre-tax income to the 1994 results. In addition, a $10.1 million pre-tax gain from the sale of Medical Services was recognized. The Company recorded certain other unusual items, primarily planned dispositions of under-utilized rental assets and over-stocked inventories of $6.8 million. These items together total $84 million and are included in Unusual Items on the 1994 Statement of Earnings.

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

NOTE 13.  SEGMENT AND GEOGRAPHIC INFORMATION

     The Company operates primarily in one industry segment: the distribution of specialty therapeutic beds and medical devices to select health care providers. A summary of financial information by geographic area is as follows:

                                                             YEAR ENDED DECEMBER 31, 1996
                                                ------------------------------------------------------
                                                DOMESTIC     FOREIGN     ELIMINATIONS     CONSOLIDATED
                                                --------     -------     ------------     ------------
Total revenue:
  Unaffiliated customers......................  $201,116     $68,765       $     --         $269,881
  Intercompany transfers......................     7,272          --         (7,272)              --
                                                --------     -------       --------         --------
          Total...............................  $208,388     $68,765       $ (7,272)        $269,881
                                                ========     =======       ========         ========
Operating earnings............................  $ 40,810     $15,197       $   (653)        $ 55,354
                                                ========     =======       ========         ========
Total assets:
  Identifiable assets.........................  $156,273     $49,622       $(11,547)        $194,348
                                                ========     =======       ========
  Corporate assets............................                                                59,045
                                                                                            --------
          Total assets........................                                              $253,393
                                                                                            ========

                                                             YEAR ENDED DECEMBER 31, 1995
                                                ------------------------------------------------------
                                                DOMESTIC     FOREIGN     ELIMINATIONS     CONSOLIDATED
                                                --------     -------     ------------     ------------
Total revenue:
  Unaffiliated customers......................  $182,754     $60,689       $     --         $243,443
  Intercompany transfers......................     6,991          --         (6,991)              --
                                                --------     -------       --------         --------
          Total...............................  $189,745     $60,689       $ (6,991)        $243,443
                                                ========     =======       ========         ========
Operating earnings............................  $ 33,779     $10,845       $   (832)        $ 43,792
                                                ========     =======       ========         ========
Total assets:
  Identifiable assets.........................  $157,615     $43,787       $(10,075)        $191,327
                                                ========     =======       ========
  Corporate assets............................                                                52,399
                                                                                            --------
          Total assets........................                                              $243,726
                                                                                            ========

                                                             YEAR ENDED DECEMBER 31, 1994
                                                ------------------------------------------------------
                                                DOMESTIC     FOREIGN     ELIMINATIONS     CONSOLIDATED
                                                --------     -------     ------------     ------------
Total revenue:
  Unaffiliated customers......................  $223,202     $46,444       $     --         $269,646
  Intercompany transfers......................     5,489          --         (5,489)              --
                                                --------     -------       --------         --------
          Total...............................  $228,691     $46,444       $ (5,489)        $269,646
                                                ========     =======       ========         ========
Operating earnings............................  $117,368     $ 7,737       $ (1,027)        $124,078
                                                ========     =======       ========         ========
Total assets:
  Identifiable assets.........................  $156,248     $41,756       $ (8,514)        $189,490
                                                ========     =======       ========
  Corporate assets............................                                                43,241
                                                                                            --------
          Total assets........................                                              $232,731
                                                                                            ========

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES

     Domestic intercompany transfers primarily represent shipments of equipment and parts to international subsidiaries. These intercompany shipments are made at transfer prices which approximate prices charged to unaffiliated customers and have been eliminated from consolidated net revenues. Corporate assets consist of cash and cash equivalents.

NOTE 14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The unaudited consolidated results of operations by quarter are summarized below:

                                                             YEAR ENDED DECEMBER 31, 1996
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      QUARTER     QUARTER     QUARTER     QUARTER
                                                      -------     -------     -------     -------
Revenue.............................................  $67,587     $64,272     $67,970     $70,052
Operating earnings..................................  $13,741     $12,721     $13,629     $15,263
Net earnings........................................  $ 8,814     $ 8,187     $ 8,858     $13,128
Earnings per common and common equivalent share.....  $  0.19     $  0.18     $  0.19     $  0.30

                                                             YEAR ENDED DECEMBER 31, 1995
                                                      -------------------------------------------
                                                       FIRST      SECOND       THIRD      FOURTH
                                                      QUARTER     QUARTER     QUARTER     QUARTER
                                                      -------     -------     -------     -------
Revenue.............................................  $57,027     $59,790     $61,606     $65,020
Operating earnings..................................  $ 9,577     $ 8,717     $12,734     $12,764
Net earnings........................................  $ 6,098     $ 5,716     $ 8,535     $ 8,092
Earnings per common and common equivalent share.....  $  0.14     $  0.13     $  0.19     $  0.18

     Earnings per share for the full year may differ from the total of the quarterly earnings per share due to rounding differences.

                                                                      SCHEDULE V

                     INDEX TO INTERIM FINANCIAL STATEMENTS

Interim Financial Statements
  Condensed Consolidated Balance Sheet as of June 30, 1997 (Unaudited).................   V-2
  Condensed Consolidated Statements of Earnings for the Three Months and Six Months
     Ended June 30, 1997 and 1996 (Unaudited)..........................................   V-3
  Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30,
     1997 and 1996 (Unaudited).........................................................   V-4
  Notes to Condensed Consolidated Financial Statements (Unaudited).....................   V-5

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)

                                                                       JUNE 30,       DECEMBER 31,
                                                                         1997             1996
                                                                      -----------     -------------
                                                                      (UNAUDITED)
                                                                      -----------
                                              ASSETS
Current assets:
  Cash and cash equivalents.........................................   $  38,388        $  59,045
  Accounts and notes receivable, net................................      74,129           58,241
  Inventories.......................................................      21,173           20,042
  Prepaid expenses and other........................................       8,722            6,860
                                                                        --------         --------
          Total current assets......................................     142,412          144,188
                                                                        --------         --------
Net property, plant and equipment...................................      72,060           65,224
Notes receivable....................................................       3,250               --
Goodwill, less accumulated amortization of $12,510 in 1997
  and $12,021 in 1996...............................................      23,047           13,541
Other assets, less accumulated amortization of $2,906 in 1997
  and $2,837 in 1996................................................      30,488           30,440
                                                                        --------         --------
                                                                       $ 271,257        $ 253,393
                                                                        ========         ========
                               LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Accounts payable..................................................   $   4,740        $   3,974
  Current installments of capital lease obligations.................         134              118
  Accrued expenses..................................................      32,299           29,792
  Income tax payable................................................       3,242            2,970
                                                                        --------         --------
          Total current liabilities.................................      40,415           36,854
                                                                        --------         --------
Capital lease obligations, net of current installments..............         378              396
Deferred income taxes, net..........................................       7,528            5,065
Other...............................................................         218               --
                                                                        --------         --------
                                                                          48,539           42,315
                                                                        --------         --------
Minority interest...................................................         204               --
Shareholders' equity:
  Common stock; issued and outstanding 42,305 in 1997 and 42,355 in
     1996...........................................................          42               42
  Retained earnings.................................................     225,314          210,816
  Cumulative foreign currency translation adjustment................      (2,602)             555
  Notes receivable from officers....................................        (240)            (335)
                                                                        --------         --------
                                                                         222,514          211,078
                                                                        --------         --------
                                                                       $ 271,257        $ 253,393
                                                                        ========         ========

     See accompanying notes to condensed consolidated financial statements.

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED        SIX MONTHS ENDED
                                                         JUNE 30,                 JUNE 30,
                                                    -------------------     ---------------------
                                                     1997        1996         1997         1996
                                                    -------     -------     --------     --------
Revenue:
  Rental and service..............................  $61,300     $54,095     $123,125     $110,885
  Sales and other.................................   13,731      10,177       25,087       20,974
                                                    -------     -------     --------     --------
     Total revenue................................   75,031      64,272      148,212      131,859
Rental expenses...................................   38,904      35,611       76,616       72,857
Cost of goods sold................................    5,770       3,786       10,012        7,829
                                                    -------     -------     --------     --------
                                                     44,674      39,397       86,628       80,686
                                                    -------     -------     --------     --------
     Gross profit.................................   30,357      24,875       61,584       51,173
Selling, general and administrative expenses......   14,134      12,154       29,144       24,711
                                                    -------     -------     --------     --------
     Operating earnings...........................   16,223      12,721       32,440       26,462
Net interest income...............................      399         904          853        1,874
                                                    -------     -------     --------     --------
     Earnings before income taxes and minority
       interest...................................   16,622      13,625       33,293       28,336
Income taxes......................................    6,649       5,438       13,317       11,335
Minority interest.................................       21          --           21           --
                                                    -------     -------     --------     --------
     Net earnings.................................  $ 9,952     $ 8,187     $ 19,955     $ 17,001
                                                    =======     =======     ========     ========
     Earnings per common and common equivalent
       share......................................  $  0.23     $  0.18     $   0.46     $   0.37
                                                    =======     =======     ========     ========
     Shares used in earnings per share
       computations...............................   43,806      46,459       43,737       46,015
                                                    =======     =======     ========     ========

     See accompanying notes to condensed consolidated financial statements.

                 CONDENSED CONSOLIDATED STATEMENTS OF CASHFLOWS

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                           -------------------
                                                                            1997        1996
                                                                           -------     -------
Cash flows from operating activities:
  Net earnings...........................................................  $19,955     $17,001
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization.......................................   10,974      11,709
     Provision for uncollectible accounts receivable.....................    1,434       1,187
     Change in assets and liabilities:
       Increase in accounts receivable...................................  (15,656)     (1,736)
       Increase in inventories...........................................     (643)     (1,983)
       Increase in prepaid and other assets..............................   (1,816)     (2,395)
       Increase (decrease) in accounts payable...........................     (291)        597
       Increase (decrease) in accrued expenses...........................    1,065         (99)
       Increase in income taxes payable..................................      272         630
       Increase in deferred income taxes.................................    2,463         492
                                                                           -------     -------
          Net cash provided by operating activities......................   17,757      25,403
                                                                           -------     -------
Cash flows from investing activities:
  Additions to property, plant, and equipment............................  (13,533)    (12,480)
  Increase in inventory to be converted into equipment for short-term
     rental..............................................................   (3,645)       (150)
  Dispositions of property, plant, and equipment.........................    1,096         750
  Business acquired in purchase transactions, net of cash acquired.......  (12,445)         --
  Decrease in note receivable from principal shareholder.................       --      10,000
  Increase in other assets...............................................   (3,223)     (1,340)
                                                                           -------     -------
          Net cash used by investing activities..........................  (31,750)     (3,220)
                                                                           -------     -------
Cash flows from financing activities:
  Repayments of capital lease obligations................................      (53)         --
  Proceeds from the exercise of stock options............................    1,963       4,276
  Purchase and retirement of treasury stock..............................   (4,133)    (10,363)
  Cash dividends paid to shareholders....................................   (3,205)     (3,331)
  Other..................................................................      217        (138)
                                                                           -------     -------
          Net cash used by financing activities..........................   (5,211)     (9,556)
                                                                           -------     -------
Effect of exchange rate changes on cash and cash equivalents.............   (1,453)       (160)
                                                                           -------     -------
Net increase in cash and cash equivalents................................  (20,657)     12,467
Cash and cash equivalents, beginning of year.............................   59,045      52,399
                                                                           -------     -------
Cash and cash equivalents, end of period.................................  $38,388     $64,866
                                                                           =======     =======
Supplemental disclosure of cash flow information:
  Cash paid during the first six months for:
     Interest............................................................       84          82
     Income taxes........................................................    8,783       6,160

     See accompanying notes to condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    KINETIC CONCEPTS, INC. AND SUBSIDIARIES
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The financial statements presented herein include the accounts of Kinetic Concepts, Inc. and all subsidiaries (the "Company"). The condensed consolidated financial statements appearing in this quarterly report on Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company's latest annual report. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The foregoing financial information reflects all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods presented. Interim period operating results are not necessarily indicative of the results to be expected for the full fiscal year.

(2) INVENTORY COMPONENTS

     Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Inventories are comprised of the following (in thousands):

                                                                JUNE 30,     DECEMBER 31,
                                                                  1997           1996
                                                                --------     ------------
        Finished goods........................................  $  4,006       $  5,586
        Work in process.......................................     3,143          1,893
        Raw materials, supplies and parts.....................    22,219         17,113
                                                                 -------        -------
                                                                  29,368         24,592
        Less amounts expected to be converted into equipment
          for short-term rental...............................     8,195          4,550
                                                                 -------        -------
                  Total inventories...........................  $ 21,173       $ 20,042
                                                                 =======        =======

(3) NOTES RECEIVABLE

     Notes receivable included a $3.0 million note received from James R. Leininger, M.D., the principal shareholder and chairman of the Company's Board of Directors, the proceeds of which were used to finance a construction project for Home Dome, L.L.C., a third party affiliated with Dr. Leininger. The note carries a variable interest rate which will fluctuate between 6.25% and 10.25% per annum, and requires quarterly interest payments beginning May 3, 1997. Monthly principal payments commence March 3, 1998 based on a 20-year note amortization. The note has a final maturity date of February 3, 2002, at which time the entire amount of unpaid principal and interest shall be due. The note is secured by 300,000 shares of the Company's Common Stock and a mortgage on the property under construction.

(4) ACQUISITIONS/DISPOSITIONS

     On April 18, 1997, the Company acquired 80% of the outstanding capital stock of Ethos Medical Group, Ltd. located in Athlone, Ireland, for approximately $2.3 million in cash plus other consideration. Ethos manufactures the Keene Roto Rest (R) trauma bed and other medical devices and rents specialty support surfaces to caregivers throughout Ireland. Ethos Medical's operating results are not expected to have a material impact on the Company's results of operations for 1997.

     On February 1, 1997, the Company acquired the assets of H.F. Systems, Inc. of Los Angeles. H.F. Systems offers a complete line of therapeutic specialty support surfaces primarily to the California extended care marketplace. The Company acquired the assets of H.F. Systems in a single transaction for approximately $8.0 million in cash plus other consideration. H.F. Systems will be integrated into Kinetic Concepts' extensive

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS distribution system and, as a result, the Company expects to benefit from the elimination of certain redundant expenses. H.F. Systems recorded revenue of approximately $7.0 million for 1996 and is not expected to have a material impact on the Company's results of operations for 1997.

     On January 3, 1997 the Company purchased from Trac Medical, Inc., a North Carolina corporation, all of the assets and technology rights related to the "Access" patient care device, an environmental control system which is mountable on hospital beds. The purchase price of the Access device was approximately $2.0 million in cash plus other consideration.

(5) SHARES USED IN EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE COMPUTATIONS

     The weighted average number of common and common equivalent shares used in the computation of earnings per share is as follows (in thousands):

                                                            THREE MONTHS
                                                                ENDED           SIX MONTHS ENDED
                                                              JUNE 30,              JUNE 30,
                                                          -----------------     -----------------
                                                           1997       1996       1997       1996
                                                          ------     ------     ------     ------
Average outstanding common shares.......................  42,317     44,307     42,322     44,332
Average common equivalent shares-dilutive effect of
  option shares.........................................   1,489      2,152      1,415      1,683
                                                          -------    -------    -------    -------
Shares used in earnings per share computations..........  43,806     46,459     43,737     46,015
                                                          =======    =======    =======    =======

     Earnings per common and common equivalent share are computed by dividing net earnings by the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options (using the treasury stock method). Earnings per share computed on a fully diluted basis is not presented as it is not significantly different from earnings per share computed on a primary basis.

(6) COMMITMENTS AND CONTINGENCIES

     The Company is party to several lawsuits generally incidental to its business and is contesting certain adjustments proposed by the Internal Revenue Service to prior years' tax returns. Provisions have been made in the accompanying financial statements for estimated exposures related to these lawsuits and adjustments. In the opinion of management, the disposition of these items will not have a material effect on the Company's financial statements.

(7) NEW PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary ("basic") earnings per share, the dilutive effect of stock options will be excluded. The impact is expected to result in an increase in basic earnings per share for the six month period ended June 30, 1997 and June 30, 1996 of $0.01 and $0.01 per share, respectively. The impact of Statement 128 on the calculation of fully diluted earnings per share for these periods is not expected to be material.

     The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:
                             BOSTON EQUISERVE, L.P.

           By Mail:                       By Hand:                 By Overnight Courier:
    BOSTON EQUISERVE, L.P.            BANKBOSTON, N.A.               BANKBOSTON, N.A.
   CORPORATE REORGANIZATION         SECURITIES TRANSFER &         BOSTON EQUISERVE, L.P.
     POST OFFICE BOX 8029         REPORTING SERVICES, INC.       CORPORATE REORGANIZATION
     BOSTON, MA 02266-8029         55 BROADWAY, 3RD FLOOR            150 ROYALL STREET
                                     NEW YORK, NY 10006             MAIL STOP 45-01-40
                                    ATTN: DELIVERY WINDOW            CANTON, MA 02021

                               ------------------

     Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                          [Georgeson & Co. Inc. LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                       Bankers and Brokers Call Collect:
                                 (212) 440-9800
                           ALL OTHERS CALL TOLL FREE:
                                 (800) 223-2064

                      The Dealer Manager for the Offer is:

                             [LOGO BT ALEX. BROWN]
                                One South Street
                           Baltimore, Maryland 21202
                                 (410) 895-4525